Exhibit 10.1
EXECUTION COPY

SECURITIES PURCHASE AGREEMENT,
dated as of March 30, 2006,
among
CENTEX HOME EQUITY COMPANY, LLC,
as the Company,
CENTEX FINANCIAL SERVICES, LLC
as Seller,
and
FIF HE HOLDINGS LLC,
as Purchaser

i

Exhibits:
Exhibit A — Assignment
Exhibit B — Total Member’s Equity Illustration
Exhibit C — Alliance Agreement
Exhibit D — Transition Services Agreement
Exhibit E — Form of Promissory Note

SECURITIES PURCHASE AGREEMENT
     This SECURITIES PURCHASE AGREEMENT, dated as of March 30, 2006 (this “Agreement”), is entered into by and among CENTEX HOME EQUITY COMPANY, LLC, a Delaware limited liability company (the “Company”), CENTEX FINANCIAL SERVICES, LLC, a Nevada limited liability company (“Seller”), and FIF HE HOLDINGS LLC, a Delaware limited liability company (“Purchaser”).
     WHEREAS, the Company and its Subsidiaries (as hereinafter defined) are engaged in the business of originating, acquiring, selling and servicing nonconforming and other mortgage loans and engaging in related activities;
     WHEREAS, Seller owns all of the outstanding limited liability company interests in the Company (the “Securities”);
     WHEREAS, Purchaser is familiar with the risks and benefits associated with businesses such as those conducted by the Company and its Subsidiaries;
     WHEREAS, Purchaser has conducted a due diligence review and examination of the businesses, operations, prospects, properties, assets, liabilities, financial condition and results of operations of the Company and its Subsidiaries;
     WHEREAS, Purchaser desires to purchase from Seller, and Seller is willing to sell to Purchaser, the Securities, upon the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, capitalized terms used herein without definition have the respective meanings set forth in Article XII;
     NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE OF SECURITIES
     SECTION 1.1. Purchase and Sale. Upon the terms and subject to the conditions set forth herein, on the Closing Date, (i) Seller shall sell, transfer and deliver the Securities to Purchaser, free and clear of all Liens, except for Liens imposed as a result of actions taken by Purchaser or arising under applicable Federal or state securities laws, and (ii) Purchaser shall acquire and accept the Securities from Seller.
     SECTION 1.2. Purchase Price.
     (a) The purchase price to be paid at the Closing by Purchaser to Seller (the “Initial Purchase Price”) in consideration of the sale, transfer and delivery of the

Securities shall be an amount (the “Initial Base Amount”) equal to the sum of (i) the Initial Member’s Equity, plus the Insurance Accrual Amount, (ii) $50,297,500 and (iii) $20,000,000 (the “Initial Incentive Payment”), as such amount shall be adjusted on a preliminary basis in accordance with the provisions set forth on Section 1.2(a) of the Company Disclosure Schedule in order to reflect, among other things, changes in the amount and value of Home Equity Loans and certain other assets of the Company and its Subsidiaries during the period commencing on the Initial Benchmark Date and ending on the Cut-off Date.
     (b) After the Closing Date, the Initial Purchase Price shall be adjusted on a definitive basis in accordance with the provisions set forth on Section 1.2(b) of the Company Disclosure Schedule and the procedures set forth in Sections 3.1 and 3.2 in order to reflect, among other things, changes in the amount and value of Home Equity Loans and certain other assets of the Company and its Subsidiaries between the period commencing on the Initial Benchmark Date and ending on the Closing Date (as so adjusted, the “Adjusted Purchase Price”). No later than five days after the date upon which the amounts required to calculate the Adjusted Purchase Price shall have been determined in accordance with the procedures set forth in Sections 3.1 and 3.2, Purchaser and Seller shall jointly calculate each of the adjustments described in Section 1.2(b) of the Company Disclosure Schedule (which shall be set forth in a mutually agreed statement of adjustments approved by each party), and Purchaser shall make a payment to Seller, or Seller shall make a payment to Purchaser, equal to the amount (the “Interim Adjustment Amount”) by which the Adjusted Purchase Price is greater (in which case Purchaser shall pay the Interim Adjustment Amount to Seller) or is less (in which case Seller shall pay the Interim Adjustment Amount to Purchaser) than the Initial Purchase Price. Such payment will be made to Purchaser or Seller, as the case may be, by wire transfer of immediately available funds to an account specified by the party that is entitled to receive the same.
     (c) The final incentive payment payable by Purchaser to Seller (the “Final Incentive Payment”) shall be an amount determined based on the Total Originations by the Company and its Subsidiaries (or, if applicable, their successors) during the two-year period from and after the first day of the first month that begins subsequent to the Closing Date (e.g., if the Closing Date is May 15, 2006, Total Originations would be measured from June 1, 2006 through May 31, 2008) (the “Measurement Period”), in accordance with the provisions set forth on Section 1.2(c) of the Company Disclosure Schedule; provided, however, that in no event shall the Final Incentive Payment be greater than $50,000,000 or less than $10,000,000. No later than five days after the later of (i) the date upon which the amount of Total Originations shall have been determined in accordance with Section 3.3 or (ii) if necessary to determine the amount of the Final Incentive Payment in accordance with Section 1.2(c) of the Company Disclosure Schedule, a final determination is made as to whether a CHEC Trigger Event has occurred, Purchaser shall make a payment to Seller, or Seller shall make a payment to Purchaser, equal to the amount (the “Final Adjustment Amount”) by which the Final Incentive Payment is greater (in which case Purchaser shall pay the Final Adjustment Amount to Seller) or is less (in which case Seller shall pay the Final Adjustment Amount to Purchaser) than the Initial Incentive Payment. Such payment will be made to Purchaser or Seller, as the case may be, by wire transfer of immediately available funds to an account specified by the party that is entitled to receive the same.

     (d) If, any time prior to the payment of the Final Adjustment Amount in accordance with paragraph (c) above, (i) all Specified Legal Proceedings commenced prior to such time shall have been settled or the liability of the Company and its Subsidiaries and any other defendants in such Specified Legal Proceedings who are Affiliates or representatives of the Company or any of its Subsidiaries (the “Covered Defendants”) for Losses in respect of such Specified Legal Proceedings shall have been finally determined (whether by virtue of the non-appealable dismissal of the claims brought in such proceedings against the Covered Defendants, the entry of one or more final and non-appealable judgments fixing the maximum liability of the Covered Defendants in such proceedings or otherwise) and (ii) (A) the aggregate liability of the Purchaser Indemnified Parties for Losses incurred after the Closing Date which arise from such Specified Legal Proceedings (less any portion of such Losses paid or reimbursed by Seller) is less than (B) the Specified Legal Proceeding Reserve, Purchaser shall promptly pay to Seller an amount equal to the excess of the amount in clause (B) over the amount in clause (A). Such payment will be made to Seller by wire transfer of immediately available funds to an account specified by Seller.
     (e) The final purchase price payable by Purchaser to Seller (the “Purchase Price”) in consideration of the sale, transfer and delivery of the Securities shall be the Initial Purchase Price, as adjusted in accordance with the provisions of paragraphs (b) and (c) above. An example illustrating the calculation of the Purchase Price in accordance with the provisions of this Section 1.2 is attached as Section 1.2(e) of the Company Disclosure Schedule. It is the intent of the parties that this Section 1.2 be interpreted in a manner consistent with the example contained in Section 1.2(e) of the Company Disclosure Schedule.
     (f) Purchaser and Seller will each bear one-half of the cost of any documentary, stamp, sales and excise or other similar Taxes payable in respect of the sale, transfer and delivery of the Securities. Seller and Purchaser shall cooperate with one another and, subject to the other terms of this Agreement, take any action as is reasonably requested by the other party in order to minimize the Taxes of the type referred to in the preceding sentence.
     SECTION 1.3. Purchase Price Allocation.
     (a) Purchaser and Seller agree that Purchaser shall be treated for U.S. federal income Tax purposes as purchasing the assets and assuming (or taking subject to) the liabilities of the Company and that the Purchase Price (together with the “adjusted issue price,” within the meaning of Treasury Regulation section 1.1275-1(b), of such liabilities) shall be allocated among the assets and liabilities of the Company in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “Allocation”) as set forth on a Schedule to be agreed to by the parties and delivered on the Closing Date (the “Allocation Schedule”); provided, however, that the parties hereto shall mutually agree in good faith on such modifications to the Allocation as are necessary to reflect changes in the Purchase Price in accordance with the provisions of Section 1.2(b) and (c) (the Allocation, as so modified, the “Final Allocation”).

     (b) Purchaser and Seller agree that (i) they shall file all Tax Returns and forms consistent with the Final Allocation, (ii) in the event that any United States federal, state, or local tax authority disputes the Final Allocation, Seller or Purchaser, as the case may be, shall promptly notify the other party of the nature of such dispute, and shall cooperate in good faith in order to preserve the effectiveness of the Final Allocation; (iii) any subsequent adjustments to the Purchase Price shall be reflected in the Final Allocation in a manner consistent with the Final Allocation and Section 1060 of the Code and the Treasury regulations promulgated thereunder, (iv) for all Tax purposes, Purchaser and Seller and their respective Affiliates shall report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement and the Final Allocation, and, except as required by applicable Law, none of them will take any position inconsistent therewith in any Tax Return, refund claims, or related litigation, and (v) Purchaser and Seller and their respective Affiliates shall cooperate in all reasonable respects with each other in preparing any Tax filings or other forms required to be filed in connection with the transactions hereunder, including IRS Form 8594.
     (c) With respect to any Subsidiary of the Company that is classified as a corporation for Tax purposes, at the request of Purchaser made at any time on or before the expiration of the period within which such election may be made, Seller shall cooperate in all reasonable respects in Purchaser’s making of an election under Section 338 of the Code to treat the acquisition of such Subsidiary as an acquisition of its assets for Tax purposes, and shall cooperate in allocating the portion of the Purchase Price attributable to such Subsidiary among its assets in accordance with this Section 1.3.
ARTICLE II
CLOSING
     SECTION 2.1. Closing. The closing of the purchase and sale of the Securities pursuant to this Agreement (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 at 9:00 a.m., Dallas, Texas time on the second Business Day after the satisfaction or waiver of the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Articles VIII and IX (other than any conditions to be satisfied through the making of payments or the delivery of documents at Closing), or at such other time and date as the parties may agree (the “Closing Date”).
     SECTION 2.2. Payments. At or immediately following the Closing (as the case may be), Purchaser shall make, or cause to be made, the following payments:
     (a) At the Closing, Purchaser shall pay the Initial Purchase Price to Seller by wire transfer of immediately available funds (to such account or accounts as Seller shall have specified in writing to Purchaser at least 24 hours prior to the Closing);
     (b) At the Closing, Purchaser shall purchase directly from HSF II all Home Equity Loans owned by HSF II in accordance with Section 7.11(c)(i);
     (c) Immediately after the Closing, Purchaser shall provide to the Company the funds required to enable it to repurchase all BA Loans held by Bank of America, N.A.

under the Repurchase Facility, and shall cause the Company to repurchase such loans in accordance with Section 7.11(a); and
     (d) If Purchaser has not, as of the Closing Date, obtained the Consents set forth on Section 2.2(d) to the Company Disclosure Schedule, then immediately after the Closing, Purchaser shall provide to the Company the funds required to enable it to pay the VF Note Amount to the holders of the VF Note, and shall cause the Company to pay such amount in accordance with the provisions of Section 7.11(b).
     SECTION 2.3. Deliveries to Purchaser. At the Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser each of the following:
     (a) an Assignment of Limited Liability Company Interests, substantially in the form of Exhibit A (the “Assignment”), duly executed by Seller;
     (b) a certificate of the chief financial officer of the Company, dated as of the Closing Date (the “Initial CFO Certificate”), setting forth an estimated consolidated balance sheet of the Company and its Subsidiaries as of the Cut-off Date determined in accordance with GAAP applied in a manner consistent with the Latest Balance Sheet and as described on Exhibit B, together with a calculation of each of the following amounts (which calculation shall, to the extent applicable, be based upon the amounts shown on such estimated balance sheet and, in the case of the calculation of Initial Member’s Equity, in a manner consistent with the illustration set forth in Exhibit B):
       (i) the Total Member’s Equity as of the Cut-off Date (the “Initial Member’s Equity”), including a breakout of the Insurance Accrual Amount;
       (ii) the Book Value of each of the assets of the Company and its Subsidiaries which is required in order to calculate the adjustments provided for in Section 1.2(a);
       (iii) the funds required to consummate the purchase from HSF II of all Home Equity Loans owned by HSF II;
       (iv) the funds required to enable the Company to repurchase all BA Loans held by Bank of America, N.A. under the Repurchase Facility; and
       (v) the VF Note Amount;
provided, however, that Seller shall deliver to Purchaser a draft of the Initial CFO Certificate at least three Business Days prior to the Closing, and shall identify any changes made to such draft when the final Initial CFO Certificate is delivered to Purchaser at the Closing;
     (c) the Alliance Agreement, substantially in the form attached hereto as Exhibit C (the “Alliance Agreement”), duly executed by CTX Mortgage and the Company;

     (d) the Transition Services Agreement, substantially in the form attached hereto as Exhibit D (the “Transition Services Agreement”), duly executed by Seller and the Company;
     (e) an instrument indicating that Seller has agreed to the Allocation Schedule;
     (f) written resignations of the directors or managers of the Company and each of its Subsidiaries and all officers of the Company and each of its Subsidiaries whose primary employment responsibilities are to Seller or its Affiliates (other the Company and its Subsidiaries), in each case effective as of the Closing Date;
     (g) the certificates of officers of Seller and the Company referred to in Section 8.3;
     (h) a certificate of the Secretary or an Assistant Secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, attesting to (i) the resolutions of the Board of Managers of Seller authorizing the execution and delivery of this Agreement and the Seller Ancillary Agreements and consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended, (ii) the incumbency and signature of each officer of Seller who executed this Agreement and (iii) the Organizational Documents of Seller (including the absence of amendments to the Certificate of Formation of Seller since the date of the certificate referred to in paragraph (i) below);
     (i) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, attesting to (i) the resolutions of the Board of Managers of the Company authorizing the execution and delivery of this Agreement and the Company Ancillary Agreements and consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended, (ii) the incumbency and signature of each officer of the Company who executed this Agreement and (iii) the Organizational Documents of the Company (including the absence of amendments to the Certificate of Formation of the Company since the date of the certificate referred to in paragraph (j) below);
     (j) a copy of the Certificate of Formation of Seller certified as of a recent date by the Secretary of State of the State of Nevada;
     (k) a copy of the Certificate of Formation of the Company certified as of a recent date by the Secretary of State of the State of Delaware;
     (l) a certificate from the Secretary of State of the State of Nevada as of a recent date with respect to the existence and good standing of Seller;
     (m) a certificate from the Secretary of State of the State of Delaware as of a recent date with respect to the existence and good standing of the Company;

     (n) a certificate from the Secretary of State or other comparable Governmental Authority in the jurisdiction of incorporation or formation of each Subsidiary of the Company as of a recent date with respect to the existence and (if applicable under the law of its jurisdiction of incorporation or formation) good standing of each such Subsidiary;
     (o) customary receipts, pay-off letters or similar acknowledgements of the purchase, repurchase or other discharge of loans or obligations in connection with the payments made pursuant to (i) Sections 2.2(b), 2.2(c) and 7.11(e) and (ii) in the event Purchaser has not obtained the consents identified on Section 2.2(d) of the Company Disclosure Schedule, Section 2.2(d);
     (p) evidence reasonably satisfactory to Purchaser that the actions contemplated by the second sentence of Section 7.11(a) have been completed or will be completed concurrently with the Closing; and
     (q) any other documents required to be delivered by Seller or the Company at the Closing pursuant to this Agreement.
     SECTION 2.4. Deliveries to Seller. At the Closing, Purchaser shall deliver, or shall cause to be delivered, to Seller each of the following:
     (a) a promissory note substantially in the form attached as Exhibit E hereto (the “Promissory Note”) in the principal amount of up to $17,000,000 issued by Fortress Funds in the same proportions (aggregating 100%) as their respective investments in Purchaser, in favor of Seller. If any Final Adjustment Amount is owing by Purchaser to Seller pursuant to Section 1.2(c) and is not otherwise promptly paid by Purchaser, the Promissory Note shall become due and payable in an amount equal to such Final Adjustment Amount automatically without any action on the part of Seller or any other Person;
     (b) an instrument executed by each of the Fortress Funds pursuant to which each Fortress Fund commits to Seller to satisfy its obligations under Section 7.12(b);
     (c) an instrument indicating that Purchaser has agreed to the Allocation Schedule;
     (d) the certificate of an officer of Purchaser referred to in Section 9.3;
     (e) a certificate of the Secretary or an Assistant Secretary of Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to Seller, attesting to (i) the resolutions of the managers of Purchaser authorizing the execution and delivery of this Agreement and the Purchaser Ancillary Agreements and consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended, (ii) the incumbency and signature of each officer of Purchaser who executed this Agreement and (iii) the Organizational Documents of Purchaser (including the absence of amendments to the Certificate of Formation of Purchaser since the date of the certificate referred to in paragraph (e) below);

     (f) a copy of Purchaser’s Certificate of Formation, certified as of a recent date by the Secretary of State of the State of Delaware;
     (g) a certificate from the Secretary of State of the State of Delaware as of a recent date with respect to the existence and good standing of Purchaser; and
     (h) any other documents required to be delivered by Purchaser at the Closing pursuant to this Agreement.
     SECTION 2.5. Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
ARTICLE III
PROCEDURES FOR
POST-CLOSING ADJUSTMENTS
     SECTION 3.1. Determination of Final Loan Values.
     (a) On the date that is 15 days after the Closing Date, each of Seller and Purchaser shall deliver to the other party its estimate (each an “Initial Valuation Estimate”) of the Fair Market Value of (i) all Owned Home Equity Loans (other than Delinquent Loans and REO Loans) (the “Current Loans”) and (ii) all Delinquent Loans as of the Closing Date. Each party shall use the facts and assumptions set forth in paragraph (e) below in determining its Initial Valuation Estimate and Final Valuation Estimate (as defined below).
     (b) For a period of 20 days following delivery of the Initial Valuation Estimates, the parties shall endeavor in good faith to agree upon the Fair Market Value of (i) all Current Loans and (ii) all Delinquent Loans as of the Closing Date. If the parties agree upon the Fair Market Value of any of (i) all Current Loans or (ii) all Delinquent Loans as of the Closing Date, Purchaser and Seller shall execute a written instrument specifying the Fair Market Value thereof.
     (c) If, during such 20-day period, the parties have not reached an agreement on the Fair Market Value of (i) all Current Loans or (ii) all Delinquent Loans as of the Closing Date (such category of loans as to which agreement has not been reached, the “Disputed Owned Home Equity Loans” or “Disputed Delinquent Loans” as applicable), in accordance with the provisions set forth in Section 3.1(b), the parties shall engage a mutually agreed upon nationally recognized financial institution with substantial experience in the valuation of mortgage loans, or if the parties cannot so agree, the party set forth on Section 3.1(c) of the Company Disclosure Schedule, to act as an arbitrator (the “Arbitrator”). At 9:00 a.m. Eastern time on the date that is 20 days following the delivery of the Initial Valuation Estimates (the “Valuation Deadline Date”), each of Seller and Purchaser shall deliver to the other party its final estimate (each a “Final Valuation Estimate”) of the Fair Market Value of all Disputed Owned Home Equity Loans and all

Disputed Delinquent Loans, as applicable, as of the Closing Date. The parties shall have until 5:00 p.m. Eastern time on the Valuation Deadline Date to reach agreement on the Fair Market Value of all Disputed Owned Home Equity Loans and all Disputed Delinquent Loans, as applicable. If the parties are unable to reach agreement within such time period, each of Purchaser and Seller shall provide the Arbitrator with its Final Valuation Estimate with respect to the Disputed Owned Home Equity Loans or the Disputed Delinquent Loans, as applicable. The Arbitrator shall make its own estimate of the Fair Market Value of the Disputed Owned Home Equity Loans and/or Disputed Delinquent Loans (subject to and in accordance with the provisions of paragraph (e) below), and shall determine whether the Final Valuation Estimate provided by Purchaser or Seller for each of the Disputed Owned Home Equity Loans and/or Disputed Delinquent Loans is closest to its own estimate.
     (d) The Arbitrator shall, within ten days (in the case of the Disputed Owned Home Equity Loans) or 30 days (in the case of Disputed Delinquent Loans) of the Valuation Deadline Date (or such longer period as the Arbitrator may require and the parties reasonably agree upon), deliver a written notice in form and substance reasonably acceptable to the parties to each of Purchaser and Seller identifying the Final Valuation Estimate that it has determined is closer to its own estimate of the Fair Market Value of the Disputed Owned Home Equity Loans and/or Disputed Delinquent Loans, as applicable, and upon delivery of such notice the Final Valuation Estimate(s) identified therein shall be deemed final, binding and conclusive, absent fraud or manifest error.
     (e) The Arbitrator will be instructed to make its estimate of the Fair Market Value of the Disputed Owned Home Equity Loans and/or Disputed Delinquent Loans for purposes of paragraph (c) above as if the Closing Date were the settlement date for the sale of such loans and based upon the following facts and assumptions:
       (i) the information with respect to the Disputed Owned Home Equity Loans and/or Disputed Delinquent Loans which is contained in the Tape delivered by the Company to Purchaser as of the Closing Date;
       (ii) that the servicing of the Disputed Owned Home Equity Loans and/or Disputed Delinquent Loans will be retained by the Company;
       (iii) that the hypothetical purchaser will be entitled to collect prepayment penalties on the Disputed Owned Home Equity Loans and/or Disputed Delinquent Loans to the extent set forth in the Tape;
       (iv) that representations and warranties would be provided to the hypothetical purchaser of the Disputed Owned Home Equity Loans and/or Disputed Delinquent Loans to the extent and as set forth on the Tape (i.e., either complete and customary representations or limited representations (to be summarized), in each case taking into account all Disclosure Schedule exceptions) and such representations and warranties are true and correct (except as qualified by the Disclosure Schedule exceptions);

       (v) that the interest rate curves to be used in calculating the Fair Market Value are as set forth on Bloomberg at 5:00 p.m. (Eastern time) on the Closing Date;
       (vi) that the hypothetical purchaser is receiving a portfolio with a legal balance, including an unpaid principal balance and any unreimbursed advances (but excluding any accrued interest receivables reflected on the Final Balance Sheet or, if the Final Balance Sheet is not then available, the balance sheet accompanying the Initial CFO Certificate), in the amounts reflected on the Tape;
       (vii) the quotation to be provided shall be with respect only to the entire portfolio of (i) Disputed Owned Home Equity Loans and/or (ii) Disputed Delinquent Loans as of the Closing Date, and not with respect to any particular subset thereof;
       (viii) that there will be no returns or “kick-outs” of any Disputed Owned Home Equity Loans and/or Disputed Delinquent Loans, except as a result of any breach of the representations and warranties referred to in subparagraph (e)(iv) above; and
       (ix) such other facts or assumptions as Seller and Purchaser may agree to in writing or such other information or documentation mutually acceptable to both Purchaser and Seller as may reasonably be requested by the Arbitrator.
     (f) The compensation and other Expenses of the Arbitrator shall be borne equally by Purchaser and Seller. In addition, the parties shall enter into mutually agreeable documentation with the Arbitrator as reasonably requested by the Arbitrator.
     SECTION 3.2. Determination of Final Member’s Equity.
     (a) No later than 45 days after the Closing Date (or, if the Company reasonably requests an extension of such due date in writing at least three Business Days prior to such due date, 60 days after the Closing Date), the Company shall, and Purchaser shall cause the Company to, deliver to Seller (i) a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the Closing Date (such balance sheet, subject to paragraph (f) below, being hereinafter referred to as the “Final Balance Sheet”) prepared in accordance with GAAP applied in a manner consistent with the Latest Balance Sheet and as described in Exhibit B and (ii) a certificate of the chief financial officer of the Company setting forth the proposed calculation of Final Member’s Equity (the “Final CFO Certificate”), which shall be made based on the Final Balance Sheet and in a manner consistent with the illustration set forth in Exhibit B, including the notes thereto. At all times from and after the Closing Date, the Company shall, and Purchaser shall cause the Company to, give Seller reasonable access during normal business hours to the books and records, the accounting and other appropriate personnel and the independent accountants of the Company and its Subsidiaries (including access to each of the specific items of information described in Exhibit B) in order to enable Seller to be in a position to review and comment on the Final Balance Sheet and any adjustments to the Purchase Price upon delivery thereof in accordance with this paragraph (a); provided, however, that, if required by the independent accountants of the Company and its Subsidiaries, such independent accountants shall not be obligated to make any work papers or other records available to Seller unless and until Seller has signed a customary agreement relating to such access and work papers or records in form and substance reasonably acceptable to such accountants. In addition, the Company shall, and Purchaser shall cause the Company to, permit the accounting personnel of Seller to participate in and provide input with respect to the preparation of the Final Balance Sheet and any adjustments to the Purchase Price, which will include allowing such accounting personnel to review and comment on drafts of the Final Balance Sheet and to discuss such balance sheet and any such adjustments with the accounting personnel of the Company. The calculation of the Final Member’s Equity set forth in the Final CFO Certificate shall be binding upon each of the parties, unless Seller objects to such calculation in accordance with paragraph (b) below.
     (b) Seller shall be entitled to dispute the calculation of the Final Member’s Equity set forth in the Final CFO Certificate if, but only if, it delivers a written notice (an “Objection Notice”) to Purchaser within 45 days after receipt of the Final Balance Sheet and Final CFO Certificate in which it objects to the calculation by Purchaser of Final Member’s Equity and provides a reasonably detailed description of each item to which it objects and the basis therefor (the date upon which Seller delivers an Objection Notice to Purchaser being hereinafter referred to as the “Objection Date”).
     (c) If Seller delivers an Objection Notice to Purchaser within the time period specified in paragraph (b) above, Purchaser and Seller shall attempt in good faith to agree upon the Final Adjustment Amount during the period commencing on the Objection Date and ending 30 days thereafter (the “Negotiation Period”).
     (d) If Purchaser and Seller agree in writing prior to the expiration of the Negotiation Period on the amount of Final Member’s Equity (whether such amount is the same as or different from the amount calculated based upon the Final CFO Certificate), such amount shall be the Final Member’s Equity for all purposes of this Agreement and the parties shall also determine all changes required to be made to the Final Balance Sheet in order to reflect the agreement reached by them.
     (e) If Purchaser and Seller do not agree in writing prior to the expiration of the Negotiation Period on the amount of Final Member’s Equity, the items in dispute (but no other matters) shall be submitted to KPMG LLP (the “Accounting Arbiter”). The Accounting Arbiter shall make a final and binding determination as to all matters remaining in dispute relating to the calculation of the Final Member’s Equity as promptly as practicable after its appointment. The Accounting Arbiter shall send its written determination of Final Member’s Equity to Purchaser and Seller, together with a statement of any changes to be made to the Final Balance Sheet to reflect the results of the work performed by the Accounting Arbiter. The determination of Final Member’s Equity by the Accounting Arbiter, and any resulting changes to the Final Balance Sheet shall be final, binding and conclusive, absent fraud or manifest error. The Expenses of the Accounting Arbiter shall be borne equally by Purchaser and Seller.
     (f) From and after the determination of Final Member’s Equity in accordance with the procedures specified in this Section 3.2, the term “Final Balance Sheet” as used in this Agreement shall mean the Final Balance Sheet delivered pursuant to paragraph (a) above, as modified to reflect any changes to the amounts reflected in such Final Balance Sheet as a result of any agreement reached by the parties pursuant to paragraph (d) above or any determination reached by the Accounting Arbiter pursuant to paragraph (e) above.
     SECTION 3.3. Determination of Final Incentive Payment.
     (a) Within 45 days after the first anniversary of the first day of the Measurement Period, Purchaser shall cause to be delivered to Seller a good faith written estimate of the Total Originations by the Company and its Subsidiaries (or, if applicable, their successors) during the first year of the Measurement Period.
     (b) Within 45 days after the end of the Measurement Period, Purchaser shall cause to be delivered to Seller (i) a certificate of the chief executive officer of the Company (the “Loan Origination Volume Certificate”) setting forth the amount of the Total Originations by the Company and its Subsidiaries (or, if applicable, their successors) during the Measurement Period, (ii) copies of the audited financial statements for the Company and its consolidated Subsidiaries for each fiscal year included in whole or in part within the Measurement Period and unaudited financial statements for any period included in whole or in part within the Measurement Period after the date of the most recent audited financial statements that are provided, and (iii) a reasonably detailed reconciliation of the Total Originations by the Company and its Subsidiaries (or, if applicable, their successors) during the Measurement Period to the amounts shown in the financial statements referred to in clause (ii) above.
     (c) From and after the delivery of the Loan Origination Volume Certificate, Purchaser shall give Seller reasonable access during normal business hours to the books and records, the accounting and other appropriate personnel and the independent accountants of the Company and its Subsidiaries (or, if applicable, their successors) in order to enable Seller to be in a position to review and comment on the calculation of the amount of the Total Originations set forth in the Loan Origination Volume Certificate; provided, however, that, if required by the independent accountants of the Company and its Subsidiaries, such independent accountants shall not be obligated to make any work papers or other records available to Seller unless and until Seller has signed a customary agreement relating to such access and work papers or records in form and substance reasonably acceptable to such accountants.
     (d) Seller shall be entitled to dispute the calculation of the Total Originations set forth in the Loan Origination Volume Certificate if, but only if it delivers a written notice to Purchaser within 60 days after receipt of the Loan Origination Volume Certificate in which it objects to the calculation of the Total Originations by Purchaser and provides a reasonably detailed description as to the basis for its objection.
     (e) Any dispute between Purchaser and Seller regarding the amount of the Total Originations by the Company and its Subsidiaries (or, if applicable, their successors) during the Measurement Period shall be submitted to and resolved by the Accounting Arbiter in accordance with the provisions of Section 3.2(e), mutatis mutandi. The Expenses of the Accounting Arbiter shall be borne equally by Purchaser and Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF SELLER
     Seller hereby represents and warrants to Purchaser that, on and as of the date of this Agreement, except as set forth in the Disclosure Schedule delivered to Purchaser by Seller (the “Seller Disclosure Schedule”):
     SECTION 4.1. Organization; Power and Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has all requisite limited liability company power and authority to own the Securities and conduct all necessary and appropriate activities relating thereto.
     SECTION 4.2. Authorization; Execution and Validity. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the other agreements, instruments, certificates and other documents to be executed and delivered by it as contemplated hereby (the “Seller Ancillary Documents”), perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the Seller Ancillary Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions. Upon the execution and delivery thereof by Seller, each of the Seller Ancillary Documents (to the extent such documents purport to create binding obligations on the part of Seller) will constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions.
     SECTION 4.3. Absence of Conflicts. The execution and delivery by Seller of this Agreement and the Seller Ancillary Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby will not (i) result in any violation or breach of any provision of the Organizational Documents of Seller, (ii) result in any violation or breach of, or constitute a default under, or constitute an event creating rights which would materially affect the ability of Seller to perform its obligations hereunder pursuant to, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which Seller is a party or by which its properties or assets are bound, (iii) assuming that the filings and Consents referred to in Section 4.4 are made or obtained, result in any violation of any Law or any Order applicable to Seller or its properties or assets or (iv) result in the creation of, or impose on Seller any obligation to create, any Lien upon the Securities, except for any of the matters referred to in clauses (i) through (iii) above which would not reasonably be expected to prevent, impede or otherwise affect in any material respect the transactions contemplated by this Agreement or the Seller Ancillary Documents.

     SECTION 4.4. Governmental and Third Party Approvals. There is no requirement applicable to Seller to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority or other Person for the valid execution and delivery by Seller of this Agreement and the Seller Ancillary Documents, the due performance by Seller of its obligations hereunder and thereunder or the lawful consummation by Seller of the transactions contemplated hereby and thereby, except for (i) any required filing by or on behalf of the “ultimate parent entity” of the Company of notification with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) under the HSR Act and the expiration of the applicable “waiting period” thereunder or (ii) any other requirement which, if not satisfied, would not reasonably be expected to prevent, impede or otherwise affect in any material respect the transactions contemplated by this Agreement or the Seller Ancillary Documents.
     SECTION 4.5. Title to Securities. The Securities are owned beneficially and of record by Seller, and Seller has good and marketable title to the Securities free and clear of all Liens, other than restrictions on transfer imposed by applicable Federal or state securities laws. The Securities are not represented by certificates. Other than this Agreement, the Securities are not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, any voting trust agreement or any other similar agreement, including any agreement restricting or otherwise relating to the voting, dividend rights or disposition of the Securities. Upon the sale, transfer and delivery of the Securities to Purchaser pursuant to this Agreement, Purchaser will acquire all interests of Seller in and to the Securities, free and clear of any Liens, other than (i) Liens imposed on the Securities as a result of actions taken by Purchaser or (ii) restrictions on transfer of the Securities under federal and state securities laws as a result of the fact that the Securities have not been registered or qualified for transfer under such laws.
     SECTION 4.6. Litigation. As of the date hereof, there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened against Seller or to which Seller is a party (i) that relate to this Agreement or any action taken or to be taken by Seller in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or (ii) that would reasonably be expected to adversely affect in any material respect the ability of Seller to perform its obligations under and consummate the transactions contemplated by this Agreement.
     SECTION 4.7. Fees. Seller has not paid or become obligated to pay any fee or commission to any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement or the Seller Ancillary Documents for which Purchaser or the Company will have any liability or responsibility whatsoever.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
     The Company hereby represents and warrants to Purchaser that, on and as of the date of this Agreement (or, to the extent a representation or warranty is made as of a specified date, as of such date), except as set forth in the Disclosure Schedule delivered by the Company to Purchaser (the “Company Disclosure Schedule”):
     SECTION 5.1. Organization; Power and Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business and is in good standing in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has all requisite limited liability company power and authority to own, lease and operate its assets and properties and conduct its businesses and operations as presently being conducted.
     SECTION 5.2. Authorization; Execution and Validity. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the other agreements, instruments, certificates and documents to be executed and delivered by it as contemplated hereby (the “Company Ancillary Documents”) and perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Company Ancillary Documents and the performance by the Company of its obligations hereunder and thereunder have been duly and validly authorized by all necessary limited liability company action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Upon the execution and delivery thereof by the Company, each of the Company Ancillary Documents (to the extent such documents purport to create binding obligations on the part of the Company) will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
     SECTION 5.3. Absence of Conflicts. The execution and delivery by the Company of this Agreement and the Company Ancillary Documents, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not (i) result in any violation or breach of any provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii) assuming that the Consents referred to in Sections 5.3 and 5.4 of the Company Disclosure Schedule are made or obtained, result in any violation or breach of, or constitute a default under, or constitute an event creating rights of acceleration, termination, amendment, suspension, revocation or cancellation or a loss of rights under, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which the Company or any of its Subsidiaries is a party or by which its or their respective properties or assets are bound, (iii) assuming that the filings and Consents referred to in Sections 5.3 and 5.4 of the Company Disclosure Schedule and in Section 5.4 are made or obtained, result in any violation of any Law or any

Order applicable to the Company or any of its Subsidiaries or its or their respective properties or assets or (iv) result in the creation of, or impose on the Company or any of its Subsidiaries any obligation to create, any material Lien upon any properties or assets of the Company or any of its Subsidiaries, except for any of the matters referred to in clause (ii) or (iii) above that would not reasonably be expected to have a Material Adverse Effect.
     SECTION 5.4. Governmental and Third Party Approvals.
     (a) No filings with or Consents of any Governmental Authority having jurisdiction over the consumer finance, mortgage lending or servicing or insurance businesses conducted by the Company or any of its Subsidiaries (“Financial Services Authorities”) are needed for the lawful consummation of the transactions contemplated under this Agreement by Seller or the Company or any of its Subsidiaries or Purchaser (“Financial Services Consents”), other than (i) the filings and Consents set forth in Section 5.4 of the Company Disclosure Schedule, (ii) other filings and Consents which, if not made or obtained, would not reasonably be expected to adversely affect in any material respect the Company and its Subsidiaries, taken as a whole, and (iii) filings and Consents that are needed solely as a result of facts or circumstances specific to Purchaser.
     (b) Assuming that the Consents referred to in Sections 5.3 and 5.4 of the Company Disclosure Schedule are made or obtained, there is no requirement applicable to the Company or any of its Subsidiaries to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority (“Governmental Requirement”) or other Person (“Third-Party Requirement”) for the valid execution and delivery by the Company of this Agreement and the Company Ancillary Documents, the due performance by the Company of its obligations hereunder and thereunder or the lawful consummation of the transactions contemplated hereby and thereby, except for (i) any required filing by or on behalf of the “ultimate parent entity” of the Company of notification with the FTC and DOJ under the HSR Act and the expiration of the applicable “waiting period” thereunder, (ii) the Financial Service Consents and (iii) any other Governmental Requirement which, if not satisfied, would not reasonably be expected to adversely affect in any material respect the Company and its Subsidiaries taken as a whole or any other Third-Party Requirement which, if not satisfied, would not reasonably be expected to have a Material Adverse Effect.
     SECTION 5.5. Capitalization of the Company. The Securities are uncertificated securities that constitute all of the issued and outstanding Equity Interests in the Company. The Securities have been duly authorized by all necessary limited liability company action on the part of the Company, have been validly issued and are fully paid, nonassessable and are not subject to any future capital calls (other than as provided in the Organizational Documents of the Company or under applicable Law). The limited liability company records of the Company reflect that all of the Securities are owned of record by Seller. None of the Securities were issued in violation of any preemptive rights or are subject to any preemptive rights in favor of any other Person. Except as set forth in Section 5.5 of the Company Disclosure Schedule, there are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Company is or may be obligated to issue or sell any issued or unissued Equity Interests in the Company.

     SECTION 5.6. Financial Statements.
     (a) Attached as Section 5.6 of the Company Disclosure Schedule are copies of (i) the audited combined consolidated balance sheets of the Company and its consolidated Subsidiaries and CTX Mortgage Funding, LLC (“CTX Mortgage Funding”) as of March 31, 2003, 2004 and 2005, together with the related combined consolidated statements of operations, changes in member’s equity and cash flows of the Company and its consolidated Subsidiaries and CTX Mortgage Funding for the years then ended (collectively, the “Audited Financial Statements”), in each case accompanied by the report of the Company’s independent public accountants with respect thereto, (ii) the unaudited combined consolidated balance sheet of the Company and its consolidated Subsidiaries and CTX Mortgage Funding as of September 30, 2005 (the “September 30 Balance Sheet”), together with the related unaudited combined consolidated statements of operations, changes in member’s equity and cash flows of the Company and its consolidated Subsidiaries and CTX Mortgage Funding for the six-month period then ended (collectively, with the September 30 Balance Sheet, the “September 30 Financial Statements”) and (iii) the unaudited combined consolidated balance sheet of the Company and its consolidated Subsidiaries and CTX Mortgage Funding as of December 31, 2005 (the “Latest Balance Sheet”), together with the related unaudited combined consolidated statements of operations, changes in member’s equity and cash flows of the Company and its consolidated Subsidiaries and CTX Mortgage Funding for the nine-month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements and the September 30 Financial Statements, the “Financial Statements”). The Financial Statements fairly present in all material respects the combined consolidated financial position of the Company and its consolidated Subsidiaries and CTX Mortgage Funding as of the dates indicated, and the combined consolidated results of operations, changes in member’s equity and cash flows of the Company and its consolidated Subsidiaries and CTX Mortgage Funding for the periods presented, in accordance with GAAP, subject, in the case of the Unaudited Financial Statements and the September 30 Financial Statements, to (i) the absence of footnotes thereto, (ii) the absence of normal year-end adjustments and (iii) the other exceptions set forth in Section 5.6 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has sponsored or established any special purpose vehicle or entity that is required to be consolidated with the Company pursuant to Interpretation No. 46R of the Financial Accounting Standards Board that has not been so consolidated in the Financial Statements.
     (b) The Company and its Subsidiaries maintain a system of internal controls over financial reporting which provides reasonable assurance regarding the reliability of its financial reporting and preparation of financial statements in accordance with GAAP. In connection with their review and audit of the Audited Financial Statements, the Company’s independent auditors have not identified to the Company, nor is the Company aware of, any material weaknesses or significant deficiencies over the internal controls of the Company or any of its Subsidiaries over financial reporting.
     (c) The combined consolidated balance sheets of the Company and its consolidated Subsidiaries and the related combined consolidated statements of operations, changes in member’s equity and cash flows of the Company and its consolidated Subsidiaries included in the Financial Statements include combining detail with respect to the combination of the Company and its Subsidiaries with CTX Mortgage Funding. The combining detail fairly presents in all material respects the combination of the Company and its Subsidiaries with CTX Mortgage Funding in accordance with GAAP subject, in the case of unaudited financial statements, to (i) the absence of footnotes thereto and (ii) the absence of normal year-end adjustments.
     SECTION 5.7. Liabilities. The Company and its Subsidiaries have no material liabilities or obligations, whether absolute, contingent, accrued or otherwise, except for liabilities or obligations (i) reflected or reserved against in the Latest Balance Sheet or described in the notes thereto, (ii) incurred by the Company or any of its Subsidiaries in the Ordinary Course of Business after the date of the Latest Balance Sheet or (iii) described in the Company Disclosure Schedule; provided, however, that no representation or warranty is made in the preceding sentence with respect to any Warranty Obligations or any liability or obligation which in nature and substance is covered by the representations and warranties contained in Sections 5.10, 5.11, 5.12, 5.13, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20, 5.21, 5.22, 5.23 and 5.24. Section 5.7 of the Company Disclosure Schedule sets forth, as of the date of the Latest Balance Sheet, the principal amount of and all accrued but unpaid interest on all Indebtedness of the Company or any of its Subsidiaries and lists all of the instruments pursuant to which the Company or any of its Subsidiaries is responsible or liable for such Indebtedness (whether as obligor, guarantor or surety). Section 5.7 of the Company Disclosure Schedule also sets forth a true and complete list, as of the date of the Latest Balance Sheet, of (i) all letters of credit, banker’s acceptances or similar instruments under which the Company or any of its Subsidiaries has any reimbursement obligations, (ii) all instruments governing any interest rate swap transaction to which the Company or any of its Subsidiaries is a party, (iii) all instruments governing any currency swap transaction to which the Company or any of its Subsidiaries is a party, (iv) agreements or instruments pursuant to which the Company or any of its Subsidiaries has any material deferred purchase price obligations and all conditional sale or title retention agreements pursuant to which the Company or any of its Subsidiaries has any material obligations (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any Indebtedness for borrowed money)), (v) any financing of the Company or any of its Subsidiaries effected through “special purpose entities” (other than any such entity that is a Subsidiary of the Company) and any synthetic leases and project financing and (vi) all instruments under which the Company or any of its Subsidiaries is responsible or liable for any obligation or liability of any other Person (including as obligor, guarantor or surety), of a type arising under the instruments set forth in clauses (i) through (v) of this Section 5.7.
     SECTION 5.8. Absence of Certain Changes. Except as set forth in Section 5.8 of the Company Disclosure Schedule, during the period from the date of the Latest Balance Sheet until the date hereof (or, solely in the case of paragraph (a) below, from the date of the Latest Balance Sheet until the Closing Date), the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business, and there has not been:
     (a) any event, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

     (b) any damage, destruction, loss or casualty to, or condemnation or other taking of, any properties or assets of the Company or any of its Subsidiaries, which is material to the business or operations of the Company and its Subsidiaries, taken as a whole;
     (c) the creation of any Lien (other than a Permitted Lien) on any material properties or assets of the Company or any of its Subsidiaries;
     (d) the transfer, lease, license, sale or other disposition of any material properties or assets of the Company or any of its Subsidiaries;
     (e) any capital expenditures by the Company or any of its Subsidiaries in an amount exceeding $1,000,000 in the aggregate, other than those contemplated by (i) the fiscal 2006 annual budget for the Company and its Subsidiaries, a copy of which is attached as Section 5.8(e)(i) of the Company Disclosure Schedule (the “2006 Annual Budget”) or (ii) the fiscal 2007 annual budget for the Company and its Subsidiaries, a copy of which is attached as Section 5.8(e)(ii) of the Company Disclosure Schedule (the “2007 Annual Budget”);
     (f) any material increase in compensation (including bonuses or other incentive compensation), severance or other employee benefits payable or to become payable by the Company or any of its Subsidiaries to any director, manager, officer or other employee, other than any increase provided for in the 2006 Annual Budget or the 2007 Annual Budget, or required under the terms of any Company Plans or other Contracts;
     (g) any action that, if taken after the date hereof, would constitute a violation of paragraphs (b) through (e), (g), (h) or (k) of Section 7.2; or
     (h) any commitment or agreement to do any of the foregoing.
     SECTION 5.9. Subsidiaries; Investments.
     (a) Section 5.9(a) of the Company Disclosure Schedule sets forth (i) the name of each Subsidiary of the Company, (ii) the jurisdiction of incorporation or formation of each such Subsidiary, (iii) the authorized, issued and outstanding capital stock or other Equity Interests in each such Subsidiary and (iv) the names and addresses of the stockholders, equity holders or holders of Equity Interests in each such Subsidiary and the class and number of shares held by each such holder. Except as set forth in Section 5.9(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, directly or indirectly, owns, of record or beneficially, or has voting rights with respect to, any capital stock or other Equity Interests (or any right, contingent or otherwise, to acquire the same) in any corporation, partnership or other Person.
     (b) Each Subsidiary of the Company that is organized as a corporation is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each Subsidiary of the Company that is organized as a limited partnership or a limited liability company is duly formed, validly existing and (if applicable under the law of its jurisdiction of formation) in good standing under the laws of the jurisdiction of its formation and has all requisite partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each Subsidiary of the Company is duly qualified to transact business as a foreign corporation, limited partnership or limited liability company (as the case may be) and is in good standing in each jurisdiction in which the nature of its activities or the character of the properties that it owns, leases or operates makes such qualification necessary, except where the failure of any Subsidiary of the Company or the Company and all of its Subsidiaries taken as a whole to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company has furnished or made available to Purchaser correct and complete copies of the Organizational Documents of each Subsidiary of the Company.
     (c) Except as set forth in Section 5.9(c) of the Company Disclosure Schedule, all of the issued and outstanding Equity Interests in each Subsidiary of the Company (i) have been duly authorized, (ii) are validly issued, (iii) are (in the case of shares of capital stock) fully paid and nonassessable or (in the case of partnership interests or limited liability company interests) not subject to any future capital calls (except as provided in the Organizational Documents of such Subsidiary or under applicable Law) and (iv) are owned by the Company, directly or indirectly, free and clear of all Liens, other than restrictions on transfer under the Contracts listed in Section 5.9(c) of the Company Disclosure Schedule and restrictions on transfer of such Equity Interests under federal and state securities laws as a result of the fact that the Equity Interests have not been registered or qualified for transfer under such laws. None of the issued and outstanding Equity Interests in any Subsidiary of the Company have been issued in violation of any preemptive rights. There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Company or any Subsidiary is or may be obligated to issue or sell any issued or unissued Equity Interests in any Subsidiary of the Company.
     SECTION 5.10. Owned Home Equity Loan Portfolio.
     (a) Each Owned Home Equity Loan contained in the Home Equity Loan Portfolio, was, in all material respects, underwritten in accordance with or reunderwritten to comply with the Credit Policies in effect at the time of such underwriting or reunderwriting, including occasional program and underwriting exceptions made in accordance with the Credit Policies. A true and complete copy of the Credit Policies as in effect as of the date hereof has been made available to the Purchaser.
     (b) To the Company’s Knowledge, except as set forth in Section 5.10(b) of the Company Disclosure Schedule, each Owned Home Equity Loan, (i) at the time it was entered into, complied in all material respects with applicable Law as then in effect, including, without limitation, all applicable predatory and abusive lending laws, the federal Truth-in-Lending Act (as amended) and other federal and state consumer protection, usury, equal credit opportunity, disclosure and recording laws as then in effect, (ii) at the time it was entered into was not subject to the Home Ownership and Equity Protection Act of 1994 as then in effect, (iii) at the time it was entered into was not a “high-cost” loan as defined by the applicable predatory and abusive lending laws as then in effect, and (iv) at the time it was entered into was not a High Cost Loan or Covered Loan, as applicable (as such terms were defined in the then current Standard & Poor’s LEVELS® Glossary).
     (c) The forms of documentation used by the Company or any of its Subsidiaries for the origination of Owned Home Equity Loans in the Home Equity Loan Portfolio originated by them (the “Forms”), and, to the Company’s Knowledge, all forms of documentation used by any other lender to originate all other Owned Home Equity Loans in the Home Equity Loan Portfolio, contain customary and enforceable provisions, such that (i) the rights and remedies of the holder thereof shall be adequate for realization against the collateral of the benefits thereof, and (ii) in the event of full prepayment of the Owned Home Equity Loans, there shall be full payment of the outstanding principal balance and accrued but unpaid interest, subject in each case to the Enforceability Exceptions. The Forms were used in connection with the origination of all the Owned Home Equity Loans in the Home Equity Loan Portfolio that were originated by the Company or any of its Subsidiaries.
     (d) The Home Equity Loan Portfolio does not contain any Owned Home Equity Loan: (i) that has not been fully disbursed, or pursuant to which there exists any obligation on the part of the mortgagee to make future advances thereunder, (ii) with respect to which there existed, at the time it was entered into, any requirement relating to completion of any on-site or off-site improvements or to disbursements of any escrow funds therefor that had not been complied with, (iii) with respect to which any costs, fees or expenses incurred in making or closing or recording such Owned Home Equity Loan were not paid, (iv) with respect to which the mortgagor is entitled to any refund of any amounts paid or due under the related Mortgage Note or Mortgage, (v) that is secured by any collateral, pledged account or other security, except the Lien of the corresponding Mortgage, (vi) that has a shared appreciation feature or other contingent interest feature, (vii) that was not originated based upon either a full appraisal or, as described in Section 5.10(d) of the Company Disclosure Schedule, an automated property valuation method, or (viii) that is subject to a rate reduction pursuant to a buydown program.
     (e) The Home Equity Loan Portfolio does not contain any Owned Home Equity Loan with respect to which the Company or a Subsidiary has failed to obtain one of the following:
       (i) a lender’s title insurance policy (or a binding commitment therefor), issued in standard American Land Title Association form by a title insurance company authorized to transact business in the state in which the real property described in the related Mortgage is situated, in an amount at least equal to the original balance of the applicable Owned Home Equity Loan insuring the mortgagee’s interest under the related Owned Home Equity Loan as the holder of a valid first or second mortgage lien of record on the real property described in the related Mortgage, as the case may be;
       (ii) if a title insurance policy is not available in the applicable state, an attorney’s opinion of title; or

       (iii) in the case of certain Owned Home Equity Loans the original principal balance of which was equal to or less than $40,000, as described in Section 5.10(e) of the Company Disclosure Schedule, a title report and indemnity.
     (f) Each Owned Home Equity Loan in the Home Equity Loan Portfolio is secured by a valid perfected security interest in the collateral securing such Owned Home Equity Loans in favor of the holder of the relevant Mortgage Note, as secured party.
     (g) To the Company’s Knowledge, there is no valid and enforceable right of rescission, setoff, counterclaim or defense by the obligor of any Owned Home Equity Loan including, but not limited to, the defense of usury.
     (h) The information contained in the Home Equity Loan “tape” contained in Section 5.10(h) of the Company Disclosure Schedule is true and correct in all material respects as of February 28, 2006. Section 5.10(h) of the Company Disclosure Schedule will be supplemented as of the Closing Date and as so supplemented will be true and correct in all material respects as of the Closing Date (each of the February 28, 2006 and the Closing Date “tape” contained in Section 5.10(h) of the Company Disclosure Schedules being referred to herein as the “Tape,” as applicable). The Tape includes and will include and designates and will designate, as of February 28, 2006 and as of the Closing Date, as the case may be, all Owned Home Equity Loans and all Serviced Home Equity Loans as of such date. Except as set forth in the Tape, as of February 28, 2006 and as of the Closing Date, no Home Equity Loan reflected thereon is or will be more than 90 days past due as of the applicable date.
     (i) Except for customary and ordinary course ongoing audits, examinations, investigations and due diligence reviews, in each case, as identified on Section 5.10(i) of the Company Disclosure Schedule, the Company has not received written notice (or to the Company’s Knowledge any other notice) that any audit or investigation by a Governmental Authority, an Investor or an Insurer with respect to the Owned Home Equity Loans in the Home Equity Loan Portfolio is pending and to the Company’s Knowledge no such audit or investigation is threatened.
     (j) As of the Closing, assuming the consummation of the transactions contemplated by this Agreement (including, but not limited to, those contemplated by Section 7.11), the Company and its Subsidiaries own and have good and valid title to each Owned Home Equity Loan, in each case free and clear of all Liens.
     (k) Section 5.10(k) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Whole Loan Sale Agreements for sales that have occurred since January 1, 2002. Neither the Company nor any of its Subsidiaries has any obligations (whether current or contingent) under any Whole Loan Sale Agreement that is not listed on Section 5.10(k) of the Company Disclosure Schedule.
     (l) With respect to each Specified Home Equity Loan, each of the representations and warranties contained in Appendix A hereto is true and correct, subject to the qualifications set forth therein.

     SECTION 5.11. Loan Servicing Portfolio.
     (a) Section 5.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Contracts whereby the Company or any of its Subsidiaries has agreed to service any Home Equity Loan on behalf of any Securitization Trust or other Person, including without limitation, any Home Equity Loan Securitization Document, any Home Equity Loan Servicing Agreement and the HSF II Program Documents.
     (b) Except as set forth in Section 5.11(b) of the Company Disclosure Schedule, there are no Contracts to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries may be required to repurchase Home Equity Loans in the Home Equity Loan Portfolio (other than due to a breach of a representation or warranty). Except as set forth in Section 5.11(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has repurchased any material amount of home equity loans that was transferred pursuant to any agreement due to a breach or claimed breach of any representation or warranty made by the Company or any of its Subsidiaries or (ii) received written notice (or to the Knowledge of the Company, any other notice) that it is in breach of any representation or warranty made by the Company or any of its Subsidiaries under any Home Equity Loan Securitization Document or Whole Loan Sale Agreement.
     (c) Section 5.11(c) of the Company Disclosure Schedule identifies which Home Equity Loan Securitization Documents relate to transactions that are treated as financings for accounting purposes and which relate to transactions that are treated as sales for accounting purposes. All transactions undertaken by the Company or any of its Subsidiaries pursuant to any Home Equity Loan Securitization Documents are treated as sales for tax purposes. The Home Equity Loan Securitization Documents include all material Contracts to which the Company or any of its Subsidiaries is a party relating to all term securitizations for the permanent funding of mortgage loans effected by the Company or any of its Subsidiaries (other than the HSF II Program Documents) in respect of which securities issued by the related securitization vehicle are outstanding as of the date hereof.
     (d) Except as set forth in Section 5.11(d) of the Company Disclosure Schedule, the Company or one of its Subsidiaries possesses the entire right, title and interest in and to the servicing of the Home Equity Loan Servicing Portfolio and the sole right to service the Home Equity Loan Servicing Portfolio, subject to the Home Equity Loan Servicing Agreements, the Home Equity Loan Securitization Documents and the HSF II Program Documents, free and clear of all Liens, other than Permitted Liens.
     (e) Neither the Company nor any Subsidiary has received written notice (or to the Knowledge of the Company, other notice) (i) from any Governmental Authority of a material violation of applicable Law in connection with the servicing of any portion of the Home Equity Loan Servicing Portfolio or (ii) except for customary and ordinary course ongoing audits, examinations, investigations and due diligence reviews, in each case, as identified on Section 5.11(e) of the Company Disclosure Schedule, any audit or investigation by a Governmental Authority, an Investor or an Insurer with respect to the servicing of any portion of the Home Equity Loan Servicing Portfolio is pending and, to the Company’s Knowledge, no such audit or investigation is threatened. The Home Equity

Loan Servicing Portfolio has been properly serviced in all material respects in accordance with the applicable Home Equity Loan Servicing Agreements, the Home Equity Loan Securitization Documents and the HSF II Program Documents. Each Owned Home Equity Loan has been serviced and administered in all material respects in accordance with the Company’s standard loan servicing and operating procedures as previously provided to the Purchaser. All amounts payable in respect of the Home Equity Loan Servicing Portfolio which the Company or any of its Subsidiaries, as servicer of the Home Equity Loans in the Home Equity Loan Servicing Portfolio, is responsible for paying under the Home Equity Loan Servicing Agreements, the Home Equity Loan Securitization Documents and the HSF II Program Documents, directly or on behalf of any holder of any Home Equity Loan, have, in all material respects, been paid when due and payable.
     (f) Except as set forth on Section 5.11(f) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any agreement pursuant to which the Company or any of its Subsidiaries has provided a guarantee, funds for a reserve account, liquidity facility, derivative transaction or similar credit enhancement relating to any Serviced Home Equity Loan. Set forth on Section 5.11(f) of the Company Disclosure Schedule is a summary, classified according to type of advance and financing facility, of unreimbursed servicing advances (including delinquent principal and interest advances) of the Company or any of its Subsidiaries as of February 28, 2006 under any Home Equity Loan Servicing Agreement, Home Equity Loan Securitization Document or HSF II Program Document. Section 5.11(f) of the Company Disclosure Schedule shall be supplemented as of the Cut-off Date to include (i) any Home Equity Loan Servicing Agreement, Home Equity Loan Securitization Document or HSF II Program Document pursuant to which the Company or any of its Subsidiaries has provided a guarantee, funds for a reserve account, liquidity facility, derivative transaction or similar credit enhancement and (ii) a summary, classified according to type of advance and financing facility, of unreimbursed servicing advances (including delinquent principal and interest advances) of the Company or any of its Subsidiaries as of the Cut-off Date under any Home Equity Loan Servicing Agreement, Home Equity Loan Securitization Document or HSF II Program Document.
     (g) Except as set forth on Section 5.11(g) of the Company Disclosure Schedule, there does not exist an event of default or event of termination, or any event that with notice the passage of time or otherwise could constitute an event of default or event of termination, under any Home Equity Loan Servicing Agreement, Home Equity Loan Securitization Document or HSF II Program Document with respect to the Company or any of its Subsidiaries.
     (h) Set forth on Section 5.11(h) of the Company Disclosure Schedule is a list of all Home Equity Loan Servicing Agreements, Home Equity Loan Securitization Documents and HSF II Program Documents in which a trigger event has occurred and is continuing as of the date hereof which has caused an increase in a reserve requirement, increase in an overcollateralization requirement (or prevented a decrease in any overcollateralization requirement), early amortization of securities issued by any Securitization Trust or HSF II or termination of any reinvestment or revolving period.

     (i) Set forth on Section 5.11(i) of the Company Disclosure Schedule is a list as of the date hereof of all outstanding securities issued by any Securitization Trust and owned by the Company or any of its Subsidiaries. Section 5.11(i) of the Company Disclosure Schedule will be supplemented as of the Closing Date and as so supplemented shall list, as of the Closing Date, all outstanding securities issued by any Securitization Trust and owned by the Company or any of its Subsidiaries.
     (j) The prospectuses, prospectus supplements and registration statements for the offering of securities, and any amendments or supplements thereto, distributed, delivered or filed in connection with the sales of securities that have been issued prior to the date hereof by any Securitization Trust, and that are listed on Section 5.11(j) of the Company Disclosure Schedule, as of their respective dates, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Section 5.11(j) of the Company Disclosure Schedule is a true, correct and complete list of all prospectuses, prospectus supplements and registration statements for the offering of securities by the Company or any of its Subsidiaries, and any amendments or supplements thereto, distributed, delivered or filed in connection with the sales of securities by the Company or any of its Subsidiaries that have been issued prior to the date hereof by any Securitization Trust. The information provided by the Company and its Subsidiaries for inclusion in the prospectuses, prospectus supplements and registration statements for the offering of securities, and any amendments or supplements thereto, distributed, delivered or filed in connection with the sales of securities that have been issued in connection with the facilities listed as items 18-20 on Section 5.11(a) of the Company Disclosure Schedule or any other securitization by a third party of mortgage loans purchased by such third party from the Company or any of its Subsidiaries, as of their respective dates, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (k) No trust, arrangement, issuer or other entity will be required to register as an investment company under the Investment Company Act of 1940, as amended, and no issue of securities or securities transaction will be required to be registered under the Securities Act of 1933, as amended, as a result of the sale of Securities pursuant to this Agreement. The statutory or regulatory foundations for exemptions from registration under the Investment Company Act of 1940, as amended, on which the Securitization trust rely include only Rule 3a-7, Section 3 (c)(5)(C) and Section 3(c)(5)(A) of the Investment Company Act of 1940, as amended.
     SECTION 5.12. Derivative Products. Except as set forth in Section 5.12 of the Company Disclosure Schedule and except for the HSF II Program Documents and the derivative financial Contracts that are included in the Home Equity Loan Securitization Documents, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any interest rate swap, cap, floor, option agreement, future or forward contract or similar derivative financial Contract under which the Company or any of its Subsidiaries has or would reasonably be expected to have any material obligation or liability.

     SECTION 5.13. Real Property.
     (a) Neither the Company nor any of its Subsidiaries owns any Real Property, other than Real Property identified in Section 5.13(a) of the Company Disclosure Schedule and REO (the “Owned Real Estate”). The Company or its Subsidiaries have good, valid and defensible title to the Owned Real Estate, free and clear of any Liens, other than Permitted Liens. Except as disclosed in Section 5.13(a) of the Company Disclosure Schedule, in the case of any Owned Real Estate other than REO, none of the Company or any of its Subsidiaries is a party to any Contract or option to sell, assign or otherwise dispose of, or to grant or create any Lien on or affecting any such Owned Real Estate, and since the date of the Latest Balance Sheet, none of the Company or any of its Subsidiaries has purchased, sold, assigned or otherwise acquired or disposed of any such Owned Real Estate. The Company is not a party to any Contract or option to purchase or acquire any other Real Property.
     (b) Section 5.13(b) of the Company Disclosure Schedule sets forth a correct and complete list of all leasehold interests held by the Company or any of its Subsidiaries in any Real Property used or occupied in connection with the businesses of the Company or any of its Subsidiaries (“Leasehold Property”). The Company has heretofore made available to Purchaser true and complete copies of all leases under which the Company or any of its Subsidiaries holds any Leasehold Property. Each of the leases (the “Leases”) under which the Company or any of its Subsidiaries holds any Leasehold Property constitutes a legal, valid and binding obligation of, and is enforceable against, the Company or the applicable Subsidiary, subject to the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries is in default in any material respect under any Lease, nor has any notice of a material default been received by the Company or any of its Subsidiaries. The Company and its Subsidiaries hold the applicable Leasehold Property under each Lease free and clear of any Liens, other than Permitted Liens. There are no leases, subleases, licenses, concessions or other agreements, written or oral, pursuant to which the Company or any of its Subsidiaries has granted to any Person the right of use or occupancy of any portion of any parcel of Leasehold Property held by the Company or any of its Subsidiaries under a Lease.
     SECTION 5.14. Title to Tangible Assets. The Company and its Subsidiaries own and have good and valid title to, or have valid rights to use, all material tangible personal property used by them in connection with the conduct of their respective businesses, in each case, free and clear of all Liens, other than Permitted Liens.
     SECTION 5.15. Material Contracts. Except as set forth in Section 5.15 of the Company Disclosure Schedule and except for any Contract listed or specifically referred to in Sections 5.10, 5.11, 5.12, 5.13, 5.16, 5.19, 5.23 and 5.24 of the Company Disclosure Schedule and any Company Plan, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Material Contract. The Company has made available to Purchaser true and correct copies of each Material Contract to which the Company or any of its Subsidiaries is a party or by which it is bound. Each of the Material Contracts constitutes a legal, valid and binding obligation of, and is enforceable against, the Company or the applicable Subsidiary of the Company and, to the Knowledge of the Company, the other parties thereto, in each case, subject to the Enforceability Exceptions.

Neither the Company nor any of its Subsidiaries is in, or has received written notice or, to the Knowledge of the Company, any other notice, alleging that it is in, breach or default in any material respect in the performance of its duties and obligations under any Material Contract nor, to the Company’s Knowledge, is any other party to a Material Contract in breach or default in any material respect in the performance of its duties and obligations thereunder. No event has occurred and no condition or state of facts exists which, with the passage of time or giving of notice or both, would constitute a material default or breach by the Company or any of its Subsidiaries under any Material Contract. To the Company’s Knowledge, all Material Contracts are in full force and effect.
     SECTION 5.16. Intellectual Property.
     (a) Section 5.16(a) of the Company Disclosure Schedule contains a complete and accurate list of all Registered Intellectual Property and all material unregistered Trademarks owned by the Company and its Subsidiaries. There are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings pending or, to the Company’s Knowledge, threatened, with respect to any such Registered Intellectual Property.
     (b) Each of the Company and its Subsidiaries own or have (or, in the case of trademarks and servicemarks identified in Section 5.16 of the Company Disclosure Schedule, will own or have as of the Closing Date) a valid right to use all Intellectual Property that is material to the conduct of the businesses of the Company and its Subsidiaries, taken as whole. To the Company’s Knowledge, the conduct by the Company and its Subsidiaries of their business operations as currently conducted does not infringe in any material respect any Intellectual Property rights of any third Person. Neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other notice, since January 1, 2002 asserting that the conduct of their businesses infringes, violates, dilutes or misappropriates in any material respect any Intellectual Property of any Person.
     (c) Section 5.16(c) of the Company Disclosure Schedule contains (i) a list of all Software owned by the Company and its Subsidiaries that is material to the conduct of their businesses, and all Software owned by Seller or its Affiliates (other than the Company and its Subsidiaries) and used in connection with the business of the Company and its Subsidiaries that is material to the conduct of their businesses and (ii) a list of all Software licensed to or used by the Company and its Subsidiaries that is material to the conduct of their businesses, and a list of all Software licensed to Seller or its Affiliates (other than the Company and its Subsidiaries) and used by the Company and its Subsidiaries that is material to the conduct of their businesses except Software licensed to the Company, its Subsidiaries or Seller or its Affiliates (other than the Company and its Subsidiaries) that is commercially or publicly available and subject to “shrink-wrap,” “click-through” or similar license agreements.
     (d) Section 5.16(d) of the Company Disclosure Schedule contains a list of all agreements, including license agreements, sublicense agreements, assignment agreements and indemnification agreements, under which the Company, its Subsidiaries or Seller or its Affiliates (other than the Company and its Subsidiaries) has granted to third Persons or been granted by third Persons any assignments, licenses or other rights to: (i) any Copyrights, Patents or Trademarks required to be identified on Section 5.16(a) of the Company Disclosure Schedule; (ii) any Trade Secrets owned by or licensed to the Company and its Subsidiaries and/or owned by or licensed to Seller or its Affiliates (other than the Company and its Subsidiaries) that are material to the conduct of the business of the Company and its Subsidiaries or (iii) any Software required to be identified on Section 5.16(c) of the Company Disclosure Schedule (collectively, the “Intellectual Property Agreements”). Except as set forth on Section 5.16(d) of the Company Disclosure Schedule, each Intellectual Property Agreement constitutes a valid and binding obligation of the Company or any of its Subsidiaries or Seller (as applicable), and, to the Knowledge of the Company, the other parties thereto, subject to the Enforceability Exceptions, is in full force and effect and will continue in full force and effect immediately after the Closing Date without the Company or its Subsidiaries breaching the terms thereof and without the consent, approval or act of, or the making of any filing with, any other Person. Except as set forth on Section 5.16(c) of the Company Disclosure Schedule, the Company and its Subsidiaries and Seller are not in material breach of any Intellectual Property Agreement.
     SECTION 5.17. Litigation. Section 5.17 of the Company Disclosure Schedule sets forth a correct and complete list of all material Legal Proceedings pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties, assets or businesses. As of the date hereof, there are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Company (i) that relate to this Agreement or any action taken or to be taken by the Company in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or (ii) that would reasonably be expected to adversely affect in any material respect the ability of the Company to perform its obligations under and consummate the transactions contemplated by this Agreement.
     SECTION 5.18. Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other similar labor contract, nor is any such contract or agreement in the process of being negotiated. To the Company’s Knowledge, there are no activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened. Except as set forth on Section 5.18 of the Company Disclosure Schedule, (i) there are no material unfair labor practice complaints or other material labor controversies pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries in connection with the business or operations of the Company and its Subsidiaries, (ii) the Company and its Subsidiaries are in compliance and have operated in compliance in all material respects with all applicable state and federal Laws respecting employment and (iii) no material administrative charges, complaints, lawsuits or other proceedings alleging discrimination, wrongful discharge, violation of state and federal wage and hour laws, or any other matters relating to the employment practices of the Company or any of its Subsidiaries are pending, or to the Company’s Knowledge, threatened against the Company or its Subsidiaries.

     SECTION 5.19. Employee Benefits.
     (a) Schedule 5.19(a) sets forth a true and complete list of each Company Plan and identifies each Company Plan that is (i) sponsored or maintained by Parent, the Company or any Subsidiary of the Company at the Company or Subsidiary level and (ii) each Company Plan that is sponsored or maintained by Seller or Parent (each such Plan described in clause (ii) shall be hereinafter referred to as a “Seller Plan”). A true and correct copy of each Company Plan has been made available to Purchaser. With respect to each Company Plan, the Company has made available to Purchaser a true and correct copy of (i) the three most recent annual reports (Form 5500) filed with the applicable government agency, (ii) each such Company Plan that has been reduced to writing and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (iv) a written summary of each unwritten Company Plan, (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (vi) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of ERISA, (vii) the most recent determination letter or opinion letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (viii) any request for a determination currently pending before the IRS as to qualification under Section 401(a) of the Code, (ix) all correspondence with the IRS, the Department of Labor, or Pension Benefit Guaranty Corporation relating to any outstanding controversy or with respect to any other material matter that has been resolved in the previous three years, and (x) all forms and certificate samples used to comply with Sections 4980, 9801 and 9802 of the Code. Except as disclosed in Section 5.19(a) of the Company Disclosure Schedules, each Company Plan and Compensation Commitment complies in form and has complied in operation in all material respects with all applicable requirements of ERISA, the Code and all other applicable Laws, and there has been no notice issued by any governmental authority questioning or challenging such compliance. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving such Company Plans or Compensation Commitments or the assets of such Company Plans or Compensation Commitments. Except as set forth in Section 5.19(a) of the Company Disclosure Schedule, no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30 day notice requirement has not been waived. Neither the Seller, the Company nor any of their ERISA Affiliates (as hereinafter defined) has had any obligation to contribute to any Company Multiemployer Plan within the past six (6) years. No action has been taken, or is currently being considered, by Seller or the Company to terminate or withdraw from any Company Plan subject to Title IV of ERISA and there is no reason to believe the Pension Benefit Guaranty Corporation would initiate the termination of any such Company Plan. No Company Plan, nor any trust created thereunder, has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived. The Company has no liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, (i) on account of any material violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 302 of ERISA or Section 412 of the Code or (iii) under Title IV of ERISA.
     (b) Except as listed in Section 5.19(b) of the Company Disclosure Schedule and except for routine contributions due and owing for which the required payment deadline has not yet passed, with respect to the Company Plans and Compensation Commitments, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries or ERISA Affiliates or Company Plan or Compensation Commitments fiduciary could be subject to any material liability under the terms of such Company Plans or Compensation Commitments, ERISA, the Code or any other applicable Law. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending, and there is no reason why any such Company Plan is not in material operational compliance with such qualification requirements. Except as disclosed in Section 5.19(b) of the Company Disclosure Schedule, none of Seller, the Company nor any of the Company’s Subsidiaries or ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.
     (c) Section 5.19(c) of the Company Disclosure Schedule contains a list of all (i) severance and employment agreements and other similar agreements with employees or former employees of the Company and each of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may be required to make any payment at any time in the future to any employee or former employee or beneficiary thereof and (ii) severance programs and policies of the Company and each of its Subsidiaries with or relating to employees or former employees of the Company or any of its Subsidiaries (all of the agreements, programs, plans and arrangements described in clauses (i) and (ii) shall hereinafter be referred to as “Compensation Commitments”). Section 5.19(c) of the Company Disclosure Schedule lists all plans, programs, agreements and other arrangements of the Company and each of its Subsidiaries with or relating to employees or former employees of the Company or any of its Subsidiaries containing change of control or similar provisions. Section 5.19(c) of the Company Disclosure Schedule identifies each Compensation Commitment as to which Seller or Parent will be responsible for payments to be made to employees or former employees or beneficiaries thereof after the Closing (“Seller Compensation Commitment”). True and complete copies of all written Compensation Commitments and of all related insurance and annuity policies and contracts and other documents with respect to each Compensation Commitment have been delivered to Purchaser. Section 5.19(c) of the Company Disclosure Schedule contains a true and complete description of all oral Compensation Commitments. No amounts will become payable pursuant to any Seller Compensation Commitments as a result of the Closing for which Purchaser or the Company will bear any liability.
     (d) Except as set forth in Section 5.19(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated hereby including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
     (e) There is no Company Plan or Compensation Commitment that is subject to the laws of a foreign government or jurisdiction.

     SECTION 5.20. Taxes.
     (a) Except as set forth in Section 5.20(a) of the Company Disclosure Schedule, and with such exceptions as would not have a Material Adverse Effect:
     (i) (A) all material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries as of the date hereof have been timely filed, (B) all material Taxes owed by the Company or any of its Subsidiaries (subject to paragraph (b) below) which are due and payable have been paid in full, will be paid in full prior to the Closing Date or will be appropriately reflected in the Final Balance Sheet, (C) all material Tax withholding and deposit requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied in full in all respects, and (D) there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax assessments (other than Liens for taxes not yet due or for tax liabilities that are being contested in good faith);
     (ii) no claim has been made against the Company or any of its Subsidiaries for any unpaid Taxes, no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to the Company or any of its Subsidiaries, and no federal, state, local, or foreign audits, examinations, investigations, or other administrative proceedings or court proceedings are presently pending with regard to any Taxes owed by or Tax Returns filed by or with respect to the Company or any of its Subsidiaries;
     (iii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or any of its Subsidiaries;
     (iv) neither the Company nor any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in section 957 of the Code), foreign personal holding company (as defined in section 552 of the Code) or passive foreign investment company (as defined in section 1297 of the Code);
     (v) none of the property of the Company or any of its Subsidiaries is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of section 168(g)(5) of the Code);
     (vi) neither the Company nor any of its Subsidiaries will be required to include any amount in income for any taxable period beginning after March 31, 2005 as a result of a change in accounting method for any taxable period ending on or before December 31, 2004 or pursuant to any written agreement with any Tax authority with respect to any such taxable period;
       (vii) neither the Company nor any of its Subsidiaries has entered into any written agreement with any taxing authority that requires the Company or any of its Subsidiaries to take any action or to refrain from taking any action that could have a material adverse effect on the Tax liabilities of the Company and its Subsidiaries, taken as a whole, after the Closing Date;
       (viii) neither the Company nor any of its Subsidiaries is a party to any Tax sharing, Tax indemnity, or other agreement or arrangement with any person that has not been terminated or will not be terminated as of the Closing Date;
       (ix) neither the Company nor any of its Subsidiaries is required to make any disclosure to the IRS with respect to “listed transactions,” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations; and
       (x) the Company is and has been at all times from and after September 30, 2001, a Delaware limited liability company, which is the successor by merger to Centex Credit Corporation, and which is (i) wholly-owned by Seller and (ii) disregarded for federal income tax purposes. Except as set forth on Section 5.20(a)(x) of the Company Disclosure Schedule, all of the Company’s Subsidiaries are and have been since their inception limited liability companies or limited partnerships that are wholly-owned, directly or indirectly, by Seller, Centex Credit Corporation or the Company, and are disregarded for federal income tax purposes.
Notwithstanding anything to the contrary set forth in subparagraphs (a)(i) and (ii) above, (i) any representations and warranties relating to filing of Tax Returns, payment of Taxes, and assessments, deficiencies or adjustments that have been asserted, proposed or threatened are made only to the Company’s Knowledge, (ii) neither the consolidated Federal income tax return nor any consolidated or combined state income Tax Return of Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries) is considered a Tax Return of or with respect to the Company or its Subsidiaries and (iii) Taxes owed by the Company or any of its Subsidiaries include only Taxes owed for which the Company or any of its Subsidiaries has direct liability to Tax authorities.
     (b) Except as set forth in Section 5.20(b) of the Company Disclosure Schedule, as to each of the entities or arrangements identified as a REMIC in Section 5.20(b) of the Company Disclosure Schedule, such entity or arrangement:
       (i) to the Company’s Knowledge, has at all times since its “startup day” (as defined in Section 860G(a)(9) of the Code) duly qualified as a “real estate mortgage investment conduit” (a “REMIC”) under Section 860D(a) of the Code;
       (ii) to the Company’s Knowledge, has engaged in no “prohibited transactions” (as defined in Section 860F(a)(2) of the Code) and has never received any contributions after its startup day subject to the tax imposed by Section 860G(d) of the Code;

     (iii) has not held for more than 30 months any assets intended to be treated as “foreclosure property” under Section 860G(a)(8) of the Code;
     (iv) to the Company’s Knowledge, has timely filed all Tax Returns required to be filed by such REMIC;
     (v) to the Company’s Knowledge, has withheld and paid over in a timely fashion all Taxes or other amounts required to be withheld by such REMIC and paid over to any governmental taxing authority; and
     (vi) to the Company’s Knowledge, has never itself been examined by, or itself entered into any closing agreement with, the IRS, and is not bound by any closing agreement entered into by the Company or Seller with the IRS.
     (c) As to each “Residual Interest” (within the meaning of Section 860G(a)(2) of the Code) (“Residual Interest”) held by the Company (other than any Residual Interest transferred pursuant to Section 7.18(f), as to which no representation or warranty is made):
     (i) as of December 31, 2005, such Residual Interest had (A) a capital account balance and (B) an adjusted issue price, each as set forth in Section 5.20(c)(i) of the Company Disclosure Schedule;
     (ii) it has been held at all times by the Company or Seller, or a Subsidiary of either of them.
     (d) As to each Regular Interest held by Company:
     (i) as of December 31, 2005, such Regular Interest had an adjusted issue price as set forth Section 5.20(d)(i) of the Company Disclosure Schedule; and
     (ii) it has been held at all times by the Company or Seller.
     (e) Notwithstanding anything to the contrary set forth in this Article V, neither Seller nor the Company makes any representation or warranty to Purchaser relating to Taxes or the absence of liabilities with respect thereto other than pursuant to this Section 5.20, which is intended to contain the sole and exclusive representations and warranties of Seller and the Company relating to Taxes or the absence of liabilities with respect thereto.
     SECTION 5.21. Permits; Compliance with Laws. The Company and its Subsidiaries hold all material Permits (which include all material consumer finance, mortgage banking or servicing or insurance business Permits) that are required to conduct the business and operations of the Company and its Subsidiaries, taken as a whole, as currently conducted or as may be conducted prior to the Closing. The Company and each of its Subsidiaries has fulfilled and performed in all material respects its obligations under each of the Permits that it holds, and each of such Permits is valid, subsisting and in full force and effect. Since January 1, 2002, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other notice, that it is in violation in any material respect of any of the terms or conditions of such Permits.

The Company and its Subsidiaries have conducted their operations in all material respects in compliance with all applicable Laws, including Laws regulating mortgage banking, lending and servicing of loans; provided, however, that the foregoing representations and warranties do not address the matters addressed by the representations and warranties contained in Sections 5.18, 5.19, 5.20 or 5.22.
     SECTION 5.22. Environmental Laws. Except as otherwise disclosed in Section 5.22 of the Company Disclosure Schedule:
     (a) The Company and its Subsidiaries have obtained or filed applications for all material Permits required under applicable Environmental Laws to operate their facilities and conduct their respective businesses as they are currently being operated or conducted.
     (b) The Company and its Subsidiaries have operated their facilities and conducted their respective businesses in compliance with all applicable Environmental Laws in all material respects.
     (c) No material written notification, demand, request for information, citation or order under any Environmental Law has been issued to or filed against the Company or any of its Subsidiaries.
     (d) No investigation or review is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries by any Governmental Authority under any applicable Environmental Law in connection with the operation of their facilities or the conduct of their respective businesses.
     SECTION 5.23. Insurance. Part I of Section 5.23 of the Company Disclosure Schedule lists the insurance policies (including the nature of coverage, limits, deductibles and premiums) maintained by the Company and its Subsidiaries that provide coverage for the business of the Company and its Subsidiaries. Part II of Section 5.23 of the Company Disclosure Schedule lists the insurance policies (including the nature of coverage, limits, deductibles and premiums) maintained by Seller or its Affiliates (other than the Company or any of its Subsidiaries) that provide coverage for the business of the Company and its Subsidiaries. All of such policies are in full force and effect and none of the Company or any of its Subsidiaries is in material default of any provision thereof or has received notice of cancellation or termination thereof. Except as described in Part I of Section 5.23 of the Company Disclosure Schedule, the policies listed therein will continue in effect after the consummation of the transactions contemplated by this Agreement until the termination or expiration thereof in accordance with their respective terms. The policies listed in Part II of Section 5.23 of the Company Disclosure Schedule will terminate as to the Company and its Subsidiaries upon the consummation of the transactions contemplated by this Agreement, and the Company and its Subsidiaries will have no further coverage or rights thereunder
     SECTION 5.24. Affiliated Transactions. Except as set forth in Section 5.24 of the Company Disclosure Schedule, and except for compensation paid or payable to bona fide employees of the Company or any of its Subsidiaries in the Ordinary Course of Business, there are no Contracts, arrangements, products, services, liabilities or obligations between the Company or any of its Subsidiaries, on the one hand, and Seller or any of its

Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that has been in effect during the one year period prior to the date hereof, other than any transactions arising with respect to the alliance, generally described in Section 5.24 of the Company Disclosure Schedule, between the Company and CTX Mortgage relating to the sale by CTX Mortgage to the Company of subprime mortgage loans made by CTX Mortgage or its Subsidiaries to their customers and related transactions and arrangements (the “CTX Alliance”). Other than mortgage loans or travel advances made to employees of the Company or any of its Subsidiaries in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries has any loan outstanding to, and since January 1, 2005 has not extended or maintained credit to, any officer or employee of the Company or any of its Subsidiaries.
     SECTION 5.25. Condition and Sufficiency of Assets. Except as set forth in Section 5.25 of the Company Disclosure Schedule, the Owned Real Estate (other than REO), Leasehold Property and owned and leased tangible personal property of the Company and its Subsidiaries and the Improvements located on the Owned Real Estate or any Leasehold Property are in all material respects in good condition (subject to normal wear and tear). The assets and properties of the Company and its Subsidiaries, together with (i) any assets and properties provided by the Seller or any of its Affiliates described in Section 5.24 of the Company Disclosure Schedule and (ii) any goodwill associated with the Company’s status as an Affiliate of Parent (including, but not limited to, any benefits to the Company and its Subsidiaries associated with Parent’s status as “investment grade” credit rating) constitute all of the assets and properties necessary in all material respects to own and operate the businesses of the Company and its Subsidiaries as currently owned and operated; provided, however, that no representation or warranty is made in this Section 5.25 regarding the amount of working capital required to operate the businesses of the Company and its Subsidiaries either prior to or after the Closing.
     SECTION 5.26. Fees. Except as set forth in Section 5.26 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.
     SECTION 5.27. REO.
     (a) The Company and its Subsidiaries have held each REO solely for the purpose of its orderly disposition and have used commercially reasonable efforts to dispose of REO in a manner that is reasonably necessary for the orderly liquidation of the property.
     (b) All title to any REO acquired by the Company and its Subsidiaries has been acquired in foreclosure or by deed in lieu of foreclosure and such deed or certificate of sale has been taken in the name of the Company or one of its Subsidiaries.
     (c) The Company has maintained a global fire and hazard policy and liability insurance policy covering its REO with extended coverage in an amount which is at least equal to the unpaid principal balance of the relevant REO Loans.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF PURCHASER
     Purchaser hereby represents and warrants to Seller that, except as set forth in the Disclosure Schedule delivered by Purchaser to Seller (the “Purchaser Disclosure Schedule”):
     SECTION 6.1. Organization; Power and Authority. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite limited liability company power and authority to own and operate its properties and assets and conduct its business and operations as presently being conducted.
     SECTION 6.2. Authorizations; Execution and Validity. Purchaser has all requisite power and authority to execute and deliver this Agreement and the other agreements, instruments, certificates and documents to be executed and delivered by it as contemplated hereby (the “Purchaser Ancillary Documents”), perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser, and constitutes the valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions. Upon the execution and delivery thereof by Purchaser, each of the Purchaser Ancillary Documents (to the extent such documents purport to create binding obligations on the part of Purchaser) will constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.
     SECTION 6.3. Absence of Conflicts. The execution and delivery by Purchaser of this Agreement and the Purchaser Ancillary Documents, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (i) result in any violation or breach of any provision of the Organizational Documents of Purchaser, (ii) result in any violation or breach of, or constitute a default under, or constitute an event creating rights of acceleration, termination, amendment, suspension, revocation or cancellation or a loss of rights under, any term or provision of any note, bond, mortgage, indenture, lease, franchise, permit, license, Contract or other instrument or document to which Purchaser is a party or by which its properties or assets are bound or (iii) assuming that the filings referred to in Section 6.4 are made, result in any violation of any Law or any Order applicable to Purchaser or its properties or assets, except for any of the matters referred to in clauses (i) through (iii) above which would not reasonably be expected to prevent, impede or otherwise affect in any material respect the transactions contemplated by this Agreement or the Purchaser Ancillary Documents.

     SECTION 6.4. Governmental and Third Party Approvals. There is no requirement applicable to Purchaser to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority or other Person for the valid execution and delivery by Purchaser of this Agreement and the Purchaser Ancillary Documents, the due performance by Purchaser of its obligations hereunder and thereunder or the lawful consummation by Purchaser of the transactions contemplated hereby and thereby, except for (i) the filing by or on behalf of Purchaser or its “ultimate parent entity” of notification with the FTC or DOJ under the HSR Act and the expiration of the applicable “waiting period” thereunder, (ii) the Financial Service Consents and (iii) any other requirement which, if not satisfied, would not reasonably be expected to prevent, impede or otherwise affect in any material respect the transactions contemplated by this Agreement or the Purchaser Ancillary Documents.
     SECTION 6.5. Litigation. There are no Legal Proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser (i) that relate to this Agreement or any action taken or to be taken by Purchaser in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or (ii) that would reasonably be expect to adversely affect in any material respect the ability of Purchaser to perform its obligations under and consummate the transactions contemplated by this Agreement.
     SECTION 6.6. Sophisticated Purchaser; Access to Information; Investment Intent.
     (a) Purchaser is an informed sophisticated entity with sufficient knowledge and experience in investment and financial matters and in the mortgage loan and financial services industries to be capable of evaluating the risks and merits of its investment in the Securities.
     (b) Purchaser understands that its investment in the Securities involves a high degree of risk and it is financially able to bear such risk.
     (c) Purchaser has been furnished with a substantial number of documents, materials and other information relating to the Company and its Subsidiaries and their respective businesses, operations, financial condition and results of operations and otherwise relevant to the investment by Purchaser in the Securities, and has been afforded the opportunity to obtain additional information and to ask questions regarding such matters.
     (d) Purchaser has read and understands the provisions of this Agreement, which it acknowledges have been negotiated at arm’s-length, and has obtained appropriate professional assistance with respect to all legal, tax and accounting consequences relating to the transactions contemplated hereby.
     (e) Purchaser acknowledges and agrees that neither the Seller nor the Company, nor any of their respective Affiliates, Subsidiaries, officers or agents, or any other Person, has at any time expressly or implicitly represented, guaranteed, or warranted to Purchaser that (i) any profit or other economic benefit will be realized by it as a result or in connection with its acquisition of the Securities, (ii) any financial projections with respect to the business of the Company and its Subsidiaries will prove to be true and correct or (iii) past performance or experience on the part of the Company or its Subsidiaries in any way indicates the predictable results of an investment in the Securities or the results of operations of the Company and its Subsidiaries.
     (f) Purchaser acknowledges that the tax consequences of its investment in the Securities will depend on Purchaser’s particular circumstances, and neither the Seller nor the Company, nor any of their respective Affiliates, Subsidiaries, officers or agents, or any other Person, will be responsible or liable for the tax consequences to the Purchaser arising from an investment in the Securities (except to the extent that there occurs a breach by the Company of its representations and warranties contained in Section 5.20), and Purchaser will look solely to, and rely upon its own advisers with respect to the tax consequences of its investment in the Securities.
     (g) Purchaser is acquiring the Securities for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof in violation of the Securities Act or any other applicable federal or state securities laws. Purchaser has not agreed to transfer the Securities to any other Person or to grant any rights in the Securities to any other Person in violation of the Securities Act or any other applicable federal or state securities laws.
     (h) Purchaser understands that the Securities have not been registered under the Securities Act or the applicable securities or blue sky laws of any State or other jurisdiction and, accordingly, must be held indefinitely unless a subsequent sale or other transfer thereof is registered under the Securities Act and such securities or blue sky laws or is exempt from registration thereunder.
     (i) Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act.
     (j) Purchaser understands that the exemptions from registration under the Securities Act and state securities or blue sky laws relied upon by Seller in connection with the sale of the Securities pursuant to this Agreement are based in part on the matters addressed in this Section 6.6.
     SECTION 6.7. Financing. Section 6.7 of the Purchaser Disclosure Schedule contains a true and correct copy of the equity commitment letter pursuant to which the Fortress Funds have agreed to provide Purchaser with the Purchase Price (the “Commitment Letter”). At the Closing, Purchaser will have access to sufficient available funds in cash or cash equivalents to pay the Purchase Price and to pay all other amounts payable in connection with this Agreement and necessary to effect the Closing.
     SECTION 6.8. Fees. Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

ARTICLE VII
COVENANTS
     SECTION 7.1. Cooperation; Certain Consents and Approvals.
     (a) From the date hereof until the Closing Date, upon the terms and subject to the conditions of this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Closing and the transactions contemplated by this Agreement as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated hereby, and the taking of such actions as are necessary to obtain any requisite Consents, Orders, Permits, qualifications, exemptions or waivers from any Person or Governmental Authority. In addition, no party shall knowingly take any action after the date hereof (other than any action required to be taken under this Agreement or to which the other parties shall have granted their consent) that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent, Order, Permit, qualification, exemption or waiver from any Governmental Authority or other Person required to be obtained prior to Closing. Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to obtain, and each of Seller and Purchaser shall cooperate in all reasonable respects with the Company’s efforts to obtain, any Financial Services Consents required to be obtained in connection with the transactions contemplated by this Agreement. All Expenses associated with obtaining such Financial Service Consents shall be borne by the Company; provided, however, that each of Seller and Purchaser shall bear its own Expenses incurred in connection with its cooperation with the Company’s efforts to obtain such Consents, including the costs and fees payable to its own counsel in connection therewith.
     (b) To the extent permitted by applicable Law and subject to any limitations on access to information provided for in Section 7.3, each party shall consult with the other parties with respect to, and provide any information reasonably requested by the other party in connection with, all material filings made with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. If any party or any of its Affiliates receives a request for information or documentary material from any Governmental Authority with respect to this Agreement or any of the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and, to the extent permitted by applicable Law, after consultation with the other parties, an appropriate response in compliance with such request.
     (c) In addition to and without limiting any of the other covenants of the parties contained in this Section 7.1, the parties shall, in connection with the transactions contemplated hereby, (i) take promptly all actions necessary to make the filings required of them or their “ultimate parent entities” under the HSR Act, (ii) comply, at the earliest practicable date, with any request for additional information or documentary material received by them, or any of their respective Affiliates from the FTC or the DOJ pursuant to the HSR Act or from any state attorney general or other Governmental Authority in connection with antitrust matters, (iii) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereby commenced by the FTC, DOJ, any state attorney general or any other Governmental Authority, (iv) use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust Law, (v) not agree to participate in any meeting or discussion with any Governmental Authority in connection with proceedings under or relating to the HSR Act or any applicable non-U.S. laws with respect to foreign investment and competition, unless it consults with the other parties in advance, and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat, (vi) consult and cooperate with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any applicable non-U.S. laws with respect to foreign investment and competition and (vii) advise the other parties promptly of any material communication received by such party from the FTC, DOJ, any state attorney general or any other Governmental Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any state attorney general or any other Governmental Authority in connection with the transactions contemplated hereby. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, Purchaser and the Company shall each request early termination of the applicable “waiting period” under the HSR Act.
     SECTION 7.2. Conduct of Business. From the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to (and Seller shall cause the Company and each of its Subsidiaries to), unless Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as described in Section 7.2 of the Company Disclosure Schedule or as otherwise specifically contemplated by this Agreement:
     (a) operate its businesses only in the Ordinary Course of Business;
     (b) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and not change any of its accounting principles, except as required by GAAP or disclosed to Purchaser in writing; provided, however, that this paragraph (b) shall not prohibit the Company from increasing the Insurance Accrual Amount or any reserve for Legal Proceedings if it determines in good faith that such increase is appropriate or advisable;
     (c) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate or other legal entity reorganization of the Company or any of its Subsidiaries or otherwise alter the legal structure or form of the Company or any of its Subsidiaries;
     (d) not make changes to, amend or modify the Company’s or any of its Subsidiaries’ Organizational Documents;

     (e) not issue, sell, transfer or pledge any of its Equity Interests nor issue or grant any options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which it would be obligated to issue or sell any Equity Interests or split, combine or reclassify any of its Equity Interests;
     (f) not make or commit to make any increase in compensation (including bonuses or other incentive compensation), severance or other employee benefits payable or to become payable by the Company or any of its Subsidiaries to any director, manager, officer or other employee, other than any increase (i) provided for in the 2006 Annual Budget or the 2007 Annual Budget, (ii) related to ordinary course promotions or hirings or (iii) required under the terms of any Company Plans or other Contracts in effect on the date hereof and other than for changes and actions to comply with any applicable Law or with Section 409A of the Code and the regulations thereunder;
     (g) not enter into, or adopt or amend, any bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement, employee benefit plan or employment, consulting or management agreement other than consulting agreements entered into in the Ordinary Course of the Business and other than any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its continued compliance with applicable Law or otherwise to comply with Section 409A and the regulations thereunder;
     (h) except with respect to the consolidated federal Tax Return of Parent and its Subsidiaries and any similar consolidated or combined state Tax Returns, and items reported on any such Tax Returns, not make any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended material Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a material refund, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;
     (i) not transfer any assets used in the business of the Company or any of its Subsidiaries to Seller or its Affiliates (other than the Company and its Subsidiaries), except pursuant to the arrangements described on Section 5.24 of the Company Disclosure Schedule in the Ordinary Course of Business;
     (j) not make any capital expenditure or enter into any contract or commitment therefor not contemplated by the 2006 Annual Budget or the 2007 Annual Budget in excess of $1,000,000 in the aggregate;
     (k) not incur, assume or guarantee any Indebtedness other than in the Ordinary Course of Business (subject to the limitations set forth in clause (c), (f) and (h) of the definition of “Ordinary Course of Business”) or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any Indebtedness that is to be satisfied at the Closing in accordance with this Agreement or the payment, discharge or satisfaction or other claims, liabilities or obligations in the Ordinary Course of Business;

     (l) not sell, lease (as lessor), transfer or otherwise dispose of, mortgage or pledge, or create or impose any Lien (other than any Permitted Lien) on, any of the material assets or properties of the Company or any of its Subsidiaries, other than any (i) Permitted Loan Sales, (ii) securitizations of Home Equity Loans or grants of Liens or other related transactions in connection therewith in the Ordinary Course of Business (subject to the limitations set forth in clause (c) of the definition of “Ordinary Course of the Business”), (iii) sales of REO in the ordinary course, (iv) any sales or other dispositions of minor amounts of personal property in the Ordinary Course of Business or (v) ordinary course transactions referred to in clause (h) of the definition of “Ordinary Course of the Business”;
     (m) not alter in any material respect its current practices for collecting notes and accounts receivable and paying accounts payable;
     (n) enter into any transaction, agreement or arrangement with either Seller or any Affiliate of Seller (other than the Company and its Subsidiaries), other than the continuation of any transaction described in Section 5.24 of the Company Disclosure Schedule or transactions related to the CTX Alliance; and
     (o) not agree to take any action or actions prohibited by any of the foregoing clauses (a) through (n); provided, however, that this Section 7.2 shall not be construed to prohibit (i) the payment of any dividend or distribution in cash by the Company to Seller or (ii) any payments by the Company or any of its Subsidiaries in respect of any Intercompany Obligations in the manner described in Section 7.13 of the Company Disclosure Schedule.
     SECTION 7.3. Access to Information. From the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries to, (i) make its management personnel reasonably available to Purchaser and its representatives, (ii), subject to and in compliance with any obligations of confidentiality or non-disclosure provided by applicable Law or contained in any Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (it being understood that Seller and the Company and its Subsidiaries shall use reasonable efforts to coordinate means to avoid such impediments), provide Purchaser and its accountants, employees, attorneys and other representatives reasonable access to, and permit such Persons to review and copy, during normal business hours and upon reasonable prior written request, its properties, books, Contracts, accounts, records and files, including loan files relating to Home Equity Loans, (iii) subject to Section 7.4(a), permit and use commercially reasonable efforts to facilitate discussions among Purchaser, Seller and the lenders, financing sources and vendors of the Company and other parties having significant commercial relations with the Company and its Subsidiaries and (iv) provide such other information to Purchaser and its representatives as they may reasonably request which is (a) reasonably necessary to assist Purchaser with integration and transition planning in connection with the transactions contemplated hereby and (b) not inconsistent with applicable Law. Notwithstanding the foregoing, Purchaser acknowledges that none of Seller, the Company and their respective Subsidiaries or Affiliates shall be obligated to provide to Purchaser (i) any information relating to any offers or indications of interest received by Seller, the Company or their respective Affiliates or representatives from any Person other than Purchaser to acquire the Company or any of its Equity Interests, properties or assets or any communications between Seller, the Company or their respective Affiliates or representatives on the one hand and any such other Person on the other hand relating to such offers or indications of interest or the transactions contemplated thereby (it being understood that Seller may retain all such documents, information and communications, which shall be the sole property of Seller at all times prior to and after the Closing), (ii) any work papers or similar materials prepared by the independent public accountants of the Company, except to the extent that such accountants agree to provide access to such work papers or similar materials upon such terms and conditions as shall be determined by such accountants in their sole discretion (it being understood that Seller and the Company and its Subsidiaries shall use commercially reasonable efforts to facilitate such access), and (iii) any documents or information that are protected by the attorney-client privilege or work product doctrines if the Company determines in its reasonable discretion that providing copies or access to such documents or information could give rise to a possible waiver of such privilege or doctrine (it being understood that Seller and the Company and its Subsidiaries shall use commercially reasonable efforts to coordinate means to avoid such impediments).
     SECTION 7.4. Certain Confidential Information.
     (a) Purchaser hereby acknowledges that in connection with the transactions contemplated by this Agreement it and its Affiliates have received and will continue to receive certain Evaluation Material (as defined in the Confidentiality Agreement). Purchaser acknowledges that it and its Affiliates are bound by the Confidentiality Agreement and agrees that it will not, and it will not permit any of its Affiliates, directors, officers, independent accountants, agents or other representatives to, use or disclose any Evaluation Material except as permitted by such agreement. The provisions of this Section 7.4, insofar as they relate to Evaluation Material with respect to the businesses, operations, properties, assets, liabilities, financial condition and results of operations of the Company and its Subsidiaries, shall terminate upon the Closing. Except as provided in the immediately preceding sentence, the provisions of this Section 7.4 shall survive the Closing or any termination of this Agreement.
     (b) Seller recognizes that by reason of its ownership of the Company and its Subsidiaries, Seller has acquired proprietary, secret or confidential information concerning the operation of the business of the Company and its Subsidiaries. Accordingly, Seller covenants to Purchaser that, from and after the Closing Date, Seller will not, and it will not permit any of its Affiliates to, for a period of three years following the Closing, except in performance of the terms of this Agreement, the Alliance Agreement or the Transition Services Agreement, in the enforcement of its rights under this Agreement, the Alliance Agreement or the Transitions Services Agreement or with the prior written consent of Purchaser, directly or indirectly, disclose any proprietary, secret or confidential information relating to the Company or any of its Subsidiaries or their respective businesses that it may learn or has learned by reason of its ownership of the Company, unless (i) it is or becomes generally available to the public other than as a result of disclosure by either Seller or any of its Affiliates, (ii) it is known by reason of ownership or operation of a business (owned or operated as of the date hereof) other than that of the Company and its Subsidiaries or (iii) disclosure is required by applicable Law.
     (c) Notwithstanding anything to the contrary contained herein, the parties and their Affiliates (and each employee, representative, or other agent of the parties and their

Affiliates) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind that are provided to the parties and their Affiliates relating to such tax treatment and tax structure (as such terms are defined in Treasury Regulation section 1.6011-4). This authorization of tax disclosure is retroactively effective to the commencement of discussions between Purchaser and Seller regarding the transactions contemplated herein.
     SECTION 7.5. Return or Destruction of Information. If this Agreement is terminated for any reason, Purchaser will return or cause to be returned to Seller and the Company all Evaluation Material and all other documents, materials and records (including records in electronic form) obtained from Seller or the Company or any of their Affiliates or any other Person acting on their behalf in connection with the transactions contemplated hereby; provided, however, that in lieu of returning or causing to be returned any documents, materials or records that contain or reflect any Evaluation Material created by Purchaser or any Person acting on its behalf in connection with the transactions contemplated hereby, Purchaser may destroy any such documents, materials or records pursuant to the terms and subject to the exceptions and limitations set forth in the Confidentiality Agreement, and will continue to keep confidential and not use or disclose any information not returned because it is not included or reflected in any documents, materials or records.
     SECTION 7.6. Access to Documents; Preservation of Books and Records.
     (a) For a period of seven years from the Closing Date, (i) Purchaser shall cause the Company and its Subsidiaries not to dispose of or destroy any of the books and records of the Company or any of its Subsidiaries relating to periods prior to the Closing (“Books and Records”) without first offering to turn over possession thereof to Seller, at Seller’s expense, by written notice to Seller at least 90 days prior to the proposed date of such disposition or destruction; (ii) Purchaser shall cause the Company and its Subsidiaries to allow Seller and its agents reasonable access to and to copy, for any proper purpose, including making any regulatory or Tax filing, all Books and Records, at Seller’s expense; provided, however, Seller shall use commercially reasonable efforts to see that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the Company’s and its Subsidiaries’ businesses; and (iii) Purchaser shall cause the Company and its Subsidiaries to make available to Seller upon reasonable written request (1) the Company’s and its Subsidiaries’ personnel to assist Seller in locating and obtaining any Books and Records or other documents, and (2) any of the Company’s and its Subsidiaries’ personnel whose assistance or participation is reasonably required by Seller or any of its Affiliates in anticipation of, or preparation for, existing or future Legal Proceeding or other matters in which Seller or their Affiliates is or becomes involved. Notwithstanding the foregoing, (A) nothing herein shall require Purchaser, the Company or its Subsidiaries to disclose any information to Seller if such disclosure would jeopardize any attorney-client or other legal privilege available to Purchaser, the Company or any of its Subsidiaries or contravene any applicable Law and (B) to the extent that any Books and Records or other information are withheld from Seller pursuant to clause (A) above because disclosure thereof would jeopardize any attorney-client privilege or other legal privilege, Purchaser and the Company shall use their commercially reasonable efforts to make alternative arrangements to provide to Seller any factual information contained in such Books and Records or other information in a manner that would not jeopardize any such privilege. All information regarding the Company and any of its Subsidiaries obtained by Seller pursuant to this Section shall be kept confidential to the extent required by and in accordance with Section 7.4(b).
     (b) For a period of seven years from the Closing Date, (i) Seller shall not dispose of or destroy any documents related primarily to the Company or any of its Subsidiaries or which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, in each case for periods prior to the Closing (“Seller Books and Records”) without first offering to turn over possession thereof to Purchaser, at Purchaser’s expense, by written notice to Purchaser at least 90 days prior to the proposed date of such disposition or destruction; (ii) Seller shall allow Purchaser and its agents reasonable access to and to copy, for any proper purpose, including making any required regulatory or Tax filing, all Seller Books and Records, at Purchaser’s expense; provided, however, Purchaser shall use commercially reasonable efforts to see that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of Seller’s businesses; and (iii) Seller shall make available to Purchaser upon reasonable written request (1) Seller’s personnel to assist Purchaser in locating and obtaining any Seller Books and Records or other documents, and (2) any of Seller’s personnel whose assistance or participation is reasonably required by Purchaser or any of its Affiliates in anticipation of, or preparation for, existing or future Legal Proceeding or other matters in which Purchaser or their Affiliates is or becomes involved. Notwithstanding the foregoing, (A) nothing herein shall require Seller to disclose any information to Purchaser if such disclosure would jeopardize any attorney-client or other legal privilege available to Seller or its Affiliates or contravene any applicable Law and (B) to the extent that any Seller Books and Records or other information are withheld from Purchaser pursuant to clause (A) above because disclosure thereof would jeopardize any attorney-client privilege or other legal privilege, Seller shall use its commercially reasonable efforts to make alternative arrangements to provide to Purchaser any factual information contained in such Seller Books and Records or other information in a manner that would not jeopardize any such privilege. All information regarding Seller obtained by Purchaser pursuant to this Section shall be kept confidential to the extent required by and in accordance with Section 7.4(a).
     (c) The seven-year period referred to in Section 7.6(a) and (b) shall be extended if Seller or Purchaser, as the case may be, advises the other party in writing that any Legal Proceeding or investigation is pending or threatened at the termination of such seven-year period, in which case such extension shall continue until any such Legal Proceeding or investigation has been settled through judgment or otherwise and/or is no longer pending or threatened.
     SECTION 7.7. Limited Representations. PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT (A) SELLER HAS NOT MADE AND SHALL NOT BE DEEMED TO HAVE MADE TO PURCHASER ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY MADE BY SELLER IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 8.3 AND (B) THE COMPANY HAS NOT MADE AND SHALL NOT BE DEEMED TO HAVE MADE TO PURCHASER ANY

REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED PURSUANT TO SECTIONS 8.3. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT NEITHER THE SELLER NOR THE COMPANY NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED OR STATUTORY, AT LAW OR EQUITY, WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THEIR ACTUAL OR PROSPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS OR FINANCIAL CONDITION OTHER THAN AS SET FORTH IN THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, (I) EXPRESS OR IMPLIED WARRANTIES REGARDING THE CONFIDENTIAL OFFERING MEMORANDUM DATED SEPTEMBER 2005 PROVIDED TO PURCHASER, (II) EXPRESS OR IMPLIED WARRANTIES AS TO ANY FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING INFORMATION WITH RESPECT TO THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES, (III) IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR (IV) EXPRESS OR IMPLIED WARRANTIES AS TO ANY OTHER MATTER WHICH, UNDER APPLICABLE LAW, WILL BE DEEMED TO GIVE RISE TO ANY EXPRESS OR IMPLIED WARRANTY UNLESS SUCH WARRANTY IS EXPRESSLY DISCLAIMED BY SELLER OR THE COMPANY, AND THE SELLER AND THE COMPANY HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY THEMSELVES, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     SECTION 7.8. Use of Seller Marks.
     (a) Prior to Closing, Seller and the Company shall prepare the documentation necessary to effect a change in name of each of the Company and any of its Subsidiaries (other than HSF II) to remove the words “Centex,” “CHEC” and “Harwood” and any derivatives thereof from its name. At or as soon as practicable after the Closing, the Company shall file for a change in the name of each of the Company and any of its Subsidiaries (other than HSF II) to remove the words “Centex” “CHEC” and “Harwood” and any derivatives thereof from its name; provided, however, that the Company and its Subsidiaries, as applicable, may continue to use such names in any jurisdiction if the approval of a Governmental Authority is required to conduct business in such jurisdiction under a different name, until such time as such approval has been obtained (provided that Purchaser continues to diligently pursue such approvals). Purchaser acknowledges and agrees that it is not obtaining any rights, except as provided in this paragraph (a), or any licenses with respect to the names “Centex,” “Harwood” or any derivative thereof (including, but not limited to, “Centex Home Equity” or “CHEC”) or associated Trademarks or other logos or trade dress (the “Seller Marks”). Purchaser shall discontinue and cause the Company and its Subsidiaries to discontinue use of Seller Marks as soon as practicable after the Closing Date, but not more than 45 days after the Closing Date, or, if a filing with or approval of any Governmental Authority is required, as soon as practicable after all such approvals are obtained. Notwithstanding the foregoing, the Company may continue to refer to itself as “formerly known as Centex Home Equity Company” for a period of one year following the Closing Date.
     (b) To the extent that such action has not been taken on or prior to Closing, from and after the Closing, Purchaser shall use its commercially reasonable efforts to cause each Securitization Trust to promptly change its name to remove “Centex” and any derivatives thereof from its name and to cause Bloomberg Terminal to cease using the ticker symbol “CXHE” with respect to the Securitization Trusts. In no event may Purchaser, the Company or any of its Subsidiaries use the Seller Marks in any prospectus, offering document, offering memoranda or other materials used in the offering of any securities after the Closing. Notwithstanding anything to the contrary contained herein, Purchaser, the Company and its Subsidiaries may refer to the Seller Marks for historical references or other reasonable informational purposes (but not for marketing purposes) including in any prospectus, offering document, offering memoranda or other materials used in the offering of any securities after the Closing.
     (c) From and after the Closing, Purchaser shall use its commercially reasonable efforts to promptly cease using the names “Centex”, “CHEC” and “Harwood” and any derivatives thereof in connection with any financing facility, including the facilities described in Section 7.11 hereof.
     SECTION 7.9. Employees and Employee Benefits.
     (a) On or prior to the date hereof, the Company, Seller and Purchaser have agreed upon a form of joint announcement to employees concerning this Agreement and the transactions contemplated hereby and a communication plan concerning the method and timing of the delivery of such announcement. Contemporaneously with the execution and delivery of this Agreement, the parties will deliver such announcement to employees in accordance with such communication plan.
     (b) On and after the Closing Date, Purchaser shall be responsible with respect to all employees of the Company and any of its Subsidiaries for compliance with the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar state or local Laws. Section 7.9 of the Company Disclosure Schedule lists the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Company or any of its Subsidiaries during the 90-day period prior to the date hereof, together with the date of each such employment loss, which schedule shall be updated with respect to the 90-day period prior to the Closing Date. Purchaser shall not, and shall cause each of its Affiliates and Subsidiaries not to, with respect to any site of employment or facility of any of the Company or any of its Subsidiaries, at any time during the 90-day period following the Closing Date, take any employment action that would result in (i) a “plant closing” (as defined in the WARN Act), (ii) a “mass layoff” (as defined in the WARN Act), or (iii) any similar action under any applicable state or local Laws requiring notice to employees in connection with a plant closing or layoff, in each case without complying fully with the notice and other requirements of the WARN Act and any similar state or local Laws requiring notice to employees. In addition, Purchaser hereby agrees to indemnify the Seller Indemnified Parties and to defend and hold the Seller Indemnified Parties harmless from and against any and all Losses which the Seller Indemnified Parties may incur in connection with any lawsuit, claim, arbitration, action or other proceeding brought against the Seller Indemnified Parties under the WARN Act or any similar state or local Laws, which relates to any actions taken by Purchaser or any of its Affiliates or Subsidiaries with regard to any site of employment or facility of the Company or any of its Subsidiaries (other than Losses resulting from breaches or inaccuracies of Seller’s and, prior to the Closing, the Company’s and its Subsidiaries’ representations and warranties).
     (c) Notwithstanding anything herein to the contrary, Purchaser shall assume and agrees to honor in accordance with their terms all employment and severance agreements listed on Section 5.19(c) of the Company Disclosure Schedule (other than Seller Compensation Commitments), and all accrued benefits vested thereunder.
     (d) For a period of at least one year from and after the Closing Date, Purchaser shall maintain, or cause the Company and its Subsidiaries to maintain, plans for the benefit of the employees of the Company and its Subsidiaries that provide benefits that are not materially less favorable in the aggregate (excluding stock option and equity incentive plans and arrangements) to such employees than the benefits provided under the Company Plans immediately prior to the Closing.
     (e) With respect to each employee benefit plan of Purchaser (“Purchaser Benefit Plan”) in which employees of the Company and its Subsidiaries (“Company Employees”) participate after the Closing Date, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Purchaser; provided, however, that such service need not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the corresponding Company Plan or to the extent such service relates to benefit accrual under a defined benefit pension plan. To the extent permitted by applicable Law, Purchaser shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under Purchaser Benefit Plans to be waived with respect to such Company Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the period prior to the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Purchaser Benefit Plans in which they are eligible to participate after the Closing Date.
     (f) The parties hereto acknowledge and agree that all provisions contained in this Section 7.9 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Company Plan or Compensation Commitment or any beneficiary thereof or (ii) to continued employment with the Company or Purchaser.

     (g) The Company and the Subsidiaries shall terminate their participation in all Seller Plans listed on Schedule 5.19(a) as of the Closing Date. Seller shall retain the liability for payment of all covered claims (including medical, dental, life insurance and long-term disability) or Expenses incurred by any Person under all Seller Plans and for all benefits accrued and amounts payable under the Seller Plans. The Company shall be liable for the Compensation Commitments (other than Seller Compensation Commitments), except to the extent that such Compensation Commitments were not properly accrued for on the Final Balance Sheet as required in accordance with GAAP or paid prior to the Closing Date (it being understood that the ProRata Incentive Compensation (as defined in the agreements listed in items 1-17 of Section 5.19(c)(i) of the Company Disclosure Schedule) and the amounts owed under the agreements listed in items 34 and 35 of Section 5.19(c)(i) of the Company Disclosure Schedule (the “Bonus Agreements”) shall have been fully accrued). Seller shall be liable for all payments in respect of all Seller Compensation Commitments and, to the extent that the Compensation Commitments have not been either properly accrued (or fully accrued, in the case of the ProRata Incentive Compensation and amounts owed under the Bonus Agreements) for on the Final Balance Sheet as required in accordance with GAAP or paid prior to the Closing Date, Compensation Commitments. Notwithstanding the foregoing, Purchaser shall take reasonable steps to establish a plan that is qualified under Section 401(a) of the Code that includes a cash or deferred arrangement under Section 401(k) of the Code (“Buyer 401(k) Plan”) and shall accept eligible rollover contributions, including the rollover of outstanding plan loans, from the Parent Profit Sharing and Retirement Plan to the extent such rollovers are elected by Company employees who are eligible participants in the Buyer 401(k) Plan.
     (h) Parent shall take all action necessary to cause all Company employees to be fully vested in their accounts in the Parent Profit Sharing and Retirement Plan.
     (i) With respect to any Compensation Commitments that provide for the payment of bonuses to employees of the Company or any of its Subsidiaries, Seller shall use commercially reasonable efforts to amend such commitments to require such payments to be made no later than two and one-half months after the end of Parent’s fiscal year, in order to prevent such payments from being treated as “deferred compensation” under Section 409A of the Code (“Section 409A”), subject to any necessary and timely consent to such amendments by the affected employees. With respect to employees of the Company and any of its Subsidiaries, Seller further agrees that Parent shall amend the Centex Corporation Supplemental Executive Retirement Plan, the Centex Corporation Executive Deferred Compensation Plan and the Centex Corporation Deferred Compensation Plan to be in good faith compliance with the requirements of Section 409A with respect to such employees that are participants in such plans, no later than December 31, 2006 or such later date as permitted by Treasury Department notices, guidance or regulations.
     (j) With respect to each Affected Employee, Seller shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims whether reported prior to, on or after the Closing Date which are the result of an injury or illness originating prior to or on the Closing Date.

     SECTION 7.10. Directors and Officers Indemnification.
     (a) In the case of any threatened or actual Claim or Legal Proceeding, including any such Claim or Legal Proceeding by or in the right of the Company or any of its Subsidiaries, in which any individual who is as of the Closing Date or was at any time prior thereto an officer, director, manager, employee or agent of the Company or any of its Subsidiaries (collectively, the “D&O Indemnified Parties”) is, or is threatened to be, made a party by reason of the fact that he or she is or was, prior to the Closing Date, a director, officer, manager, employee or agent of the Company or any of its Subsidiaries or is or was, prior to the Closing Date, serving as a director, officer, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the Company or any of its Subsidiaries, whether such Claim or Legal Proceeding arises before, on or after the Closing Date, Purchaser shall, and shall cause the Company following the Closing to, indemnify and hold harmless, to the fullest extent permitted by Law, each such D&O Indemnified Party against any Losses and amounts paid in settlement in connection with any such Claim or Legal Proceeding. In the case of any such Claim or Legal Proceeding (whether arising before, on or after the Closing Date) with respect to which Purchaser or the Company is required to provide indemnification hereunder, (i) Purchaser may, at its election, assume the defense of such matter; provided, however, that if Purchaser or the Company fails to assume such defense or, under applicable standards of professional conduct, there exists a conflict of interest on any significant issue between Purchaser and the Company, on the one hand, and any of the D&O Indemnified Parties, on the other hand, the D&O Indemnified Parties may retain counsel satisfactory to them, and Purchaser or the Company shall pay all reasonable Expenses of such counsel for the D&O Indemnified Parties promptly as statements therefor are received and (ii) Purchaser shall, and shall cause the Company to, use its commercially reasonable efforts to assist in the vigorous defense of any such matter; provided, however, that neither Purchaser nor the Company, as the case may be, shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). After the Closing Date, Purchaser guarantees the performance by the Company of its obligations under this Section 7.10. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Purchaser or the Company to indemnify or hold harmless any D&O Indemnified Party against a Claim or Legal Proceeding initiated against such D&O Indemnified Party by Seller or any of its Affiliates. The provisions of this paragraph (a) shall terminate and be of no further force or effect following the date that is the six-year anniversary of the Closing Date, except to the extent that they apply to any Claims asserted or Legal Proceedings commenced prior to such date.
     (b) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and successors. The indemnification provided for herein shall not be deemed exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Purchaser shall, or shall cause the Company to, pay all Expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party which is the prevailing party in any action or proceeding to enforce the indemnity and other obligations provided for in this Section 7.10.

     (c) If the Company (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 7.10, Purchaser shall cause the Company to make proper provision so that the successors and assigns of the Company shall succeed to the obligations set forth in this Section 7.10 and none of the actions described in clauses (i) or (ii) above shall be taken until such provision is made.
     SECTION 7.11. Treatment of Financing Facilities, Securitization Consents and Waivers.
     (a) On the Closing Date, but immediately after the Closing, Purchaser shall cause the Company to repurchase all loans (the “BA Loans”) sold by the Company to and held by Bank of America, N.A. under the Repurchase Facility. Immediately upon such repurchase, at Seller’s sole option, Seller and, to the extent necessary and appropriate, Purchaser shall either (i) cause to be terminated the mortgage loan repurchase facility between Bank of America, N.A., the Company and CTX Mortgage Company (the “Repurchase Facility”), and the program documents related to the Repurchase Facility listed on Section 7.11(a) of the Company Disclosure Schedule (the “Repurchase Facility Program Documents”) or (ii) cause to be amended all applicable Repurchase Facility Program Documents to withdraw the Company as a seller thereunder, with the result that, in the case of either clause (i) or (ii), the Company and its Affiliates shall have no further liability or obligation thereunder.
     (b) In the event that on or prior to the Closing Date, Purchaser has not obtained the consents set forth on Section 2.2(d) to the Company Disclosure Schedule, on the Closing Date, but immediately after the Closing, Purchaser shall cause the Company to pay directly to the holder or holders of the VF Note the VF Note Amount in accordance with, and in the manner provided in, the VF Note and the Indenture between Centex Home Equity Advance Receivables Company, Ltd., as issuer, Centex Home Equity Advance Receivables Company, LLC, as depositor, JPMorgan Chase Bank, N.A., as indenture trustee and in certain other capacities, and the Company, as seller and servicer, dated May 2, 2005. In addition, in the event that on or prior to the Closing Date, Purchaser has not obtained the consents set forth on Section 2.2(d) to the Company Disclosure Schedule, Purchaser, the Company and Seller shall take each of the other the steps and perform the other actions set forth on Section 7.11(b) of the Company Disclosure Schedule with respect to the termination, effective immediately after Closing, of the servicer advance facility maintained by the Company and its related program documents identified on Section 7.11(b) of the Company Disclosure Schedule.
     (c) Purchaser, Seller and the Company agree to take, or cause to be taken, as appropriate, the following actions and any actions relating thereto in order to effect the termination of the financing arrangements involving the Company’s wholly-owned financing Subsidiary, Harwood Street Funding II, LLC (“HSF II”):
     (i) At Closing, Seller shall cause the Company to transfer all of the equity interests in HSF II and, if Seller elects, the

Company’s right to manage HSF II to a Subsidiary of Seller (other than the Company or any of its Subsidiaries), in a manner reasonably acceptable to Purchaser;
     (ii) Prior to Closing, Purchaser, Seller and the Company shall take the actions set forth on Section 7.11(c)(ii) of the Company Disclosure Schedule with respect to the purchase at Closing by Purchaser of all Home Equity Loans held by HSF II;
     (iii) At Closing, Seller shall take the actions set forth on Section 7.11(c)(iii) of the Company Disclosure Schedule with respect to the redemption of all medium term notes and subordinated notes issued by HSF II; and
     (iv) Following Closing, Purchaser and the Company shall, at Seller’s expense, cooperate with, and provide such assistance as Seller may reasonably request, in connection with the wind-down of operations of HSF II (including required reports and attestations) and terminating all obligations and agreements related to HSF II, including those actions set forth on Section 7.11(c)(iv) of the Company Disclosure Schedule. Seller and its Affiliates shall hold Purchaser and the Company harmless from any and all claims and liabilities that may arise in connection with the cooperation and assistance so provided to Seller.
     (d) Purchaser, Seller and the Company shall use all commercially reasonable efforts to take the actions (including obtaining the specified Consents and amendments) described in Section 7.11(d) of the Company Disclosure Schedule with respect to each of the securitization transactions listed thereon such that (i) with respect to those transactions described in Sections 7.11(d)(1), 7.11(d)(2) and 7.11(d)(3) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not constitute a servicer termination event or an event of default under the related agreements and (ii) with respect to those transactions described in Section 7.11(d)(3) of the Company Disclosure Schedule, the servicer termination events or events of default under the related Home Equity Loan Securitization Documents shall not include the failure to satisfy pool performance criteria (e.g., the “Servicer Termination Test” of the 1999-1 pooling and servicing agreement) or such servicer termination events or events of default shall be waived through the servicer’s optional termination date with respect to each such transaction. Without limiting the generality of the foregoing, in connection with clause (ii) above, Purchaser shall commit in writing to exercise all Call Rights with respect to the applicable Securitization Trusts at the earliest date on which such Call Rights become exercisable. All Expenses incurred in connection with the performance of the obligations under this paragraph (d) shall be borne by the Company; provided, however, that each of Seller and Purchaser shall be responsible for its own Expenses, including the fees and expenses of its counsel, incurred in connection with the performance of such party’s obligations under this paragraph (d). If, with respect to any transaction listed on Schedule 7.11(d)(2) of the Company Disclosure Schedule, (i) the actions described in the first sentence of this Section 7.11(d) have not been completed at Closing, (ii) the Company is terminated as servicer under the applicable servicing agreement and (iii) the termination of the Company as servicer is not primarily attributable to an event of default or a servicer termination event (other than servicer termination events, if any, related to pool performance criteria) occurring after the Closing Date, Seller shall compensate Purchaser, the Company or any of their Affiliates, as applicable, for the loss of the servicing rights, advances and prepayment penalties associated with such servicing agreement, with pricing for such rights and assets to be calculated in accordance with the terms set forth on Section 7.11(d)(5) of the Company Disclosure Schedule. If, with respect to any Securitization Trust listed on Schedule 7.11(d)(3) of the Company Disclosure Schedule, (i) the actions described in the first sentence of this Section 7.11(d) have not been completed at Closing, (ii) the Company is terminated as servicer under any related Home Equity Loan Securitization Document prior to the first date on which the related Call Rights are exercisable and (iii) the termination of the Company as servicer is not primarily attributable to an event of default or a servicer termination event (other than servicer termination events related to pool performance criteria) occurring after the Closing Date, (a) Seller shall purchase from Purchaser, the Company or any of their Affiliates, as applicable, upon Purchaser’s request made within 30 days of such termination, the residual interests in the related Securitization Trust at the applicable purchase price set forth on Section 7.11(d)(4) of the Company Disclosure Schedule and (b) Seller shall compensate Purchaser, the Company or any of their Affiliates, as applicable, for the loss of the servicing rights, advances and prepayment penalties associated with such Securitization Trust, with pricing for such rights and assets to be calculated in accordance with the terms set forth on Section 7.11(d)(5) of the Company Disclosure Schedule.
     (e) Seller, the Company and Purchaser shall take the actions described on Section 7.11(e) of the Company Disclosure Schedule with respect to the Company’s and its Subsidiaries’ other derivative instruments listed on Section 7.11(e) of the Company Disclosure Schedule.
     (f) Notwithstanding the foregoing, Seller shall bear, and shall promptly reimburse the Company, any of its Subsidiaries or Purchaser for, any breakage fee, prepayment premium or termination fee incurred in connection with the actions described in paragraphs (a) through (c) and paragraph (e) above.
     SECTION 7.12. Certain Guarantees, Bonds and other Obligations.
     (a) Subject to the more specific provisions of Section 7.11 (which shall apply instead of the provisions of this Section 7.12 in the event of any conflict between the provisions of such Sections), to the extent that Parent or any of its Affiliates (other than the Company and its Subsidiaries) has any obligation as a guarantor, obligor or otherwise (a “Parent Obligation”) arising under or in connection with any lease, bond or other Contract or instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound or that relates primarily or exclusively to the businesses of the Company and its Subsidiaries, to the extent that such Parent Obligation (i) is listed in Section 7.12(a) of the Company Disclosure Schedule or (ii) arises after the date hereof but prior to the Closing Date in the Ordinary Course of Business (in which event, Seller shall provide Purchaser with reasonable advance written notice of such Parent Obligation), Purchaser shall use commercially reasonable efforts to have Parent and its Affiliates irrevocably and unconditionally released and discharged as guarantors, obligors or parties having any other obligation in respect of such lease, bond or other Contract or instrument prior to or at Closing, through arrangements reasonably satisfactory to Seller under which Purchaser or one or more of its Affiliates will (if necessary) act as counterparty and Parent and its Affiliates will have no further obligation or liability in connection therewith. In the event that Parent and its Affiliates are not released and discharged prior to or at Closing in accordance with this Section 7.12, Purchaser shall continue to use commercially reasonable efforts to have Parent and its Affiliates released and discharged from any Parent Obligations except to the extent that the parties mutually determine in good faith that it is no longer commercially reasonable to seek to have the Parent and its Affiliates released and discharged, and Purchaser, the Company and any CHEC Sister Companies shall in any event indemnify Parent and its Affiliates for all payments Parent and its Affiliates make after the Closing Date under all such leases, bonds or other Contracts or instruments. Nothing contained in this Section 7.12 shall require Purchaser, or after the Closing, the Company and its Subsidiaries, to pay any consideration in connection with its efforts to have Parent and its Affiliates irrevocably and unconditionally released and discharged as guarantors, obligors or parties having any other obligation in respect of such leases, bonds or other Contracts or instruments.
     (b) From and after the Closing Date, the Company shall not amend the leases referred to in Section 7.12(b) of the Company Disclosure Schedule in any manner that would extend the Lease Obligation Expiration Date or increase the amount of the obligations of the Company or any of its Subsidiaries guaranteed by Seller or otherwise affect in any material respect the Parent Obligations in respect thereof, in each case without the prior written consent of Seller. In addition, if, at any time between the Closing Date and the earlier of the date the Parent Obligations identified in Section 7.12(b) of the Company Disclosure Schedule expire or are released (the “Lease Obligation Expiration Date”), the total members’ equity of the Company, its Subsidiaries and any CHEC Sister Companies, taken as a whole (or, if applicable, their successors) (the “Company Net Worth”), is less than $250,000,000 (an “Obligation Triggering Event”), then, within five Business Days of such Lease Obligation Triggering Event, the Company and any CHEC Sister Companies shall (or, if the Company and any CHEC Sister Companies fail to do so promptly after the Obligation Triggering Event, the Fortress Funds and the Purchaser shall or shall cause another Person under their control to) provide to Seller a letter of credit or other form of collateral reasonably satisfactory to Seller (the “Collateral”) which permits Seller to draw or otherwise cause payment of an amount equal to one-half of the total aggregate remaining obligations of the Company and its Subsidiaries under the leases described on Section 7.12(b) of the Company Disclosure Schedule; provided, however, that upon such date as any of the Fortress Funds is no longer able to call capital, the Fortress Funds shall promptly notify Seller, and the obligations of all of the Fortress Funds under this provision shall thereupon terminate and be of no further force or effect; and provided, further, that the liability, if any, of each of the Fortress Funds under this provision shall be several and not joint and shall be limited to each such fund’s proportionate share of such liability (as determined by each fund’s initial investment (as of the Closing Date) in Purchaser in proportion to the aggregate initial investment (as of the Closing Date) of all of the funds in Purchaser. The letter of credit fees and other costs of maintaining any such letter of credit or other Collateral and any reimbursement obligations in respect amounts drawn on such letter of credit or similar obligations in respect of other Collateral shall be borne by the Persons providing such letter of credit of other Collateral in accordance with this paragraph (b). The Company shall deliver to Seller a statement of the Company Net Worth (each a “Financial Covenant Statement”) within 45 days after the last day of each of the Company’s fiscal quarters ending prior to the Lease Obligation Expiration Date. If at any time after an Obligation Triggering Event occurs, the Company Net Worth as reflected in the Financial Covenant Statement exceeds $250,000,000, the Collateral shall be cancelled, withdrawn or otherwise removed and of no further force or effect; provided, however, that the Company and any CHEC Sister Companies (and, if applicable, the Fortress Funds and the Purchaser) shall continue to be subject to the obligations set forth in this paragraph (b) in the event that any future Obligation Triggering Event occurs prior to the Lease Obligation Expiration Date. Any Person, promptly following the date that it becomes a CHEC Sister Company, shall execute and deliver to Seller an agreement, in form and substance reasonably satisfactory to Seller, pursuant to which such CHEC Sister Company agrees to bound by the terms of this Section 7.12 and agrees that it will be jointly and severally liable with the Company, in respect of any obligations that the Company may have that arise under the provisions of this Section 7.12 or in respect of the Parent Obligations identified on Section 7.12(b) of the Company Disclosure Schedule. As used herein, the term “CHEC Sister Company” means any Person controlled by the Fortress Funds or the Purchaser which, after the Closing Date, holds assets or properties that are held by the Company or one of its Subsidiaries on the Closing Date.
     SECTION 7.13. Settlement of Intercompany Obligations. The Company and Seller shall cause all obligations, if any, for the payment of intercompany accounts which are owed by the Company or any of its Subsidiaries to Seller and its Affiliates (other than the Company or any of its Subsidiaries) (“CHEC Intercompany Obligations”) or which are owed by Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) to the Company or any of its Subsidiaries, other than any obligations arising with respect to transactions entered into by the parties in connection with the CTX Alliance or other commercial transactions identified in Section 7.13 of the Company Disclosure Schedule (“Seller Intercompany Obligations” and, together with CHEC Intercompany Obligations, the “Intercompany Obligations”) to be satisfied, paid and settled prior to the Closing in the manner described in Section 7.13 of the Company Disclosure Schedule, such that, at Closing, there are no remaining Intercompany Obligations. Seller shall provide Purchaser with documentation reasonably satisfactory to Purchaser of the discharge and settlement of the Intercompany Obligations; provided, that any Intercompany Obligations not listed on Section 7.13 of the Company Disclosure Schedule which arise between the date hereof and the Closing Date shall be discharged and settled in a manner reasonably acceptable to Purchaser.
     SECTION 7.14. Litigation Support and Cooperation. If and for so long as any party hereto is actively contesting or defending against any Claim or Legal Proceeding arising in connection with (i) the transactions contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries (other than an action brought by one party to this Agreement against another party or parties under the terms of this Agreement or in connection with the transactions contemplated hereby), each of the parties will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article XI); provided, however, that the obligations of the parties contained in this Section 7.14 with respect to Claims or Legal Proceedings of the type described in clause (ii) above shall not apply until after the Closing unless any such Claims or Legal Proceedings would reasonably be expected to prevent, impede or otherwise affect in any material respect the transactions contemplated by this Agreement.
     SECTION 7.15. Environmental and Other Reports. Purchaser will deliver to Seller at least two Business Days prior to the Closing Date a copy of any report (i) prepared for Purchaser by any environmental consultant with respect to compliance by the Company or any of its Subsidiaries with Environmental Laws or similar matters or (ii) prepared for Purchaser by an unaffiliated third party (other than legal counsel) regarding the matters addressed in the representations and warranties contained in Sections 5.10 and 5.11.
     SECTION 7.16. Supplemental Disclosure. Each of Seller and the Company shall have the right from time to time during the period commencing on the date hereof and ending on the Closing Date to supplement or amend the information contained in the Disclosure Schedules delivered by it to Purchaser (a) with respect to any matter that (i) was not in existence or known to such party at the date of this Agreement or, (ii) provided such matter was not known to such party at the date of this Agreement, did not occur prior to March 1, 2006 and, in either case, is not the result of any action taken by Seller or the Company that constitutes a breach of its covenants contained in this Agreement or (b) with respect to any other matter, whether or not it was in existence at or had occurred prior to March 1, 2006. Except as otherwise consented to by Purchaser in writing, no such disclosure will be deemed to have cured for any purposes any breach of a representation or warranty made by Seller or the Company in this Agreement that would not have occurred if such disclosure had been made at the time of the execution and delivery of this Agreement; provided, however, that any supplements to Section 5.10 of the Company Disclosure Schedule (including any supplements with respect to the representations and warranties contained in Appendix A) which are of the type described in clause (a) above shall be deemed to have cured for all purposes any breach of the representations and warranties made by the Company in Section 5.10 (including Appendix A), including for purposes of (i) determining whether or not the conditions to the obligations of Purchaser set forth in Section 8.1 have been satisfied, (ii) qualifying the representations and warranties made by Seller or the Company in Section 5.10 (including Appendix A) and (iii) determining whether or to what extent any Purchaser Indemnified Party is entitled to indemnification pursuant to the provisions of Article XI with respect to breaches of the representations and warranties in Section 5.10 (including Appendix A).
     SECTION 7.17. Insurance. Purchaser acknowledges and agrees that, as of the Closing Date, none of Purchaser, the Company or any of its Subsidiaries, any property owned or leased by any of them, or any of the directors, officers employees or agents of any of the foregoing will be insured under any insurance policies maintained by Seller or any of its Affiliates (other than the Company or any of its Subsidiaries), except in the case of a policy that is an occurrence-based policy, to the extent the accident, event or occurrence that results in an insurable loss occurs on or prior to the Closing Date, which claim shall be reported or noticed to the respective carrier by Purchaser, the Company or Seller in accordance with the requirements of such policies. Purchaser, the Company and its Subsidiaries shall be entitled to make claims under, and shall be provided access to, the occurrence-based insurance policies maintained by Seller or any of its Affiliates that relate to or provide coverage for the Company and its Subsidiaries on or prior to the Closing Date. From and after the Closing Date, Seller shall be responsible and shall pay for any self insurance, retention, deductible, cash payment for reserves charged on an incurred loss basis and similar items relating to any claims made in accordance with this Section 7.17 under such occurrence-based policies. Seller shall promptly remit to Purchaser the proceeds of any such claims (to the extent not paid directly to a third-party claimant). If after the Closing, Purchaser, the Company or any of its Subsidiaries requires any information regarding claim data, the insurance policies or other similar information related to the Company and its Subsidiaries in order to make a filing with insurance carriers or other parties, Seller shall promptly supply such information.
     SECTION 7.18. Tax Matters.
     (a) Seller shall be responsible for the timely filing (taking into account any extensions received) of all Tax Returns required by Law whenever due to be filed by or that include the Company or any of its Subsidiaries in respect of any period ending on or prior to the Closing Date. On any such Tax Return filed by Seller, or that includes Seller or Seller’s business, there shall be reported all items of income, gain, loss, deduction and credit properly includable (through the Closing Date) under the applicable method of accounting by the Company and its Subsidiaries, including items associated with the transactions contemplated by this Agreement, and Seller shall be entitled to all Tax benefits and refunds deriving from periods covered by all such Tax Returns. Purchaser shall be responsible for the timely filing (taking into account any extensions received) of all Tax Returns required by Law to be filed by or that include the Company or any of its Subsidiaries in respect of a taxable year or period beginning on or before and ending after the Closing Date (any such period, a “Straddle Period”).
     (b) In order approximately to apportion any Taxes relating to a Straddle Period, the portion of any such Tax that is allocable to the portion of the taxable period ending on or before the Closing Date shall be, in the case of income Taxes, deemed equal to the amount which would be payable if the taxable period ended on the Closing Date. Any credit or refund resulting from an overpayment of income Taxes for a Straddle Period shall be prorated based on the method employed in this subparagraph. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with the prior practice of Seller, the Company, or the applicable Subsidiary of the Company, as the case may be. The parties hereto will, to the extent permitted by applicable Law, elect to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.
     (c) Seller and Purchaser shall discuss in good faith any comments with respect to any Tax Return for a Straddle Period. In the absence of agreement on the matters commented on, such matters shall be handled in accordance with past practice, if any, to the extent permitted under applicable Law (or, in the absence of past practice, based on the determination of Purchaser made in its sole discretion).
     (d) Seller may amend any Tax Return filed or required to be filed with respect to the Company or any of its Subsidiaries for any taxable years or periods ending on or before the Closing Date; provided, however, that no such amendment shall be made if doing so may have a material adverse effect on Purchaser or materially increase the liability for Taxes of Purchaser, the owners of Purchaser, the Company or any of its Subsidiaries after the Closing Date, without prior written consent of Purchaser, which consent shall not unreasonably be withheld or delayed. Purchaser shall not (and shall not permit the Company or any of its Subsidiaries) to amend, refile, or otherwise modify any Tax Return, or take any other action, relating in whole or in part to the Company or any of its Subsidiaries with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) that could materially increase Seller’s liability for Taxes without the prior written consent of Seller, which consent shall not unreasonably be withheld or delayed.
     (e) Seller, the Company, each of the Company’s Subsidiaries, and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder.
     (f) At or prior to the Closing, any Residual Interest that has a negative capital account balance as of the Closing Date shall be sold, transferred or assigned by the Company or its Subsidiaries to Seller or any other Person selected by Seller (provided that a transfer to such other Person is respected for federal income tax purposes) and shall not be retained by the Company or its Subsidiaries or transferred to Purchaser. Section 5.20(c)(i) of the Company Disclosure Schedule contains a list of the Residual Interests that have a negative capital account balance as of the date hereof.
     SECTION 7.19. Financing and Other Cooperation.
     (a) The Company shall cause its officers and employees (other than those officers or employees whose primary employment responsibilities are to Seller or its Affiliates (other the Company and its Subsidiaries)) to provide, at Purchaser’s expense, such reasonable cooperation which may be requested from time to time by Purchaser in connection with the arrangement by Purchaser of any debt financing required in connection with the transactions contemplated hereby (so long as such requested cooperation does not impose an undue burden on the Company or any of its Subsidiaries or unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), which cooperation may include (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Purchaser and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Purchaser and (iii) assisting Purchaser and its financing sources in the preparation of materials for rating agency presentations; provided, however, that prior to the Closing (or, as applicable, with effect prior to the Closing), nothing contained in this Section 7.19(a) shall require the Company or any of its Subsidiaries to (A) pay any commitment or other similar fee to any financing sources, (B) deliver any certificates of officers or directors, make any representations or warranties or provide any opinions of counsel or similar assurances to or for the benefit of any financing sources, (C) consent to the assignment of any rights arising under this Agreement to any financing sources or (D) incur any liability or obligation in connection with Purchaser’s financing; provided, further, that nothing contained in this Section 7.19 shall require the Seller or any of its Affiliates (other than the Company or any of its Subsidiaries) to (A) pay any commitment or other similar fee to any financing sources, (B) deliver any certificates of officers or directors, make any representations or warranties or provide any opinions of counsel or similar assurances to or for the benefit of any financing sources, (C) consent to the assignment of any rights arising under this Agreement to any financing sources or (D) incur any liability or obligation in connection with Purchaser’s financing.
     (b) The Company shall cause its officers and employees other than those officers or employees whose primary employment responsibilities are to Seller or its Affiliates (other the Company and its Subsidiaries) to provide, at Purchaser’s expense, such reasonable cooperation which may be requested from time to time by Purchaser in connection with the arrangement by Purchaser of any transaction to be effected at or after the Closing between or among Purchaser, the Company and its Subsidiaries and any Affiliate of Fortress in connection with the transactions contemplated hereby (so long as such requested cooperation does not impose an undue burden on the Company or its Subsidiaries or unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), which cooperation may include assisting Purchaser and Affiliates of Fortress in the preparation of transfer documentation and other documentation relating to transactions that may be effected between Purchaser, the Company and its Subsidiaries and any Affiliate of Fortress.
     SECTION 7.20. Exercise of Clean Up Calls. Seller shall cause the Company and its Subsidiaries to exercise their respective Call Rights with respect to the Securitization Trusts promptly after such rights become exercisable.
     SECTION 7.21. Residual Interest Hedging Strategy. Seller shall, and shall cause the Company and its Subsidiaries to, keep the hedging strategy set forth on Section 7.21 of the Company Disclosure Schedule in respect of the residual interests in the Securitization Trusts in full force and effect at all times until the Closing.
ARTICLE VIII
CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS
     The obligation of Purchaser to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction (or waiver by Purchaser) of the following conditions at or prior to the Closing:
     SECTION 8.1. Accuracy of Representations and Warranties. Each of the Basic Representations of Seller or the Company that is not qualified by reference to materiality or the absence of a Material Adverse Effect shall be true and correct in all material respects on the Closing Date, and each of the Basic Representations that is so qualified and the representations and warranties set forth in Section 5.8(a) shall be true and correct in all respects on the Closing Date, in each case as though such representation and warranty were made as of the Closing Date (except for any such representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, as to which the applicable condition set forth above shall apply as of such date or for such specific period of time). In addition, each of the representations and warranties of Seller or the Company other than the Basic Representations and the representations and warranties set forth in Section 5.8(a) shall be true and correct on the Closing Date, as if made as of the Closing Date (except for any such representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, as to which the applicable condition specified above shall apply as of such date or for such specific period of time), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Purchaser and other than breaches of such representations and warranties which, if all qualifications with respect to materiality or Material Adverse Effect therein were disregarded, individually and in the aggregate, has not had or would not reasonably expected to have a Material Adverse Effect.
     SECTION 8.2. Performance of Covenants. Seller and the Company shall have performed and complied in all material respects with the covenants and provisions of this Agreement required to be performed or complied with by them between the date hereof and the Closing Date.
     SECTION 8.3. Certificates. Purchaser shall have received certificates to the effect set forth in Sections 8.1 and 8.2, dated the Closing Date, signed on behalf of Seller and the Company by their duly authorized officers.
     SECTION 8.4. HSR Clearance. Any “waiting period” or extension thereof applicable under the HSR Act to the transactions contemplated by this Agreement shall have expired or been terminated.
     SECTION 8.5. Financial Services Consents. All Financial Services Consents identified in Section 5.4 of the Company Disclosure Schedule shall have been obtained and shall remain in full force and effect; provided, however, that if one or more Financial Services Consents have not been obtained or are not in full force or effect, this condition shall only apply if Purchaser shall have determined in its reasonable discretion that it is impracticable or inadvisable to proceed with the Closing in the absence of such Financial Services Consents.
     SECTION 8.6. Certain Other Consents and Assignments.
     (a) All Consents identified in Section 8.6 of the Company Disclosure Schedule shall have been obtained and shall remain in full force and effect.
     (b) To the extent that Purchaser shall have requested in writing at least five Business Days prior to the Closing, the Company shall have taken the actions set forth on Section 8.6(b) of the Company Disclosure Schedule.

     SECTION 8.7. No Order or Litigation. No Order shall be in effect prohibiting, enjoining or restraining the consummation of the transactions contemplated in this Agreement. No Governmental Authority shall have commenced a Legal Proceeding against Seller, the Company, any of the Company’s Subsidiaries or Purchaser seeking to enjoin or prohibit, or to obtain material damages from the Company, any of the Company’s Subsidiaries or Purchaser with respect to, the consummation of the transactions contemplated hereby. No Person other than a Governmental Authority shall have commenced a Legal Proceeding against Seller, the Company, any of the Company’s Subsidiaries or Purchaser, with respect to the transactions contemplated hereby which would reasonably be expected to result in the imposition of material damages on the Company, any of the Company’s Subsidiaries or the Purchaser.
     SECTION 8.8. Other Deliveries. Purchaser shall have received the items to be delivered by Seller and the Company pursuant to Section 2.3, including the certificates described in Sections 2.3(e) and (f).
     Notwithstanding the foregoing, Purchaser may not rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure (i) resulted from an action or inaction on the part of Seller, the Company or their Affiliates expressly requested or consented to by Purchaser or (ii) was caused by the failure of Purchaser to act in good faith or comply with its obligations under this Agreement.
ARTICLE IX
CONDITIONS PRECEDENT TO
THE OBLIGATIONS OF SELLER
     The obligation of Seller to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction (or waiver by Seller) of the following conditions at or prior to the Closing:
     SECTION 9.1. Accuracy of Representations and Warranties. Each of the representations and warranties of Purchaser contained herein shall be true and correct in all material respects on the Closing Date, in each case as if made as of the Closing Date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period).
     SECTION 9.2. Performance of Covenants. Purchaser shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by it between the date hereof and the Closing Date.
     SECTION 9.3. Certificate. Seller shall have received a certificate to the effect set forth in Sections 9.1 and 9.2 hereof, dated the Closing Date, signed on behalf of Purchaser by its duly authorized officers.

     SECTION 9.4. HSR Clearance. Any “waiting period” or extension thereof applicable under the HSR Act to the transactions contemplated by this Agreement shall have expired or been terminated.
     SECTION 9.5. No Order or Litigation. No Order shall be in effect prohibiting, enjoining or restraining the consummation of the transactions contemplated in this Agreement. No Governmental Authority shall have commenced a Legal Proceeding against Seller, the Company, any of the Company’s Subsidiaries or Purchaser seeking to enjoin or prohibit, or to obtain material damages from Seller, the Company or any of the Company’s Subsidiaries with respect to, the consummation of the transactions contemplated hereby. No Person other than a Governmental Authority shall have commenced a Legal Proceeding against Seller, the Company, any of the Company’s Subsidiaries or Purchaser, with respect to the transactions contemplated hereby which would reasonably be expected to result in the imposition of material damages on Seller, the Company or any of the Company’s Subsidiaries.
     SECTION 9.6. Delivery of Initial Purchase Price and Other Payments. Seller shall have received the Initial Purchase Price and shall have received satisfactory assurances that the other payments provided for in Section 2.2 shall be made as and when required under the terms of this Agreement.
     SECTION 9.7. Other Deliveries. Seller shall have received all of the items to by delivered by Purchaser pursuant to Section 2.4, including the certificate described in Section 2.4(b).
     Notwithstanding the forgoing, Seller may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure (i) resulted from an action or inaction on the part of Purchaser or its Affiliates expressly requested or consented to by Seller or (ii) was caused by the failure of Seller, the Company and their respective Affiliates to act in good faith or comply with its obligations under this Agreement.
ARTICLE X
TERMINATION
     SECTION 10.1. Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing, as follows:
     (a) Mutual Consent. By mutual written consent of Seller and Purchaser;
     (b) Failure to Close. By Seller or Purchaser, if at any time after the scheduled date of the Closing fixed in accordance with Section 2.1 the conditions to the obligations of the other party to consummate the transactions contemplated hereby (other than any conditions to be satisfied through the making of payments or the delivery of documents at the Closing) shall have been satisfied, but the other party shall have failed or refused to consummate such transactions;

     (c) Breach by Company. By Purchaser if Seller or the Company shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of such representations or warranties shall fail to be true), which breach or failure (A) would (i) result in a Material Adverse Effect or (ii) if it occurred or was continuing as of the Closing Date, give rise to the failure of a condition set forth in Section 8.1 and (B) is incapable of being cured, or is not cured within 30 days following receipt of written notice from Purchaser of such breach or failure;
     (d) Breach by Purchaser. By Seller if Purchaser shall have breached or failed to perform any of Purchaser’s representations, warranties, covenants or agreements set forth in this Agreement (or if any of such representations or warranties shall fail to be true), which breach or failure (A) would (i) have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby or (ii) if it occurred or was continuing as of the Closing Date, give rise to the failure of a condition set forth in Section 8.2 and (B) is incapable of being cured, or is not cured within 30 days following receipt of written notice from Seller of such breach or failure;
     (e) Expiration Date. By Seller or Purchaser, if the Closing shall not have occurred prior to or on July 30, 2006 (which date may be extended by the mutual written agreement of Seller and Purchaser) (the “Expiration Date”); provided, however, that if the condition set forth in Section 8.5 is the only condition to the obligations of the parties to consummate the transactions contemplated by this Agreement that has not been satisfied or waived by such date (other than any conditions to be satisfied through the making of payments or delivery of documents at Closing), then the Expiration Date shall automatically be extended for up to two additional consecutive 30 day periods; provided, further, however, that a party may not terminate this Agreement pursuant to this paragraph (e) if the failure of the Closing to occur on or before such date is attributable in whole or in any substantial part to the breach by such party of any material covenant or obligation of such party contained in this Agreement; or
     (f) Consummation Prohibited. By Seller or Purchaser, if consummation of the transactions contemplated hereby would violate any non-appealable final Order of a Governmental Authority having competent jurisdiction.
     (g) Certain Breaches; Material Adverse Effect. By Seller, if (i) there shall have occurred any event or any matter or circumstance shall have come into existence after the date of this Agreement which has had or is reasonably likely to have a Material Adverse Effect and which would result in a breach (or failure to be true and correct) of any representation or warranty of the Company or Seller contained in this Agreement if such representation or warranty were made or confirmed on the Closing Date, (ii) Seller shall have requested in writing that Purchaser consent in accordance with Section 7.16 to a supplement to the Company Disclosure Schedule which would have the effect of curing for all purposes of this Agreement any breach of the representations and warranties made by the Company that would arise from such event, matter or circumstance and (iii) Purchaser shall have failed or refused to grant its consent to such supplement to the Company Disclosure Schedule within five Business Days after such request is made (or, if earlier, by the close of business on the Business Day next preceding the Closing Date).

     SECTION 10.2. Effect of Termination.
     (a) Except as provided in this Section 10.2, if this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the parties to this Agreement shall terminate without further liability of any party to another except that this Section 10.2, Sections 7.4 and 7.5 and Article XIII shall survive any termination; provided, however, that nothing herein shall relieve a breaching or defaulting party for liability arising from any breach or default by it that take place prior to the date of termination of this Agreement.
     (b) In the event that this Agreement is terminated by Seller pursuant to Section 10.1(g), Seller shall promptly, upon receipt of reasonable supporting documentation therefor, reimburse Purchaser for all of reasonable out-of-pocket Expenses incurred in connection with the negotiation and execution of this Agreement and the implementation of the transactions contemplated hereby. In addition, in the event that this Agreement is terminated by Seller pursuant to Section 10.1(g) and the Company consummates or agrees to consummate a Company Sales Transaction within 12 months after such termination, Seller shall, concurrently with the consummation of such Company Sales Transaction, pay to Purchaser an amount equal to three percent (3%) of the aggregate purchase price (excluding the assumption of debt) paid to Seller and any of its Affiliates by the purchaser in such Company Sales Transaction minus any Expenses previously reimbursed to Purchaser pursuant to this Section 10.2(b).
ARTICLE XI
INDEMNIFICATION
     SECTION 11.1. Survival of Representations and Warranties and Covenants. The representations and warranties of the parties contained in this Agreement, and rights to indemnification in respect thereof, shall survive the Closing and continue in effect (i) in the case of all representations and warranties other than the Basic Representations and the representations and warranties set forth in Sections 5.10(l) (and Appendix A hereto), Sections 5.19, 5.20 and 5.22, until the expiration of 18 months after the Closing Date (unless before such date Purchaser or Seller, as the case may be, has delivered to the other party written notice of a Claim under this Article XI in respect thereof), (ii) in the case of the Basic Representations, indefinitely and without limitation, (iii) in the case of the representations and warranties set forth in Section 5.10(l) (and Appendix A hereto), until the first anniversary of the Closing Date (unless before such date Purchaser has delivered to Seller written notice of a Claim under this Article XI in respect thereof), (iv) in the case of the representations and warranties set forth in Sections 5.19 and 5.22 until the second anniversary of the Closing Date (unless before such date Purchaser has delivered to Seller written notice of a Claim under this Article XI in respect thereof) and (v) in the case of the representations and warranties set forth in Section 5.20, until the expiration of the statute of limitations applicable to the subject matter thereof (unless before such date Purchaser has delivered to Seller written notice of a Claim under this Article XI in respect thereof). All covenants and agreements contained herein shall remain in full force and effect until the first anniversary of the Closing Date, except for those covenants and agreements that by their terms are to be performed in whole or in part subsequent to the Closing, which shall remain in full force and effect for a period of 12 months following the date by which such covenant or agreement is required to be performed.

     SECTION 11.2. Seller’s Indemnification Obligations. Subject to the limitations set forth in this Article XI, from and after the Closing Date, Seller shall indemnify and hold Purchaser, its Affiliates (which from and after the Closing shall include the Company and its Subsidiaries) and each of their respective officers, directors, managers, partners, members, employees and agents (the “Purchaser Indemnified Parties”) harmless from and against any and all Claims, judgments, causes of action, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and Expenses (collectively, “Losses”) arising out of (a) any breach (or failure to be true and correct as of any date required to be true and correct hereunder) of any representation or warranty of Seller or the Company contained in Articles IV or V or confirmed in the certificates delivered by Seller or the Company pursuant to Section 8.3 (in each case, to the extent that notice of the applicable Claim is given within the survival period specified in Section 11.1), (b) any breach of or failure to perform any agreement or covenant on the part of Seller contained in this Agreement, (c) any breach of or failure to perform any agreement or covenant on the part of the Company contained in this Agreement, but only to the extent that such agreement or covenant is required to be performed prior to or at Closing, (d) any Warranty Obligations of the Company or any of its Subsidiaries, (e) any (i) Taxes (other than Income Taxes) owing by or in respect of the Company or any of its Subsidiaries that accrue on or before the Closing Date, to the extent that such Taxes are not reserved or accrued for on the Final Balance Sheet, (ii) any liability for Taxes (including, but not limited to, pursuant to Treasury Regulation Section 1.1502-6) for which the Company or any of its Subsidiaries is responsible (by reason of law or otherwise) by reason of being or having been a member, on or before the Closing Date, of (A) any affiliated group for United States federal income tax purposes, or (B) any affiliated, consolidated, combined, unitary or similar group for United States state or local tax purposes, and (iii) income Taxes owing by or in respect of the Company or any of its Subsidiaries for pre-Closing tax periods (including, with respect to income Taxes relating to a Straddle Period, the portion of any such income Taxes that is allocable to the portion of the Straddle Period ending on or before the Closing Date), to the extent that such Taxes are not reserved or accrued for on the Final Balance Sheet or (f) the matters set forth on Section 11.2(f) of the Company Disclosure Schedule (the “Specified Legal Proceedings”). In order to determine whether a breach (or failure to be true and correct) of any representation or warranty referred to in clause (a) above has occurred, all qualifications or exceptions included in the representations or warranties contained in Article IV or V of this Agreement relating to materiality or “Material Adverse Effect” shall be disregarded solely for purposes of this Article XI (other than with respect to those representations and warranties contained in Section 5.10 (including Appendix A), the first sentence of Section 5.15, the first sentence of Section 5.16(a), Section 5.16(c), the first sentence of Section 5.16(d) and in the first sentence of Section 5.17). In order to determine whether a breach (or failure to be true and correct) of any representation or warranty contained in Section 5.10 (including Appendix A) has occurred, all qualifications or exceptions included in such representations or warranties relating to the “Knowledge of the Company” shall be disregarded solely for purposes of this Article XI.
     SECTION 11.3. Purchaser’s Indemnification Obligations. Subject to the limitations set forth in this Article XI, from and after the Closing Date, Purchaser shall indemnify, defend and hold Seller and its Affiliates and each of their respective officers, directors, managers, partners, members, employees and agents (the “Seller Indemnified

Parties”) harmless from and against any and all Losses arising out of (a) any breach (or failure to be true and correct as of any date required to be true and correct hereunder) of any representation or warranty of Purchaser contained in Article VI of this Agreement or confirmed in the certificate delivered by Purchaser pursuant to Section 9.3 (in each case, to the extent that notice is given within the survival period specified in Section 11.1), (b) any breach of or failure to perform any agreement or covenant on the part of Purchaser contained in this Agreement, (c) any breach of or failure to perform any agreement or covenant on the part of the Company contained in this Agreement, but only to the extent that such agreement or covenant is required to be performed after Closing, (d) any (i) Taxes (other than Income Taxes) owing by or in respect of the Company or any of its Subsidiaries that accrue after the Closing Date and (ii) income Taxes owing by or in respect of the Company or any of its Subsidiaries for post-Closing tax periods (including, with respect to income Taxes relating to a Straddle Period, the portion of any such income Taxes that is allocable to the portion of the Straddle Period beginning after the Closing Date).
     SECTION 11.4. Third Party Claims; Procedures.
     (a) If any third party asserts a Claim (a “Third Party Claim”) against an Indemnified Party that could reasonably be expected to give rise to a right on the part of the Indemnified Party to indemnification under this Article XI, the Indemnified Party shall give notice of such Third-Party Claim to the Indemnifying Party as soon as reasonably practicable (but in no event later than 15 Business Days after receiving notice of such Third-Party Claim or otherwise acquiring actual knowledge of the assertion thereof); provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that the Indemnifying Party may have hereunder with respect to such Third-Party Claim, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure, including where the failure to so notify the Indemnifying Party results in Losses to the Indemnifying Party or the forfeiture of substantive rights or defenses that would otherwise be available in the defense of such Third-Party Claim.
     (b) In the event of a Third-Party Claim, the Indemnifying Party shall have the right to assume the defense of such Third-Party Claim and shall retain counsel of its choice, reasonably acceptable to the relevant Indemnified Parties, to represent such Indemnified Parties in connection with such Legal Proceeding, in which case the Indemnifying Party shall pay the Expenses of such counsel. The Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Legal Proceeding; provided, however, that (i) the Indemnifying Party shall have the right to defend such Third-Party Claim by all appropriate proceedings and, so long as it diligently pursues such defense, shall have full control of such defense and such proceedings, and (ii) the Indemnified Parties and their counsel shall cooperate with the Indemnifying Party and its counsel in connection with such Legal Proceeding. The Indemnifying Party shall not settle any such Legal Proceeding without the relevant Indemnified Parties’ prior written consent (which shall not be unreasonably withheld or delayed), unless the terms of such settlement provide for no relief other than the payment of monetary damages for which the relevant Indemnified Parties will be indemnified in full.

     (c) Notwithstanding the provisions of paragraph (b) above which grant to the Indemnifying Party the right to assume the defense of a Third-Party Claim, if (i) the Indemnifying Party elects not to assume the defense or fails to assume the defense in a timely manner, (ii) the Indemnifying Party and any Indemnified Party are both parties to or subjects of such Legal Proceeding and a conflict of interests exists between the Indemnifying Party and such Indemnified Party which has the potential of materially and adversely affecting the interests of the Indemnified Party in the defense of such Legal Proceeding or (iii) the Indemnified Party reasonably determines in good faith that the Indemnified Party or its Affiliates could be adversely affected in any material respect in such Legal Proceeding other than as a result of monetary damages, then the Indemnified Party may conduct its own defense and employ counsel reasonably satisfactory to the Indemnifying Party to represent or defend it against such Third-Party Claim, in which case the Indemnifying Party will pay the reasonable Expenses of such counsel; provided, however, that (A) it is expressly understood and agreed that Seller shall have the right to assume and conduct the Specified Legal Proceedings without regard to whether any of the exceptions contained in clauses (i) through (iii) above would be deemed to apply and (B) the Indemnified Party shall not, in connection with any Legal Proceeding or separate but substantially similar Legal Proceedings arising out of the same general allegations, be liable for the Expenses of more than one separate firm of attorneys at any time for all Indemnified Persons, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such Legal Proceeding. If the Indemnified Party retains its own counsel, the Indemnifying Party shall reasonably cooperate in providing information to and consulting with the Indemnified Party about the Third-Party Claim.
     (d) Notwithstanding anything to the contrary contained herein, in no event shall the Indemnified Party consent to the entry of judgment or enter into any settlement with respect to a Third-Party Claim for which it is seeking indemnification without the prior written consent of the Indemnifying Party.
     SECTION 11.5. Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:
     (a) Seller shall not have any obligation to provide indemnification for Losses of the type identified in clause (a) of Section 11.2, except to the extent that all such Losses arising from any specific breach or group of related breaches exceed $50,000 (the “Per Occurrence Basket”), in which case Seller shall (subject to the other limitations contained elsewhere in this Section 11.5, including the limitation provided for in paragraphs (b) through (d) below) be liable under this Article XI for all Losses arising from the applicable breach (including the portion that is less than the Per-Occurrence Basket). This Section 11.5(a) shall not apply to Losses in connection with or arising from any breach or inaccuracy of any representation or warranty contained in Section 5.10 (including Appendix A).
     (b) Seller shall not have any obligation to provide indemnification for Losses of the type identified in clause (a) of Section 11.2, other than Loan Losses (collectively, “General Losses”), except to the extent that the aggregate amount of all General Losses exceeds 1.5% of the Purchase Price (the “Aggregate Basket”), in which case Seller shall be liable under this Article XI only for General Losses which exceed the Aggregate Basket;

provided, however, that the limitation on indemnification set forth in this paragraph (b) shall not apply to Losses resulting from breaches of or inaccuracies in the Basic Representations of Seller or the Company.
     (c) The maximum obligation of Seller to provide indemnification for General Losses shall be limited to an aggregate amount equal to 15% of the Purchase Price; provided, however, that the limitation on indemnification set forth in this paragraph (c) shall not apply to Losses resulting from breaches of or inaccuracies in the Basic Representations of Seller or the Company.
     (d) Seller shall not have any obligation to provide indemnification for (i) Losses incurred by the Purchaser Indemnified Parties in respect of Warranty Obligations owed by the Company or any of its Subsidiaries or (ii) Losses attributable to breaches of or inaccuracies in the representations and warranties made by the Company in Section 5.10 (including Appendix A) (such Losses referred to in clause (i) and (ii), as incurred and as the amount thereof is determined in accordance with Sections 11.9(b) and (c), being collectively referred to as “Loan Losses”), except to the extent that the aggregate amount of all Loan Losses exceeds $5,000,000 (the “Loan Loss Threshold Amount”), in which case Seller shall be liable under this Article XI for all such Loan Losses, including the full amount of the Loan Loss Threshold Amount (subject to paragraph (e) below).
     (e) The maximum obligation of Seller to provide indemnification for Loan Losses shall be limited to an aggregate amount of $100,000,000.
     (f) Notwithstanding anything to the contrary contained in this Article XI (but subject to the provisions contained in the remainder of this paragraph (f)) any amount payable by Seller pursuant to Section 11.2 in respect of any Losses shall be decreased to the extent that a reserve or accrual in respect of such Losses was reflected on the Final Balance Sheet; provided, however, that the provisions of this paragraph (f) shall not be applicable to the Insurance Accrual Amount or affect the obligations of Seller to pay claims after the Closing under Section 7.9(j) or 7.17 (or any indemnification obligations of Seller in respect of a breach or failure to perform any such obligations). With respect to the Specified Legal Proceedings, (i) the obligation of Seller to provide indemnification against Losses arising from the Specified Legal Proceedings shall only apply to Losses in an amount exceeding the Specified Legal Proceeding Reserve (less any Expenses paid or reimbursed by the Company pursuant to clause (ii) below and any amounts paid to Seller pursuant to Section 1.2(d)) and (ii) from and after the Closing, the Company shall promptly pay or reimburse Seller for all Expenses incurred in connection with the conduct of the defense of the Specified Legal Proceedings to the extent that such Expenses are less than or equal to the Specified Legal Proceeding Reserve (less any Losses incurred after the Closing by the Company or the other Purchaser Indemnified Parties in respect of the Specified Legal Proceedings).
     SECTION 11.6. Exclusive Remedy. Unless the application of the provisions of this Section 11.6 is prohibited by applicable Law (pursuant to statutory or other provisions that cannot be waived by the parties), from and after the Closing, the remedies of the parties specifically provided for by this Article XI shall be the sole and exclusive remedies of the parties for all matters covered or contemplated by this Agreement; provided, however, that nothing herein shall limit the right of any party to seek specific performance or injunctive relief in connection with a breach by another party of its obligations under this Agreement that occurs after the Closing Date. Without limiting the generality of the foregoing, the parties hereby expressly agree that, except pursuant to this Article XI or unless the application of the provisions of this Section 11.6 are prohibited by applicable Law (pursuant to statutory or other provisions that cannot be waived by the parties), (a) no party shall have any liability to the other parties arising out of or related to any breach by such party of any of the representations and warranties set forth in this Agreement, and (b) no party shall seek any indemnification, contribution, repayment or other remedy or recourse directly or indirectly (through any director or officer or otherwise) from the other parties or their respective Affiliates with respect to any matter relating to the Company or its Subsidiaries or their respective businesses, operations, properties or assets (including, but not limited to, any matters relating to the merchantability, value or use of any such properties or assets) or the subject matter of this Agreement (whether on the basis of a claim sounding in tort, contract, statute or otherwise) outside of the provisions of this Article XI. In no event shall any party be liable to any other party for special, punitive, exemplary, incidental or consequential damages, whether based in contract, tort, strict liability or otherwise.
     SECTION 11.7. Mitigation; Insurance. To the extent that an Indemnified Party obtains recovery in respect of any Third-Party Claims from any third parties (whether in the form of insurance proceeds, indemnification payments or any other proceeds or funds realized by the Indemnified Party), the amount of any Losses with respect to such Third Party Claim for which indemnification is available under this Article XI shall be reduced by the amount of such insurance proceeds, indemnification payments or other such funds realized or paid to the Indemnified Party, net of all Expenses incurred in obtaining such recovery. If, after the making of any payment in respect of a Third-Party Claim under this Article XI, the amount of the Losses to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction will promptly be repaid by the Indemnified Party to the Indemnifying Party, net of Expenses incurred in obtaining such recovery. To the extent required by applicable Law, each party hereto shall take commercially reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.
     SECTION 11.8. Cooperation; Access to Documents and Information. The parties shall cooperate with each other in connection with resolving any Claims (including, but not limited to, Third-Party Claims) as to which indemnification is or may be required to be provided in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, any Indemnified Party who desires to assert a Claim for indemnification pursuant to this Agreement shall, at the cost of the Indemnifying Party, (i) provide to the Indemnifying Party all documents, books, records and other information relating to such Claim which are in the possession of the Indemnified Party or its Affiliates or can be obtained by the Indemnified Party without undue cost or expense as promptly as practicable and (ii) give the Indemnifying Party reasonable access from time to time to the accounting and other appropriate personnel, the independent accountants of the Indemnified Party and counsel and other third parties engaged by the Indemnified Party or its Affiliates to obtain or review information relating to such Claim in order to permit the Indemnifying Party to obtain information reasonably required to evaluate such Claim.
     SECTION 11.9. Determination of the Amount of Loan Losses.
     (a) Notwithstanding anything to the contrary contained herein, Seller’s obligation to indemnify a Purchaser Indemnified Party for Loan Losses shall be subject to the provisions of this Section 11.9.
     (b) In the event of a breach (or failure to be true and correct) of any representation or warranty of the Company contained in Section 5.10 (including Appendix A) with respect to a Home Equity Loan that is held by any Purchaser Indemnified Party and for which such Purchaser Indemnified Party is seeking indemnification under this Agreement, such Purchaser Indemnified Party shall be obligated to sell such Home Equity Loan (either on an individual basis or together with other Home Equity Loans for which indemnification is or thereafter will be sought hereunder) to a third party on market terms and in accordance with its usual and regular practices for the sale of such loans; provided, however, that, (i) Purchaser shall notify Seller promptly after the Purchaser Indemnified Party discovers the applicable breach (or failure to be true and correct), (ii) Seller shall be permitted to submit a bid for the purchase of such Home Equity Loan(s) concurrently with the submission of bids by other third parties, (iii) the Purchaser Indemnified Party shall sell such Home Equity Loan(s) for the highest bid price submitted to it by Seller or any third party (the “Loan Sales Price”) and (iv) nothing contained herein shall require the sale of such Home Equity Loan promptly following the discovery of a breach (or failure to be true and correct) of any representation or warranty of the Company contained in Section 5.10 (including Appendix A), it being understood that the Purchaser Indemnified Parties may hold such Home Equity Loans for sale with other Home Equity Loans that become the subject of this Section 11.9; provided, further, however, that, unless Seller shall otherwise consent (such consent not to be unreasonably withheld or delayed), in no event shall the sale of a Home Equity Loan pursuant to this Section 11.9(b) occur later than 90 days after the discovery of a breach (or failure to be true and correct) of any representation or warranty of the Company contained in Section 5.10 (including Appendix A). For purposes of the indemnification obligations of Seller under Section 11.1 and the related provisions of Section 11.5, the amount of Loan Losses in connection with the applicable breach (or failure to be true and correct) of representations and warranties with respect to any Home Equity Loans shall equal the difference between the Loan Sales Price and the Average Loan Group Price applicable to such Home Equity Loans.
     (c) In the event that a Warranty Obligation with respect to a Home Equity Loan is triggered following Closing and any Purchaser Indemnified Party is required to repurchase such Home Equity Loan, such Purchaser Indemnified Party shall provide notice to Seller and sell such Home Equity Loan in the same manner and subject to the same provisions as are set forth in paragraph (b) above. For purposes of the indemnification obligations of Seller under Section 11.1 and the related provisions of Section 11.5, the amount of Loan Losses with respect to such Warranty Obligations shall equal the difference between the Loan Sales Price and the sum of the amount paid by such Purchaser Indemnified Party to repurchase such Home Equity Loans, plus any required indemnification or other payments required to be made in connection with the repurchase thereof.
ARTICLE XII
DEFINITIONS
     SECTION 12.1. Certain Definitions. As used in this Agreement, the terms set forth below shall have the following respective meanings:
     “Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person or (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Average Loan Group Price” means, with respect to Current Loans or Delinquent Loans, the weighted average Fair Market Value as of the Closing Date, as finally determined in accordance with Section 3.1, of all loans within each such class and with respect to any REO Loan as to which indemnification is sought under Article XI (including Section 11.9) an amount equal to 62% multiplied by the unpaid principal balance of such loan as of the Closing Date.
     “Basic Representations” with respect to a party means (i) in the case of Seller, the representations and warranties made by Seller in Sections 4.1, 4.2, 4.5 and 4.7, (ii) in the case of the Company, the representations and warranties made by the Company in Sections 5.1, 5.2, 5.5, 5.9(c) and 5.26 and (iii) in the case of Purchaser, the representations and warranties made by Purchaser in Sections 6.1, 6.2 and 6.8.
     “Business Day” means any day except a Saturday, Sunday or federal holiday.
     “Call Rights” means, with respect to any securitization, the right of the Company or any of its Subsidiaries to cause the purchase from the relevant Securitization Trust of all the Home Equity Loans and all property theretofore acquired in respect of any Home Equity Loan by foreclosure, deed in lieu of foreclosure or otherwise then remaining in the trust estate in accordance with the terms of the applicable agreements governing such securitization.
     “Claim” means any demand, claim, investigation or action that is asserted or arises in a Legal Proceeding or otherwise.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which Seller is or has been obligated to contribute or otherwise may have any liability in respect of employees of the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries or ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability (whether direct, indirect, contingent or otherwise).

     “Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA (including a Company Multiemployer Plan)), a “welfare plan” (as defined in Section 3(1) of ERISA), and any other bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, program, agreement or arrangement, other than Compensation Commitments, in each case established or maintained by Seller or one of its Affiliates for the benefit of employees of the Company or its Subsidiaries or by the Company or any of its Subsidiaries or ERISA Affiliates for the benefit of employees of the Company or its Subsidiaries or as to which Seller is or has been obligated to contribute or otherwise may have any liability in respect of employees of the Company or its Subsidiaries or to which the Company or any of its Subsidiaries or ERISA Affiliates has contributed or otherwise may have any liability (whether direct, indirect, contingent or otherwise) in respect of employees of the Company or any of its Subsidiaries.
     “Company’s Knowledge” means the actual knowledge as of the applicable date upon which any representation or warranty of the Company is made or confirmed of Anthony Barone, Jay Bray or Anne Sutherland, based upon information that comes to the attention of any such individual (i) in the course of performing his or her duties as an officer of the Company, (ii) in connection with the negotiation or consummation of the transactions contemplated by this Agreement or (iii) as a result of inquiries made by such individuals in connection with the transactions contemplated by this Agreement of other management-level employees of the Company who have a direct reporting relationship to such individuals (it being understood that appropriate inquiries of such management level employees will be made in connection with the preparation and negotiation of this Agreement).
     “Company Sales Transaction” means a transaction in which (i) all of the equity interests in the Company or any successor are sold or the Company or any successor consummates a merger, consolidation, recapitalization or share exchange, as a result of which Parent ceases to own, directly or indirectly, at least 50% of the outstanding equity interests of the Company or such successor or (ii) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, are sold.
     “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 14, 2005, between Parent and Purchaser.
     “Consent” means any consent, waiver, approval or authorization required to be obtained from any Governmental Authority or third Person.
     “Contract” means any written contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage or insurance policy.
     “Copyrights” means United States and foreign copyrights and maskwork rights, whether registered or unregistered, and pending applications to register the same.
     “Coupon Rate” has the meaning set forth in Appendix A.

     “Credit Policies” means the policies and procedures of the Company and its Subsidiaries relating to the extension of credit with respect to mortgage loans, in effect at the time each Home Equity Loan was originated or acquired.
     “Cut-off Date” means a date agreed upon by Purchaser and Seller that is at least two Business Days prior to the Closing Date; provided, however, that if the parties do not agree on such a date, the “Cut-off Date” shall be the fifth Business Day prior to the Closing Date.
     “Delinquent Loan” means an Owned Home Equity Loan as to which any payment due thereon has not been received by the holder of such Owned Home Equity Loan by the close of business on the corresponding day of the month immediately succeeding the month in which such payment was due or, if there is no corresponding day (as when a 30-day month follows a 31-day month in which a payment was due on the 31st day of such month) then on the last day of such immediately succeeding month. For the avoidance of doubt “Delinquent Loan” shall not include REO Loan.
     “Disclosure Schedule” means a disclosure schedule provided by a party to one or more other parties from time to time in connection with this Agreement.
     “Enforceability Exceptions” means, with reference to the enforcement of the terms and provisions of this Agreement or any other Contract, that the enforcement thereof is or may be subject to the effect of (i) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the enforcement of the rights and remedies of creditors or parties to executory contracts generally; (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the exercise of equitable powers by a court of competent jurisdiction; and (iii) applicable law or public policy limiting the enforcement of provisions providing for the indemnification of any Person.
     “Environmental Laws” means any Laws relating to protection of the environment, persons or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, spill or emission of, or regarding the manufacture, processing, production, gathering, transportation, use, treatment, storage or disposal of, any Hazardous Materials.
     “Equity Interests” means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation, however designated, and (ii) with respect to any partnership or limited liability company, all partnership or limited liability company interests, units, participations or equivalents of partnership or limited liability company interests of such partnership or limited liability company, however designated.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.
     “Executive Employment Agreements” means the Employment Agreements, dated as of the date hereof, between the Company and each Anthony H. Barone and Jesse K. Bray.
     “Expenses” means any and all reasonable out-of-pocket fees and expenses including those incurred in connection with defending or asserting any Legal Proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).
     “Fair Market Value” means, with respect to any Owned Home Equity Loans, the price which could be negotiated for the purchase of such loans or securities in an arm’s-length, free market transaction between a willing seller and a willing and able buyer, each having knowledge of the relevant facts, and neither of whom is under undue pressure or compulsion to complete the transaction.
     “Final Member’s Equity” means Total Member’s Equity as of the Closing Date (but immediately prior to giving effect to the consummation of the transactions to be effected at the Closing or immediately thereafter, except as may otherwise be provided in Exhibit B), as finally determined in accordance with the provisions of Section 3.2.
     “FNMA Loans” means the loans identified in Section 12.1(a) of the Company Disclosure Schedule.
     “Fortress” means Fortress Investment Group LLC.
     “Fortress Funds” means any investment funds managed by Fortress or its Affiliates who make an investment in the Purchaser in connection with the transactions contemplated by this Agreement, including, but not limited to, Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P. and Fortress Investment Fund IV (Fund F) L.P.
     “GAAP” means United States generally accepted accounting principles, consistently applied, in effect as of the date of the financial statements to which it refers.
     “Governmental Authority” means any foreign, federal, state, provincial or local government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.

     “Hazardous Materials” means any contaminant, pollutant, toxic substance, hazardous material, hazardous waste or hazardous chemical as those terms are defined by any Environmental Law, or any other substance that is declared or defined to be hazardous under or pursuant to any Environmental Law.
     “HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), as amended (including any successor statute).
     “Home Equity Loan” means, either (i) an Owned Home Equity Loan or (ii) a Serviced Home Equity Loan.
     “Home Equity Loan Portfolio” means, in the aggregate, all (i) Owned Home Equity Loans and (ii) Serviced Home Equity Loans.
     “Home Equity Loan Securitization Documents” means each pooling and servicing agreement and other document listed on Section 12.1(b) of the Company Disclosure Schedule.
     “Home Equity Loan Servicing Agreement” means an agreement or agreements between the Company or any of its Subsidiaries on the one hand and any Investor on the other hand (other than a Home Equity Loan Securitization Document and the HSF II Program Documents) setting forth the terms and conditions under which Home Equity Loans are or are to be serviced or subserviced by the Company or any of its Subsidiaries.
     “Home Equity Loan Servicing Portfolio” means, in the aggregate, the Serviced Home Equity Loans.
     “HSF II Program Documents” means the mortgage loan purchase and servicing agreement and other documents listed on Section 12.1(c) of the Company Disclosure Schedule.
     “Improvements” means all buildings, improvements and fixtures located on any Real Property that are owned by the Company or any of its Subsidiaries, regardless of whether such buildings, improvements or fixtures are subject to reversion to the landlord or other third parties upon the expiration or termination of any lease or other agreement with respect to such Real Property.
     “Indebtedness” of any Person means, without duplication, (i) the obligations (including the obligation to pay principal, accrued and unpaid interest and, to the extent due and payable, prepayment and redemption premiums or penalties (if any)), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable and (ii) all other obligations of such Person that are required to be reflected as debt obligations of such Person in accordance with GAAP.
     “Indemnified Party” means a Seller Indemnified Party or a Purchaser Indemnified Party.

     “Indemnifying Party” means a party from whom an Indemnified Party is entitled to indemnification under the terms of this Agreement.
     “Insurance Accrual Amount” means the amount, as determined by Seller in its reasonable discretion and as set forth in the Initial CFO Certificate, of the accrual that will be set forth on the Final Balance Sheet relating to payments or expenses in respect of claims to be made by the Company or its Subsidiaries or their employees arising with respect to pre-Closing events under any occurrence-based insurance policies, including medical, dental, life insurance and long-term disability policies, maintained by Seller or any of its Affiliates that provide coverage for insurable losses occurring on or prior to the Closing Date.
     “Insurer” or “Insurers” means the Federal Housing Authority, the Veterans Administration or any private mortgage or other insurer, pool insurance insurer and any insurer or guarantor under any standard hazard insurance policy, any federal or private flood insurance policy, any title insurance policy, any earthquake insurance policy, and any successor thereto.
     “Intellectual Property” means Copyrights, Patents, Trademarks and Trade Secrets.
     “Investor” means any Person (other than the Company or any of its Subsidiaries) (i) who owns Serviced Home Equity Loans, (ii) who is a purchaser of mortgage loans under any Whole Loan Sale Agreement with the Company or any of its Subsidiaries or (iii) for whom the Company or any of its Subsidiaries services Home Equity Loans pursuant to a Home Equity Loan Servicing Agreement.
     “IRS” means the Internal Revenue Service.
     “Law” means any foreign, federal, state, provincial or local law, statute, rule, ordinance, code or regulation.
     “Legal Proceeding” means any judicial, administrative or arbitral action, suit or proceeding (whether public or private and whether civil, criminal or administrative) by or before any court or other Governmental Authority.
     “Lien” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement or other similar encumbrance affecting title.
     “Material Adverse Effect” means (i) a material adverse effect on the businesses, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) an event or circumstance affecting the Company that would reasonably be expected to prevent, impede or otherwise affect in any material respect the consummation of the transactions contemplated by this Agreement, but, in the case of clause (i) above, excluding any such effect attributable to or resulting from (a) the public announcement of the transactions contemplated hereby, (b) any change in the banking, insurance, consumer finance, thrift, fair lending, financial services or similar Laws of general applicability or interpretations thereof by any courts or other Governmental

Authorities, (c) any change in general economic conditions or in interest rates, to the extent that the effect thereof on the Company and its Subsidiaries, taken as a whole, is proportionate to the effect on other Persons operating in similar industries and markets, (d) any change in conditions affecting the banking, insurance, consumer finance, mortgage lending, thrift or financial services industries generally, to the extent that the effect thereof on the Company and its Subsidiaries, taken as a whole, is proportionate to the effect on other Persons operating in similar industries and markets, (e) any action or omission of the Company or any of its Subsidiaries taken in accordance with the terms of this Agreement (other than the obligation to operate the Company and its Subsidiaries in the Ordinary Course of Business specified in Section 7.2(a)) or with the prior written consent of Purchaser or (f) any expenses incurred by Seller or the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.
     “Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party:
     (a) that resulted in aggregate monetary payments by the Company and its Subsidiaries during the fiscal year ended March 31, 2005, or that can reasonably be expected to result in aggregate monetary payments by the Company and its Subsidiaries during the current fiscal year, in an amount exceeding $1,000,000;
     (b) that resulted in aggregate monetary receipts by the Company and its Subsidiaries during the fiscal year ended March 31, 2005, or that can reasonably be expected to result in aggregate monetary receipts by the Company and its Subsidiaries during the current fiscal year, in an amount exceeding $1,000,000;
     (c) that provides for the borrowing of funds or the incurrence or guaranty of Indebtedness by the Company or any of its Subsidiaries in excess of $1,000,000, including any indenture, mortgage, loan, credit, sale-leaseback or similar Contract;
     (d) that provides for the sale or lease of any material assets used in the businesses of the Company and its Subsidiaries;
     (e) that provides for the provision of services by the Company or any of its Subsidiaries to Seller or any of its Affiliates (other than the Company and its Subsidiaries) or the provision of services by Seller or any of its Affiliates (other than the Company and its Subsidiaries) to the Company or any of its Subsidiaries;
     (f) any employment, severance, change of control or other agreements (other than severance policies that are applicable generally to employees of the Company or any of its Subsidiaries) with directors, officers or other employees of the Company or any of its Subsidiaries; or
     (g) that restricts in any material respect the conduct of the businesses of the Company and its Subsidiaries, taken as a whole, as currently conducted by them.
     “Mortgage” means a mortgage, deed of trust, security deed or other security instrument on Real Property securing a Mortgage Note.

     “Mortgage Note” means a written promise to pay a sum of money at a fixed or variable interest rate during a specified term evidencing a mortgage loan.
     “Order” means any order, judgment, injunction, ruling or decree of any court or other Governmental Authority.
     “Ordinary Course of Business” means, with respect to the Company and any of its Subsidiaries, the ordinary course of business contemplated by the current operating plans of the Company or such Subsidiary or consistent with the past custom and practice of the Company or such Subsidiary, including (following the date hereof and ending on the Closing Date), (a) making expenditures contemplated by the 2006 Annual Budget or 2007 Annual Budget, (b) entering into and consummating Permitted Loan Sales, (c) transferring Home Equity Loans to and consummating securitization transactions with securitization vehicles similar to the Securitization Trusts with a structure and on terms and conditions substantially similar to the securitization transactions entered into by the Company and/or its Subsidiaries in 2005 (other than terms and conditions dependant on current market conditions, which are not subject to the requirement of being substantially similar) but in no event shall the Securitization Trust issue non-investment grade securities or net interest margin securities, (d) exercising Call Rights and acquiring mortgage loans pursuant thereto with respect to any Securitization Trusts, (e) entering into Home Equity Loan Servicing Agreements in connection with the securitization or sale of Home Equity Loans pursuant to clauses (b) or (c) above, (f) engaging in any hedging transactions pursuant to any swap, cap, floor, option agreement, future or forward contract or similar derivative financial Contract pursuant to Section 7.21 of the Company Disclosure Schedule, (g) engaging in transactions arising with respect to the CTX Alliance, (h) consummating transactions or incurring or refinancing obligations or liabilities consistent with the terms and provisions of the financing facilities described in Section 7.11, (i) repurchasing any mortgage loans consistent with past practice, (j) receiving and repaying ordinary course advances from Seller or one of its Affiliates, (k) incurring expenses in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, or (l) taking actions contemplated by this Agreement.
     “Organizational Documents” means (i) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation), (ii) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company, (iii) in the case of any Person organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership and (iv) in the case of any other Person, all constitutive or organizational documents of such Person which address all matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (i) through (ii) above in the case of Persons organized as corporations, limited liability companies or limited partnerships.
     “Owned Home Equity Loan” means any mortgage loan evidenced by a Mortgage Note and secured by a Mortgage, the legal or beneficial ownership interests in which are vested in the Company or any of its Subsidiaries, and such term shall include (i) the BA Loans and (ii) Home Equity Loans held by HSF II; provided, however, that Owned Home Equity Loans shall not include any FNMA Loans.
     “Parent” means Centex Corporation, a Nevada corporation and the indirect beneficial owner of all of the outstanding Equity Interests in Seller.
     “Patents” means United States and foreign patents and patent applications, including, without limitation, provisional patent applications, continuations, continuations-in-part, divisions, reissues, reexaminations and extensions.
     “Performing Loans” means Owned Home Equity Loans that have been originated during the one-year period prior to the date of this Agreement, other than (i) Delinquent Loans, (ii) REO Loans and (iii) specialty loan products that the Company and its Subsidiaries sell in the ordinary course of business.
     “Permit” means any permit, license, authorization or approval issued by a Governmental Authority.
     “Permitted Lien” means any (i) mechanic’s, materialman’s, warehouseman’s, carrier’s and similar liens for labor, materials or supplies incurred arising by Contract or under applicable Law in the Ordinary Course of Business, (ii) Liens for Taxes, assessments and other governmental levies, fees or charges which are not due and payable or which are being contested by appropriate proceedings and are reserved for, (iii) rights of landlords in respect of any Leasehold Property provided for under leases provided or made available to Purchaser, (iv) in the case of any Real Property owned by the Company or any of its Subsidiaries, imperfections of title, Liens, claims, easements, covenants, conditions, restrictions, title and survey defects and other charges and encumbrances shown on the most recent surveys or title policies for the lots, parcels or tracts of land constituting such Real Property (in each case that do not materially affect the marketability of such Real Property), (v) imperfections of title, Liens, claims, easements, covenants, conditions, restrictions, title and survey defects and other charges and encumbrances the existence of which would not reasonably be expected to materially affect the use or enjoyment of the applicable asset or assets or (vi) Liens identified in Section 12.1(d) of the Company Disclosure Schedule.
     “Permitted Loan Sales” means (i) for the 90-day period beginning on the date hereof, (A) the sale by the Company and its Subsidiaries on a servicing-released basis of Owned Home Equity Loans with a principal balance in an amount of up to an aggregate of $275,000,000 (not including the loans described in subsection (B) of this definition), not more than 50% in aggregate principal amount of which may be Performing Loans, and (B) the sale by the Company and its Subsidiaries of the Owned Home Equity Loans identified on Section 12.1 of the Company Disclosure Schedule (up to the aggregate amount set forth thereon), and (ii) for each successive one-month period following such 90-day period, the sale by the Company and its Subsidiaries on a servicing-released basis of Owned Home Equity Loans with a principal balance of up to an aggregate of $100,000,000, plus the unused portion of the amount specified in clause (i) above for the 90-day period beginning on the date hereof (together, if applicable, with the unused portion of the amount specified in this clause (ii) for any prior one-month period), not more than 50% in aggregate principal amount of which may be Performing Loans.
          “Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.
          “Property” has the meaning set forth in Appendix A.
          “Real Property” means any lot, parcel or tract of land in which any Person has a property interest and any Improvements located thereon.
          “Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Authority, including (i) issued patents and patent applications, (ii) trademark registrations and applications and (iii) copyright registrations and applications.
          “REO” means Real Property relating to any Owned Home Equity Loan upon which the Company or any of its Subsidiaries has foreclosed and which is being held for resale in the Ordinary Course of Business.
          “REO Loans” means Home Equity Loans as to which the Company or any of its Subsidiaries has acquired REO, whether by foreclosure, deed in lieu of foreclosure or otherwise.
          “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
          “Securitization Trust” means any Person which has been established for the purpose of issuing debt or equity securities pursuant to any Home Equity Loan Securitization Document.
          “Seller’s Knowledge” means the actual knowledge as of the applicable date upon which any representation or warranty of Seller is made or confirmed of each of the executive officers of Seller who is involved in the implementation of the transactions contemplated by this Agreement.
          “Serviced Home Equity Loan” means any mortgage loan evidenced by a Mortgage Note and secured by a Mortgage, which is serviced by the Company or any of its Subsidiaries pursuant to (i) any Home Equity Loan Securitization Document, (ii) any Home Equity Loan Servicing Agreement or (iii) the HSF II Program Documents.
          “Software” means computer software programs and software systems, including all databases, compilers, decompilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.
          “Specified Home Equity Loan” means any Owned Home Equity Loan that was originated during the one year period ending on the Closing Date.

          “Specified Legal Proceeding Reserve” means the reserve established on the Final Balance Sheet in respect of the Specified Legal Proceedings.
          “Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person (other than any Securitization Trust) of which the parent, directly or indirectly, owns Equity Interests that (i) represent more than 50% of the total number of outstanding common or other residual Equity Interests (however denominated) of such Person, (ii) represent more than 50% of the total voting power of all outstanding Equity Interests of such Person which are entitled to vote in the election of directors, managers or other persons performing similar functions for and on behalf of such Person, (iii) are entitled to more than 50% of the dividends paid and other distributions made by such Person prior to liquidation or (iv) are entitled to more than 50% of the assets of such Person or proceeds from the sale thereof upon liquidation.
          “Tax” means any income, profits, franchise, withholding, ad valorem, employment, sales and use, social security, disability, occupation, property, severance, or excise tax, including any interest, penalty or addition thereto, imposed by or on behalf of any Governmental Authority.
          “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes, including, without limitation, any information return, claim or refund, amended return and declaration of estimated Tax.
          “Total Member’s Equity” means the combined total member’s equity of the Company and its consolidated Subsidiaries determined in accordance with GAAP applied in a manner consistent with the Latest Balance Sheet and as described in Exhibit B.
          “Total Originations” means the principal balance at the time of origination or acquisition of all Home Equity Loans (i) originated by the Company or its any of its Subsidiaries (whether through broker, retail or direct sales channels or otherwise) or (ii) acquired by the Company or any of its Subsidiaries through the Alliance Agreement or (iii) acquired by the Company or any of its Subsidiaries through the correspondent channel. For the avoidance of doubt, “Total Originations” shall not include Home Equity Loans acquired by the Company or its any of its Subsidiaries through Call Rights or Home Equity Loans purchased by the Company or any of its Subsidiaries in the secondary market (other than through the Alliance Agreement or the correspondent channel).
          “Trade Secrets” means trade secret rights and other similar rights in confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence and not known to the Company’s competitors.
          “Trademarks” means United States, state and foreign trademarks and service marks in Internet domain names, logos, designs, slogans, product and service names, product descriptions, trade dress, trade names, corporate names, and other trade designations, whether the foregoing are registered or unregistered, and all United States, state and foreign registrations and applications to register the foregoing.
          “VF Note” means that certain variable funding note, dated May 2, 2005, issued by Centex Home Equity Advance Receivables Company, Ltd.
          “VF Note Amount” means the amount required to repay in full and retire the VF Note at Closing, including all unpaid principal and accrued but unpaid interest.
          “Warranty Obligation” means the obligations or liabilities of the Company or any Subsidiary under any Home Equity Loan Securitization Document or Whole Loan Sale Agreement as a result of (i) a breach of any representation or warranty regarding any mortgage loan made by the Company or any Subsidiary pursuant to any Home Equity Loan Securitization Document or Whole Loan Sale Agreement that was entered into prior to the Closing Date, including any breach which gives rise to an obligation to purchase from the relevant Securitization Trust or other third Person any Home Equity Loan transferred to such Securitization Trust or other third Person, or (ii) a failure to comply with any document delivery requirement under any such Home Equity Loan Securitization Document or Whole Loan Sale Agreement that was required to be complied with at any time prior to the Closing Date, but only to the extent that such failure triggers a purchase obligation of the type referred to in clause (i) above; provided, however, that, such obligation or liability in respect of the matters referred to in clause (i) or (ii) is asserted or triggered by the trustee or a third party, as applicable, under the Home Equity Loan Securitization Document or Whole Loan Sale Agreement.
          “Whole Loan Sale Agreement” means an agreement (other than any Home Equity Loan Securitization Document and the HSF II Program Documents) pursuant to which the Company or any of its Subsidiaries has sold or may sell mortgage loans to any third Person.
          SECTION 12.2. Other Defined Terms. Each of the terms set forth below has the meaning set forth in the provision set forth opposite such term in the following table:

Term	Provision
2006 Annual Budget	Section 5.8(e)
2007 Annual Budget	Section 5.8(e)
AAA	Section 13.9(b)
Accounting Arbiter	Section 3.2(e)
Adjusted Purchase Price	Section 1.2(b)
Aggregate Basket	Section 11.5(b)
Agreement	Preamble
Alliance Agreement	Section 2.3(c)
Allocation	Section 1.3(a)
Allocation Schedule	Section 1.3(a)
Arbitrator	Section 3.1(c)
Assignment	Section 2.3(a)
Audited Financial Statements	Section 5.6(a)
BA Loans	Section 7.11(a)

Term	Provision
Books and Records	Section 7.6(a)
Bonus Agreements	Section 7.9(g)
Buyer 401(k) Plan	Section 7.9(g)
CHEC Intercompany Obligations	Section 7.13
CHEC Sister Companies	Section 7.12(b)
Closing	Section 2.1
Closing Date	Section 2.1
Collateral	Section 7.12(b)
Commitment Letter	Section 6.7
Company	Preamble
Company Ancillary Documents	Section 5.2
Company Disclosure Schedule	Article V
Company Employees	Section 7.9(e)
Company Net Worth	Section 7.12(b)
Company Working Capital	Section 7.12(b)
Compensation Commitments	Section 5.19(c)
Covered Defendants	Section 1.2(d)
CTX Alliance	Section 5.24
CTX Mortgage Funding	Section 5.6(a)
Current Loans	Section 3.1(a)
D&O Indemnified Parties	Section 7.10(a)
Disputed Delinquent Loans	Section 2.3(c)
Disputed Owned Home Equity Loans	Section 2.3(c)
DOJ	Section 4.4
Expiration Date	Section 10.1(e)
Final Adjustment Amount	Section 1.2(c)
Final Allocation	Section 1.3(a)
Final Balance Sheet	Section 3.2(a)
Final CFO Certificate	Section 3.2(a)
Final Incentive Payment	Section 1.2(c)
Final Valuation Estimate	Section 3.1(c)
Financial Covenant Statement	Section 7.12(b)
Financial Service Consents	Section 5.4(a)
Financial Services Authorities	Section 5.4(a)
Financial Statements	Section 5.6(a)
Forms	Section 5.10(c)
FTC	Section 4.4
General Losses	Section 11.5(b)
Governmental Requirement	Section 5.4(b)
HSF II	Section 7.11(c)
Initial CFO Certificate	Section 2.3(b)
Initial Base Amount	Section 1.2(a)
Initial Incentive Payment	Section 1.2(a)
Initial Member’s Equity	Section 2.3(b)(i)
Initial Valuation Estimate	Section 3.1(a)
Intellectual Property Agreements	Section 5.16(d)

Term	Provision
Intercompany Obligations	Section 7.13
Interim Adjustment Amount	Section 1.2(b)
Latest Balance Sheet	Section 5.6(a)
Lease Obligation Expiration Date	Section 7.12(b)
Leasehold Property	Section 5.13(b)
Leases	Section 5.13(b)
Loan Origination Volume Certificate	Section 3.3(b)
Loan Losses	Section 11.5(d)
Loan Loss Threshold Amount	Section 11.5(d)
Loan Sales Price	Section 11.9(b)
Losses	Section 11.2
Measurement Period	Section 1.2(c)
Negotiation Period	Section 3.2(c)
Objection Date	Section 3.2(b)
Objection Notice	Section 3.2(b)
Obligation Triggering Event	Section 7.12(b)
Owned Real Estate	Section 5.13(a)
Parent Obligation	Section 7.12(a)
Per Occurrence Basket	Section 11.5(a)
Promissory Note	Section 2.4(a)
Purchase Price	Section 1.2(e)
Purchaser	Preamble
Purchaser Ancillary Documents	Section 6.2
Purchaser Benefit Plan	Section 7.9(e)
Purchaser Disclosure Schedule	Article VI
Purchaser Indemnified Parties	Section 11.2
REMIC	Section 5.20(b)
Repurchase Facility	Section 7.11(a)
Repurchase Facility Program Documents	Section 7.11(a)
Residual Interest	Section 5.20(c)
Section 409A	Section 7.9(i)
Securities	Recitals
Seller	Preamble
Seller Ancillary Documents	Section 4.2
Seller Books and Records	Section 7.6(b)
Seller Compensation Commitment	Section 5.19(c)
Seller Disclosure Schedule	Article IV
Seller Indemnified Parties	Section 11.3
Seller Intercompany Obligations	Section 7.13
Seller Plan	Section 5.19(a)
Seller Marks	Section 7.8(a)
September 30 Balance Sheet	Section 5.6(a)
September 30 Financial Statements	Section 5.6(a)
Specified Legal Proceedings	Section 11.2
Straddle Period	Section 7.18(a)
Tape	Section 5.10(h)

Term	Provision
Third-Party Claim	Section 11.4(a)
Third Party Requirement	Section 5.4(b)
Transition Services Agreement	Section 2.3(d)
Unaudited Financial Statements	Section 5.6(a)
Valuation Deadline Date	Section 3.1(c)
WARN Act	Section 7.9(b)
ARTICLE XIII
GENERAL
     SECTION 13.1. Amendments. This Agreement may only be amended, modified or supplemented by an instrument in writing executed by each of the parties hereto.
     SECTION 13.2. Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to the benefits of such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to the benefits of such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.
     SECTION 13.3. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice).
(a) If to Seller or the Company, to:
Centex Financial Services, LLC
c/o Centex Corporation
2728 North Harwood
Dallas, Texas 75201
Attn: Brian J. Woram
Senior Vice President and Chief Legal Officer
With a copy (which shall not constitute effective notice) to:
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
Attn: Geoffrey L. Newton

(b) If to Purchaser, to:
FIF HE Holdings LLC
c/o Fortress Investment Group, L.L.C
1345 Avenue of the Americas
New York, NY 10105
Attn: Randal A. Nardone
With a copy (which shall not constitute effective notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attn: Chris Abbinante
     SECTION 13.4. Successors and Assigns; Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties; provided that, either party may assign its rights under this Agreement in whole or in part to one or more of its Affiliates (which shall include Newcastle Investment Corp. and any other Affiliates of Fortress); provided, further that, no such assignment shall relieve any party hereto from any of its obligations under this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and the D&O Indemnified Parties (with respect to the provisions of Section 7.10) and the Indemnified Parties (with respect to the provisions of Article XI), any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no other Person shall be deemed a third-party beneficiary under or by reason of this Agreement.
     SECTION 13.5. Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.
     SECTION 13.6. Entire Agreement. This Agreement (including the Disclosure Schedules and the Exhibits hereto, and the documents and instruments executed and delivered in connection herewith) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All Exhibits and Disclosure Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

     SECTION 13.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts made and to be fully performed in such state, without giving effect to any choice-of-law rules that would require the application of the laws of another jurisdiction.
     SECTION 13.8. Remedies. Each of the parties hereto acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other parties hereto and (ii) the other parties hereto would be irreparably damaged if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by other parties hereto without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof, which rights shall be cumulative and in addition to any other remedy to which the parties hereto may be entitled hereunder or at law or equity.
     SECTION 13.9. Arbitration. The parties agree that all disputes, controversies or claims that may arise out of the transactions contemplated by this Agreement, or the breach, termination or invalidity thereof (other than a suit to obtain specific performance of the provisions of this Agreement or obtain other injunctive relief), shall be submitted to, and determined by, binding arbitration in accordance with the following procedures:
     (a) Either Purchaser or Seller may submit a dispute, controversy or claim to arbitration by giving the other party written notice to such effect, which notice shall describe, in reasonable detail, the facts and legal grounds forming the basis for the filing party’s request for relief. The arbitration shall be held before one neutral arbitrator in Wilmington, Delaware.
     (b) Within 30 days after the other party’s receipt of such demand, Purchaser and Seller shall mutually agree upon a neutral arbitrator. If the parties are unable to agree on the arbitrator within that time period, the arbitrator shall be selected by the American Arbitration Association (“AAA”). In any event, the arbitrator shall have a background in, and knowledge of, transactions in the financial services industry and shall otherwise be an appropriate person based on the nature of the dispute. If a person with experience in such matters is not available, the arbitrator shall be chosen from the retired federal judges pool maintained by AAA.
     (c) The arbitration shall be governed by the Commercial Arbitration Rules of the AAA, except as otherwise expressly provided in this Section 13.9. However, the arbitration shall be administered by any organization mutually agreed to in writing by the parties. If the parties are unable to agree on the organization to administer the arbitration, it shall be administered by the AAA.
     (d) Discovery shall be limited to the request for and production of documents, depositions and interrogatories. Except as otherwise provided in this Section 13.9, all discovery shall be guided by the Federal Rules of Civil Procedure. All issues concerning discovery upon which the parties cannot agree shall be submitted to the arbitrator for determination.
     (e) In rendering an award, the arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Delaware, except as otherwise expressly provided in this Section 13.9.
     (f) The decision of, and award rendered by, the arbitrator shall (unless the arbitrator determines that this time frame is impracticable) be determined no more than 30 days after the selection of the arbitrator (or such longer period as the arbitrator may require and the parties reasonably agree upon) and shall be final and binding on the parties and shall not be subject to appeal. Judgment on the award may be entered in and enforced by any court of competent jurisdiction.
     (g) Each party shall bear its own costs and expenses (including filing fees) with respect to the arbitration, including one-half of the fees and expenses of the arbitrator.
     SECTION 13.10. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear its own expenses (including, without limitation, fees and disbursements of its counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby. The Purchaser shall be responsible for and shall pay all legal, consulting and other professional fees and expenses payable pursuant to Section 9(l) of each of the Executive Employment Agreements.
     SECTION 13.11. Further Assurances. On and after the Closing Date each party hereto shall take such other actions and execute such other documents and instruments reasonably requested by the other parties as are reasonably necessary to effectuate the purposes of this Agreement, including the conveyance and transfer of the Securities to Purchaser in accordance with the terms of this Agreement.
     SECTION 13.12. Release of Information. The parties shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by any party without prior consultation with, and agreement of, the other parties, except for any legally required communication by any party and then only with prior consultation with the other party.
     SECTION 13.13. Disclosure Schedules. For purposes of the representations and warranties of each party contained herein, disclosure in any section of a Disclosure Schedule delivered by such party of any facts or circumstances shall be deemed to be adequate disclosure of such facts or circumstances with respect to all other representations or warranties made by such party, whether or not such disclosure is specifically identifies or purports to respond to one or more of such other representations and warranties, if it is readily apparent on the face of such Disclosure Schedule that such disclosure pertains to the subject matter of such other representations and warranties. Any information provided in a Disclosure Schedule is solely for informational purposes, and the inclusion of such information shall not be deemed to enlarge or enhance any of the representations or warranties of the party providing the Disclosure Schedule pursuant to this Agreement, or otherwise alter in any way the terms of this Agreement. The inclusion of any information in any section of the Disclosure Schedule or other document delivered by the parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
     SECTION 13.14. Certain Rules of Construction. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years or (b) any reference to a “Section,” “Article” or “Exhibit” shall be deemed to refer to a section or article of this Agreement, a Disclosure Schedule or an exhibit attached to this Agreement. Unless the context otherwise requires, the words “hereof,” “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Whenever this Agreement refers to an event, occurrence or development that “would reasonably be expected to have” or “would not reasonably be expected to have” a specified effect on the Company or any of its Subsidiaries or any other Person (including a Material Adverse Effect) a determination as to whether such effect would reasonably be expected to occur shall be made from the viewpoint of a reasonable and objective third Person that is experienced in the mortgage loan industry, and not from the viewpoint of, or taking into account any special circumstances applicable to, any particular Person (including Purchaser), other than the Company and its Subsidiaries.
     SECTION 13.15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.
[signature page follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

SELLER:

CENTEX FINANCIAL SERVICES, LLC,
a Nevada limited liability company

By: Name:	/s/ Leldon E. Echols Leldon E. Echols
Title:	Executive Vice President and Chief Financial Officer

COMPANY:

CENTEX HOME EQUITY COMPANY, LLC
a Delaware limited liability company

By:	/s/ Leldon E. Echols

Name:	Leldon E. Echols
Title:	Manager

PURCHASER:

FIF HE HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Peter Smith

Name:	Peter Smith
Title:	President and Secretary

     Solely for the purpose of evidencing that the undersigned unconditionally guarantees the obligations of Seller under this Agreement, the undersigned has executed and delivered this Agreement as of the date first written above

CENTEX CORPORATION

By:	/s/ Leldon E. Echols
Name:	Leldon E. Echols
Title:	Executive Vice President and Chief Financial Officer

APPENDIX A
SPECIFIED HOME EQUITY LOANS
     Definitions. As used in this Appendix, the following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:
     “Aggregate Loan Balance”: The sum of the Loan Balances of the Specified Home Equity Loans as of the applicable date.
     “Appraised Value”: The appraised value of any Property based upon the appraisal made at the time of the origination of the related Specified Home Equity Loan, or, in the case of a Specified Home Equity Loan which is a purchase money mortgage, the sales price of the Property, if such sales price is less than such appraised value.
     “Coupon Rate”: The rate of interest borne by each Note from time to time.
     “Delinquent”: A Specified Home Equity Loan is “Delinquent” if any payment due thereon is not made by the Mortgagor by the close of business on the related Due Date. A Specified Home Equity Loan is “30 days Delinquent” if such payment has not been received by the close of business on the corresponding day of the month immediately succeeding the month in which such payment was due, or, if there is no such corresponding day (e.g., as when a 30-day month follows a 31-day month in which a payment was due on the 31st day of such month) then on the last day of such immediately succeeding month. Similarly for “60 days Delinquent,” “90 days Delinquent” and so on.
     “Due Date”: With respect to any Specified Home Equity Loan, the date on which the Monthly Payment with respect to such Specified Home Equity Loan is required to be paid pursuant to the related Note exclusive of any days of grace.
     “Final Recovery Determination”: With respect to any defaulted Specified Home Equity Loan or REO, a determination made by the Company or any of its Subsidiaries that all recoveries which the Company or such Subsidiary, in its reasonable business judgment, expects to be finally recoverable in respect thereof have been so recovered or that the Company or such Subsidiary believes in its reasonable business judgment the cost of obtaining any additional recoveries therefrom would exceed the amount of such recoveries. The Company or such Subsidiary shall maintain records of each Final Recovery Determination.
     “First Mortgage Loan”: A Specified Home Equity Loan which constitutes a first priority mortgage with respect to the related Property.
     “Insurance Policy”: Any hazard, flood, title or primary mortgage insurance policy relating to a Specified Home Equity Loan.
     “Liquidated Loan”: A Specified Home Equity Loan as to which a Final Recovery Determination has been made.

     “Loan Balance”: With respect to each Specified Home Equity Loan and as of any date of determination, the actual outstanding principal balance thereof.
     “Loan-to-Value Ratio”: As of the date of origination of the applicable Owned Home Equity Loan, (i) with respect to any First Mortgage Loan, the percentage obtained by dividing the Appraised Value into the original principal balance of the Note relating to such First Mortgage Loan and (ii) with respect to any Second Mortgage Loan, the percentage obtained by dividing the Appraised Value as of the date of origination of such Second Mortgage Loan into an amount equal to the sum of (a) the remaining principal balance of the Senior Lien relating to such Second Mortgage Loan as of the date of origination of the related Second Mortgage Loan and (b) the original principal balance of the Note relating to such Second Mortgage Loan.
     “Manufactured Home”: A unit of manufactured housing, including all accessions thereto, securing the indebtedness of the Mortgagor under the related Specified Home Equity Loan treated as real estate under applicable state law.
     “Monthly Payment”: With respect to any Specified Home Equity Loan, the payment of principal, if any, and interest due on the Due Date pursuant to the related Note.
     “Mortgagor”: Each obligor on a Note.
     “Note”: The note or other evidence of indebtedness evidencing the indebtedness of a Mortgagor under a Specified Home Equity Loan.
     “Property”: The underlying property securing a Specified Home Equity Loan.
     “Qualified Mortgage”: The meaning set forth from time to time in the definition thereof at Section 860G(a)(3) of the Code (or any successor statute thereto).
     “Second Mortgage Loan”: A Specified Home Equity Loan which constitutes a second priority mortgage lien with respect to the related Property.
     “Senior Lien”: With respect to any Second Mortgage Loan, the mortgage loan relating to the corresponding Property and having a first priority lien.
     “Specified Home Equity Loan”: means any Owned Home Equity Loan that was originated during the one year period ending on the Closing Date. Where applicable in this Appendix A, the term “Specified Home Equity Loan” includes the terms “First Mortgage Loan” and “Second Mortgage Loan”.
     “Standard & Poor’s”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor thereto.
     Representations and Warranties. Except as otherwise set forth on the Company Disclosure Schedule, the Company hereby represents and warrants to Purchaser with respect to each Specified Home Equity Loan that:

     (i) Each Specified Home Equity Loan is a Qualified Mortgage and is a Mortgage;
     (ii) Each Property is a fee simple estate in a single parcel of real property improved by a single family residential dwelling (except Properties securing not more than 25% of the Aggregate Loan Balance that are condominiums, townhouses, manufactured housing, two- to four-family residential dwellings or PUDs), and no more than 3% of the Aggregate Loan Balance is secured by Properties that are Manufactured Homes, each of which is considered to be real property under the applicable local law;
     (iii) No Specified Home Equity Loan has a Loan-to-Value Ratio in excess of 100%;
     (iv) Each Note with respect to the Specified Home Equity Loans provides for a schedule of substantially level and equal Monthly Payments (or periodic rate adjustments), which are sufficient to amortize fully the principal balance of such Note on or before its maturity date, except for (A) not more than 2% of the Aggregate Loan Balance, which may provide for a “balloon” payment due at the end of the 15th year, and (B) any “interest only” Specified Home Equity Loans. Not more than 15% of the Aggregate Loan Balance consists of “interest only” Specified Home Equity Loans, which provide for payments of interest but not principal for a specified amount of months and thereafter payments of interest and principal on a monthly basis. No Specified Home Equity Loan is a graduated payment loan;
     (v) As of the Closing Date, each Mortgage is a valid and enforceable first or second lien of record (or is in the process of being recorded) on the Property subject in the case of any Second Mortgage Loan only to a Senior Lien on such Property and subject in all cases to the exceptions to title set forth in the title insurance policy (or the binding commitment therefor) or attorney’s opinion of title, with respect to the related Specified Home Equity Loan, which exceptions are generally acceptable to banking institutions in connection with their regular mortgage lending activities, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage;
     (vi) The Company, or any of its Subsidiaries, as the case may be, each holds good and marketable title (without any implication of a ready market for the sale thereof) to, and was the sole owner of, each Specified Home Equity Loan (including the related Note) subject to no liens, charges, mortgages, encumbrances or rights of others except as set forth in clause (v);
     (vii) No more than 5% of the Aggregate Loan Balance is between 30 and 59 days Delinquent and no more than 5% of the Aggregate Loan Balance is more than 59 days Delinquent;

     (viii) To the Company’s Knowledge, there is no delinquent tax or assessment lien on any Property, and each Property is free of substantial damage and is in good repair (ordinary wear and tear excepted);
     (ix) To the Company’s Knowledge, there is no valid and enforceable right of offset, claim, defense or counterclaim to any Note or Mortgage, including the obligation of the related Mortgagor to pay the unpaid principal of or interest on such Note, nor has any such claim, defense, offset or counterclaim been asserted;
     (x) To the Company’s Knowledge, there is no mechanics’ lien or claim for work, labor or material affecting any Property which is or may be a lien prior to, or equal with, the lien of the related Mortgage except those which are insured against by any title insurance policy referred to in paragraph (xii) below;
     (xi) To the Company’s Knowledge, except as set forth in Section 5.10(b) of the Company Disclosure Schedule, each Specified Home Equity Loan, (A) at the time it was made, complied in all material respects with applicable Law as then in effect, including, without limitation, all applicable predatory and abusive lending laws, the federal Truth-in-Lending Act (as amended) and other federal and state consumer protection, usury, equal credit opportunity, disclosure and recording laws as then in effect, (B) at the time it was entered into was not subject to the Home Ownership and Equity Protection Act of 1994 as then in effect, (C) at the time it was entered into was not a “high-cost” loan as defined by the applicable predatory and abusive lending laws as then in effect, and (D) at the time it was entered into was not a High Cost Loan or Covered Loan, as applicable (as such terms were defined in the then current Standard & Poor’s LEVELS® Glossary);
     (xii) There are no Specified Home Equity Loans with respect to which the Company or a Subsidiary has failed to obtain one of the following: (A) a lender’s title insurance policy (or a binding commitment therefor), issued in standard American Land Title Association form by a title insurance company authorized to transact business in the state in which the related Property is situated, in an amount at least equal to the original balance of the applicable Specified Home Equity Loan insuring the mortgagee’s interest under the related Specified Home Equity Loan as the holder of a valid first or second mortgage lien of record on the real property described in the related Mortgage, as the case may be; (B) if a title insurance policy is not available in the applicable state, an attorney’s opinion of title; or (C) in the case of certain Specified Home Equity Loans the original principal balance of which was equal to or less than $40,000, as described in Section 5.10(e) of the Company Disclosure Schedule, a title report and indemnity;
     (xiii) The improvements upon each Property are covered by a valid and existing hazard insurance policy with a carrier generally acceptable to the Company that provides for fire and extended coverage representing coverage not less than the least of (A) the outstanding principal balance of the related Specified Home Equity Loan (together, in the case of a Second Mortgage Loan, with the outstanding principal balance of the Senior Lien), (B) the minimum amount required to compensate for damage or loss on a replacement cost basis or (C) the full insurable value of the Property;

     (xiv) If any Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy in a form meeting the requirements of the current guidelines of the Flood Insurance Administration is in effect with respect to such Property with a carrier generally acceptable to the Company in an amount representing coverage not less than the least of (A) the outstanding principal balance of the related Specified Home Equity Loan (together, in the case of a Second Mortgage Loan, with the outstanding principal balance of the Senior Lien), (B) the minimum amount required to compensate for damage or loss on a replacement cost basis or (C) the maximum amount of insurance that is available under the Flood Disaster Protection Act of 1973;
     (xv) Each Mortgage and Note are the legal, valid and binding obligation of the maker thereof and are enforceable in accordance with their terms, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law), and all parties to each Specified Home Equity Loan had full legal capacity to execute all documents relating to such Specified Home Equity Loan and convey the estate therein purported to be conveyed;
     (xvi) The Company and its Subsidiaries, as applicable, have caused to be performed any and all acts required to be performed to preserve their respective rights and remedies in any Insurance Policies applicable to any Specified Home Equity Loans;
     (xvii) Each original Mortgage was recorded or is in the process of being recorded in the appropriate jurisdictions where such recordation is necessary to perfect the lien thereof. Each Mortgage and assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Property securing such Mortgage is located;
     (xviii) The terms of each Note and each Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary, to protect the interest of the holder of the Note and related Mortgages. The substance of any such waiver, alteration or modification is reflected on the related Tape;
     (xix) The proceeds of each Specified Home Equity Loan have been fully disbursed, and there is no obligation on the part of the mortgagee to make future advances thereunder. Any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing or recording such Specified Home Equity Loans were paid and the Mortgagor is not entitled to any refund of any amounts paid or due under the related Note or Mortgage;

     (xx) The related Note is not and has not been secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage;
     (xxi) No Specified Home Equity Loan has a shared appreciation feature or other contingent interest feature;
     (xxii) Each Property is located in the state identified on the Tape, and consists of one or more parcels of real property with a residential dwelling erected thereon;
     (xxiii) Each Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of the related Specified Home Equity Loan in the event the related Property is sold without the prior consent of the mortgagee thereunder;
     (xxiv) Any advances made after the date of origination of a Specified Home Equity Loan have been consolidated with the outstanding principal amount secured by the related Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the Tape. The consolidated principal amount does not exceed the original principal amount of the related Specified Home Equity Loan. No Note permits or obligates the Company or any Subsidiary to make future advances to the related Mortgagor at the option of the Mortgagor;
     (xxv) To the Company’s Knowledge, except as set forth on Section 5.10(h) of the Company Disclosure Schedule, there is no proceeding pending or threatened for the total or partial condemnation of any Property, nor is such a proceeding currently occurring, and each Property is undamaged by waste, fire, water, flood, earthquake, earth movement or other casualty;
     (xxvi) All of the improvements which were included for the purposes of determining the Appraised Value of any Property lie wholly within the boundaries and building restriction lines of such Property, and no improvements on adjoining properties encroach upon such Property, and are stated in the title insurance policy and affirmatively insured;
     (xxvii) To the Company’s Knowledge, (A) no improvement located on or being part of any Property is in violation of any applicable zoning law or regulation and (B) all inspections, licenses and certificates required by applicable law to be made or issued with respect to all occupied portions of each Property and with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made by or obtained from the appropriate authorities and such Property is lawfully occupied under the applicable law;

     (xxviii) With respect to each Mortgage constituting a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in such Mortgage, and no fees or expenses are or will become payable by the holder of any such Mortgage to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the related Mortgagor;
     (xxix) Each Mortgage contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the related Property of the benefits of the security, including (A) in the case of a Mortgage designated as a deed of trust, by trustee’s sale and (B) otherwise by judicial foreclosure. There is no homestead or other exemption other than any applicable Mortgagor redemption rights available to the related Mortgagor which would materially interfere with the right to sell the related Property at a trustee’s sale or the right to foreclose the related Mortgage;
     (xxx) To the Company’s Knowledge, except as set forth on Section 5.10(h) of the Company Disclosure Schedule, there is no default, breach, violation or event of acceleration existing under any Mortgage or the related Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration; and none of the Company nor any Subsidiary, as applicable, has waived any default, breach, violation or event of acceleration or advanced funds, directly or indirectly, for the payment of any amount required under any Specified Home Equity Loan;
     (xxxi) No instrument of release or waiver has been executed in connection with any Specified Home Equity Loan, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement which has been approved by the primary mortgage guaranty insurer, if any;
     (xxxii) Each Specified Home Equity Loan was underwritten in accordance with or reunderwritten to comply with the Credit Policies as in effect on the date of such Specified Home Equity Loan;
     (xxxiii) Each Specified Home Equity Loan was originated based upon a full appraisal, which included an interior inspection of the subject Property;
     (xxxiv) No more than 2%, of the Aggregate Loan Balance is secured by Properties that are non-owner occupied Properties (i.e., investor-owned and vacation);
     (xxxv) To the Company’s Knowledge there do not exist any hazardous substances, hazardous wastes or solid wastes, as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, or other federal, state or local environmental legislation, on any Property, and to the Company’s Knowledge, no violations of any local, state or federal environmental law, rule or regulation exist with respect to any Property;

     (xxxvi) The Company or its Subsidiary (and, to the Company’s Knowledge, the originator, if not the Company or any of its Subsidiary) was properly licensed or otherwise authorized, to the extent required by applicable law, to originate or purchase each Specified Home Equity Loan;
     (xxxvii) With respect to each Property subject to a ground lease (i) the current ground lessor has been identified and all ground rents which have previously become due and owing have been paid; (ii) the ground lease term extends, or is automatically renewable, for at least five years beyond the maturity date of the related Specified Home Equity Loan; (iii) the ground lease has been duly executed and recorded; (iv) the amount of the ground rent and any increases therein are clearly identified in the lease and are for predetermined amounts at predetermined times; (v) the ground rent payment is included in the borrower’s monthly payment as an expense item in determining the qualification of the borrower for such Specified Home Equity Loan; (vi) the holder of the Specified Home Equity Loan has the right to cure defaults on the ground lease; and (vii) the terms and conditions of the leasehold do not prevent the free and absolute marketability of the Property. The Loan Balance of the Specified Home Equity Loans with related Properties subject to ground leases does not exceed 2% of the Aggregate Loan Balance;
     (xxxviii) Except as set forth on Section 5.10(h) of the Company Disclosure Schedule, with respect to any Second Mortgage Loan, none of the Company nor any Subsidiary, as applicable, has received a notice of default of any Senior Lien secured by any Property which has not been cured by a party other than the Company or any Subsidiary;
     (xxxix) No Specified Home Equity Loan is subject to a rate reduction pursuant to a buydown program;
     (xl) The Coupon Rate on each Specified Home Equity Loan is calculated on the basis of a year of 360 days with twelve 30-day months;
     (xli) Each Specified Home Equity Loan was originated by the Company, an Affiliate of the Company or a broker for simultaneous assignment to the Company or was acquired by the Company from correspondent lenders and reunderwritten to comply with the Company’s underwriting standards;
     (xlii) Neither the operation of any of the terms of each Note and each Mortgage nor the exercise of any right thereunder will render either the Note or the Mortgage unenforceable, in whole or in part, nor subject it to any right of rescission, claim, set-off, counterclaim or defense, including, without limitation, the defense of usury;
     (xliii) Any adjustment to the Coupon Rate on a Specified Home Equity Loan has been legal, proper and in accordance with the terms of the related Note;
     (xliv) No Specified Home Equity Loan is subject to negative amortization;

     (xlv) The FTC holder regulation provided in 16 C.F.R. Part 433 applies to none of the Specified Home Equity Loans;
     (xlvi) The rights with respect to each Specified Home Equity Loan are assignable by the Company or any of its Subsidiaries, as applicable, without the consent of any Person other than consents which will have been obtained on or before the Closing Date;
     (xlvii) The Company or any of its Subsidiary, as applicable, has duly fulfilled all obligations to be fulfilled on the lender’s part under or in connection with the origination, acquisition and assignment of the Specified Home Equity Loans and the related Mortgage and Note, and has done nothing to impair the rights of any subsequent assignee in payments with respect thereto;
     (xlviii) To the Company’s Knowledge, the documents, instruments and agreements submitted by each Mortgagor for loan underwriting were not falsified and contain no untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the information and statements contained therein not misleading;
     (xlix) No Specified Home Equity Loan matures later than December 31, 2036; and
     (l) With respect to each Specified Home Equity Loan that is a Second Mortgage Loan:
     (1) The related Senior Lien does not provide for negative amortization.
     (2) To the Company’s Knowledge, no funds provided to the Mortgagor from a Second Mortgage Loan were concurrently used as a down payment for the Senior Lien.